UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Diebold, Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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5995 Mayfair Road
P. O. Box 3077 • North Canton, Ohio 44720-8077
March 13, 2014
Dear Shareholder:
The 2014 Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720, on Thursday, April 24, 2014 at 11:30 a.m. EDT.
As described in the accompanying Notice and Proxy Statement, at the Annual Meeting, you will be asked to (1) elect twelve directors, (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014, (3) approve, on an advisory basis, our named executive officer compensation, (4) approve the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan and (5) approve the Diebold, Incorporated Amended and Restated 1991 Equity and Performance Incentive Plan.
We are pleased to continue to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2014 Proxy Statement and Annual Report for the year ended December 31, 2013, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on the Notice of Internet Availability of Proxy Materials.
All holders of record of Diebold common shares as of February 28, 2014 are entitled to vote at the 2014 Annual Meeting. You may vote online at www.proxyvote.com. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card promptly in the return envelope or by calling a toll-free number.
If you are planning to attend the meeting, directions to the meeting location are included on the back page. If you are unable to attend the meeting, you may listen to a replay that will be available on our web site at http://www.diebold.com. The replay may be accessed on our web site soon after the meeting and shall remain available for up to three months.
We look forward to seeing those of you who will be attending the meeting.
Sincerely,

HENRY D.G. WALLACE Chairman of the Board

ANDREAS W. MATTES President and Chief Executive Officer
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on April 24, 2014.
This proxy statement, along with our Annual Report for the year ended December 31, 2013, are available free of charge at www.proxyvote.com (you will need to reference the 12-digit control number found on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote).

5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 24, 2014
11:30 a.m. EDT
Dear Shareholder:
The Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720, on April 24, 2014 at 11:30 a.m. EDT, for the following purposes:

1.	To elect twelve directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To approve, on an advisory basis, our named executive officer compensation;

4.	To approve the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan; and

5.	To approve the Diebold, Incorporated Amended and Restated 1991 Equity and Performance Incentive Plan.
Your attention is directed to the attached proxy statement, which fully describes these items.
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Holders of record of Diebold common shares at the close of business on February 28, 2014 will be entitled to vote at the Annual Meeting.
The enclosed proxy card is solicited, and the persons named therein have been designated, by Diebold’s Board of Directors.

By Order of the Board of Directors

Chad F. Hesse
Vice President, General Counsel and Secretary
March 13, 2014
(approximate mailing date)
You are requested to cooperate in assuring a quorum by voting online at www.proxyvote.com or, if you received a paper copy of the proxy materials, by filling in, signing and dating the enclosed proxy and promptly mailing it in the return envelope.

DIEBOLD, INCORPORATED
5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS, APRIL 24, 2014
General Information
This proxy statement is furnished to shareholders of Diebold, Incorporated in connection with the solicitation by the Board of Directors of proxies to be used at our 2014 Annual Meeting of Shareholders, and any postponements or adjournments of the meeting.
These proxy materials are being sent to our shareholders on or about March 13, 2014.

Q:	When and where is the Annual Meeting?

A:	The 2014 Annual Meeting will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720, on April 24, 2014, at 11:30 a.m. EDT.

Q:	What items will be voted on at the Annual Meeting?

A:	At the Annual Meeting, you are being asked to:

• Elect twelve directors;

• Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;

• Approve, on an advisory basis, our named executive officer compensation;

• Approve the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan; and

• Approve the Diebold, Incorporated Amended and Restated 1991 Equity and Performance Incentive Plan.

If a permissible proposal other than the listed proposals is presented at the Annual Meeting, your proxy gives authority to the individuals named in the proxy to vote on any such proposal in accordance with their best judgment. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:
Our record date for the 2014 Annual Meeting is February 28, 2014. Each shareholder of record of our common shares as of the close of business on February 28, 2014 is entitled to one vote for each common share held. As of the record date, there were 64,289,504 common shares outstanding and entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	If you were a shareholder on the record date and you held shares in your own name, you have three ways to vote and submit your proxy before the 2014 Annual Meeting:

• By mail – You may vote by completing, signing and returning the proxy card that you will receive in the mail;

• By Internet – We encourage you to vote and submit your proxy online at www.proxyvote.com. Even if you request and receive a paper copy of the proxy materials, you may vote online by going to www.proxyvote.com and entering your control number, which is a 12 digit number located in a box on your proxy card that you can also receive in the mail, if requested; or

• By telephone – You may vote and submit your proxy by calling 1-800-690-6903 and providing your control number, which is a 12-digit number located in a box on your proxy card that you can also receive in the mail, if requested.

If you complete and submit a proxy card, the persons named as proxies on your proxy card, which we refer to as the Proxy Committee, will vote the shares represented by your proxy in accordance with your instructions. If you submit your proxy card but do not indicate your voting preferences, the Proxy Committee will vote according to the recommendation of the Board.

Q:	How does the Board recommend I vote?

A:	The Board recommends a vote:

• FOR each of our twelve nominees for director;

• FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;

• FOR the approval, on an advisory basis, of our named executive officer compensation;

• FOR the approval of the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan; and

• FOR the approval of the Diebold, Incorporated Amended and Restated 1991 Equity and Performance Incentive Plan.

Q:	Can I change my vote after I have voted?

A:	You may change your vote at any time before your proxy is voted at the 2014 Annual Meeting by:

• Revoking your proxy by sending written notice or submitting a later dated, signed proxy before the 2014 Annual Meeting to our Secretary at the Company’s address above;

• Submitting a later dated, signed proxy before the start of the 2014 Annual Meeting;

• If you have voted by the Internet or by telephone, you may vote again over the Internet or by telephone by 11:59 p.m. EDT on April 23, 2014; or

• Attending the 2014 Annual Meeting, withdrawing your earlier proxy and voting in person.

Q:	What is cumulative voting and how can I cumulate my votes for the election of directors?

A:
In cumulative voting, each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected, and that number of the votes may be cast all for one director-nominee only or distributed among the director-nominees.

In order to cumulate votes for the election of a director, a shareholder must give written notice to our Executive Chairman, any Vice President or our Secretary no later than 11:29 a.m. EDT on April 22, 2014 that the shareholder desires that the voting for the election of directors be cumulative, and if an announcement of such notice is made upon convening the Annual Meeting by the Chairman or Secretary of the meeting, or by or on behalf of the shareholder giving the notice, each shareholder will have cumulative voting.

We have received written notice from a shareholder that it desires that cumulative voting be in effect for the election of directors. Accordingly, unless contrary instructions are received on the enclosed proxy, it is presently intended that all votes represented by properly executed proxies will be divided evenly among the director-nominees. However, if voting in such manner would not be effective to elect all such director-nominees, votes will be cumulated at the discretion of the Proxy Committee so as to maximize the number of such director-nominees elected.

Q:	How many votes are required to adopt each proposal?

A:
For Proposal 1, the director-nominees receiving the greatest number of votes will be elected, subject to our Majority Voting Policy described below. For each of Proposals 2, 3, 4 and 5, the affirmative vote of the holders of a majority of the votes cast, whether in person or by proxy, is required for approval. The results of the voting at the meeting will be tabulated by the inspectors of election appointed for the Annual Meeting.

Q:	What is the Majority Voting Policy?

A:
Votes withheld with respect to the election of directors will not be counted in determining the outcome of that vote. However, our Board of Directors has adopted a policy that any director-nominee that is elected but receives a greater number of votes withheld from his or her election than votes in favor of election is expected to tender his or her resignation following certification of the shareholder vote, as described in greater detail below under “Majority Voting Policy.”

Q:	What is a “broker non-vote?”

A:
If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange, or NYSE, rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter under NYSE rules and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

Proposal 2, the ratification of KPMG LLP as our independent registered public accounting firm for the year ending Decmeber 31, 2014, is the only routine matter for which the brokerage firm who holds your shares can vote your shares on these proposals without your instructions. Accordingly, there should be no broker non-votes with respect to Proposal 2. Broker non-votes will have no effect on the outcome of Proposals 1, 3, 4 or 5.

Q:	How many shares must be present to constitute a quorum and conduct the Annual Meeting?

A:
A quorum is necessary to hold the Annual Meeting. A majority of the outstanding shares present or represented by proxy constitutes a quorum for the purpose of adopting a proposal at the Annual Meeting. If you are present and vote in person at the Annual Meeting, or vote on the Internet, by telephone or by submitting a properly executed proxy card, you will be considered part of the quorum. Broker non-votes will not be part of the voting power present, but will be counted to determine whether or not a quorum is present.

Q:	What happens if I abstain?

A:
A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to the proposal, but is not considered a vote cast with respect to the proposal. Accordingly, for Proposal 1, abstentions will have no effect on the election of directors, except in regards to the Majority Voting Policy described below. For Proposals 2, 3, 4 and 5, abstentions will not be counted for determining the outcome of these proposals.

Q:	Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

A:
Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending you a Notice of Internet Availability of Proxy Materials. The instructions found in the notice explain that all shareholders will have the ability to access the proxy materials on www.proxyvote.com or request to receive a printed copy of the proxy materials. You may also request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Diebold encourages you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting.

Q:	What shares are included on my proxy card or Notice of Internet Availability of Proxy Materials?

A:
The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card or Notice of Internet Availability of Proxy Materials means that certain of your shares are registered differently and are in more than one account. If you receive more than one proxy card, sign and return all your proxy cards to ensure that all your shares are voted. If you receive more than one Notice, reference the distinct 12-digit control number on each Notice when voting by Internet.

Proposal 4: Approval of the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan	62
Proposal 5: Approval of the Diebold, Incorporated Amended and Restated 1991 Equity and Performance Incentive Plan	67
Shareholders Sharing the Same Address	76
Expenses of Solicitation	76
Shareholder Proposals	76
Other Matters	77

CORPORATE GOVERNANCE
Board Leadership Structure
We currently separate the roles of our Chief Executive Officer (CEO), and our Chairman of the Board; however, in the past, we have combined them. The Board initially separated the roles in 2005 to allow our CEO at the time to concentrate on re-aligning our business priorities and running our business operations as we transitioned to new leadership. We currently keep these roles separate; however, as disclosed in our proxy statement relating to our 2013 annual meeting of shareholders, on January 19, 2013, the Board appointed Henry D. G. Wallace to temporarily serve as Executive Chairman of the Board during our search for a new CEO. The Board appointed Andreas W. Mattes as President and CEO on June 6, 2013, and he assumed the role of principal executive officer as of August 15, 2013, at which time Mr. Wallace stepped down as Executive Chairman and assumed the role of Non-executive Chairman of the Board.
The Company intends to maintain the separation between its CEO and Chairman of the Board positions for the time being and at least through 2015. Otherwise, the Board does not have a specific policy with respect to separating versus combining these roles, or whether the Chairman should be an employee or non-employee director. As such, the Board, primarily under the guidance of the Board Governance Committee, will continue to periodically review our leadership structure to determine whether to maintain this separation after 2015 in light of applicable corporate governance standards, market practices, our specific circumstances and needs, and any other factors that may be relevant to the analysis.
Board Meetings and Executive Sessions
During 2013, the Board held thirteen meetings, either in person or telephonically. Except for Roberto Artavia, all of our current directors attended 75% or more of the aggregate of all meetings of the Board and the Board committees on which they served during 2013. Mr. Artavia joined the Board at the 2013 Annual Meeting of Shareholders, and of the seven 2013 Board and committee meetings that took place following his appointment, he missed three telephonic meetings due to previously scheduled conflicts prior to his joining the Board.
In accordance with the NYSE’s corporate governance standards, our independent directors regularly meet in executive session without management present, generally following each regularly-scheduled Board meeting. In addition, on occasion, our independent directors will meet in executive session prior to the start of a Board meeting. As noted above, Henry D. G. Wallace presided over all thirteen meetings in 2013 as either our Executive or Non-executive Chairman: he presided over three meetings as our Non-executive Chairman (those that took place after August 15, 2013) and, therefore, was an independent director; and he presided over the remaining ten meetings as our Executive Chairman.
Board Risk Oversight
The Board and the Board committees collectively play an active role in overseeing management of the Company’s risks, and in helping the Company establish an appropriate risk tolerance. The Board oversees the Company’s risk strategy and effectiveness; however, management is responsible for identifying risks inherent in our business, as well as implementing and supervising day-to-day risk management. Accordingly, the Board and the appropriate committees receive regular reports from our senior management on areas of material risk to us, including operational, financial, strategic, compliance, competitive, reputational, legal and regulatory risks. The Board also meets with senior management, at least annually, and more frequently as circumstances require, for a two-day strategic planning session and discussion of the key risks inherent in our short- and long-term strategies at the development stage. Senior management then provides the Board with periodic updates throughout the year with respect to these strategic initiatives and the impact of these key risks.
In addition, each Board committee is responsible for evaluating certain risks within its area of responsibility and overseeing the management of such risks. The entire Board is then informed about such risks and management’s response to each risk through regular committee reports delivered by the committee chairs. Below is a summary of the risk oversight roles of each committee:
Board Governance Committee Risk Oversight
As reported in our 2013 proxy statement, the Board Governance Committee assumed the primary oversight responsibility for enterprise risk management generally, including oversight of the Diebold Risk Council, or DRC, which is a management committee responsible for aligning efforts of identifying, assessing, managing and monitoring enterprise-wide risks, and coordinating risk management decisions, practices, policies and activities across our company. The DRC receives regular reports from the other management committees, as noted under “Other Risk Oversight” below, and provides for regular and consistent communications among our senior management and the Board, primarily through the Board Governance Committee.
In addition, the Board Governance Committee manages risks associated with the independence of our Board, corporate governance and potential conflicts of interest.

Audit Committee Risk Oversight
Our Audit Committee regularly reviews our financial statements, internal control over financial reporting (among other areas), as well as the effectiveness of our internal control over financial reporting and the status of any efforts that may be required to remediate internal control deficiencies identified by management or our independent auditors. In evaluating the effectiveness of our internal control over financial reporting, the Audit Committee relies on the advice and counsel of our independent auditors to identify risks that arise during their regular reviews of our financial statements, and reports to the Board following each regularly scheduled Audit Committee meeting. The Audit Committee also has primary responsibility for the initial review of any credible ethics complaints disclosed pursuant to our Code of Business Ethics, discussed further in “Code of Business Ethics” below.
Compensation Committee Risk Oversight
Our Compensation Committee regularly reviews our executive compensation policies and practices, and employee benefits, and the risks associated with each. At the request of our Compensation Committee, management also reviews and evaluates our compensation policies and practices applicable to all employees that may create risks for our company. This evaluation includes reviews by members of our human resources, legal, finance, tax and internal audit departments. The Compensation Committee also engages its independent compensation consultant to conduct a comprehensive risk assessment of our executive compensation policies and practices, discussed in detail below under “Compensation Discussion and Analysis,” and the results of these reviews and assessments are presented to the Compensation Committee for its review and final assessment. As a result, we have determined that our compensation policies and practices do not create risk that is reasonably likely to have a material adverse effect on our company.
As described in more detail below under “Compensation Discussion and Analysis,” our Compensation Committee has developed an executive compensation philosophy that does not encourage unnecessary or excessive risk taking. Executives’ base salaries are fixed in amount, bonuses are capped and tied to corporate performance, and a large portion of executives’ compensation is provided in the form of long-term equity awards, the value of which are ultimately tied to the price of our common shares, all of which help to align executives’ interests with those of our shareholders.
Other Risk Oversight
Our Investment Committee oversees the management of risks associated with our credit, liquidity, investments and related strategies.
In addition to the DRC, we also have numerous other management committees tasked in part with reviewing risks and potential risks related to their respective day-to-day functional areas. These management committees meet regularly and report their results to the full Board or applicable committee.
We also have robust internal dialog amongst our operations, finance, treasury, tax, legal and internal audit departments, among others, whenever a potential risk arises. These discussions are escalated to our CEO, Chief Financial Officer, Chief Operating Officer, Chief Compliance Officer, Corporate Controller, General Counsel, Chief Human Resources Officer, Chief Innovation Officer, or Vice President, Internal Audit, as appropriate, with open lines of communication among them, the various management committees described above, the various committees of the Board and the entire Board.
We believe that the Board’s approach and continued evaluation of its risk oversight, as described above, optimizes its ability to assess the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Diebold. We also believe that our Board leadership structure complements our risk management structure because it allows our independent directors to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.
Board Committees and Composition
The Board’s current standing committees are the Board Governance Committee, Audit Committee, Compensation Committee and Investment Committee. In addition, in 2010, the Board formed a Special Committee to oversee the Board’s legal representative in connection with our previously disclosed global Foreign Corrupt Practices Act, or FCPA, review. This Special Committee was dissolved following the Company's resolution of the FCPA matter at the Board's December 2013 meeting, with oversight of the Company's ongoing dedication to compliance to be split between the Board's standing committees going forward. In addition, as previously disclosed in the proxy statement for our 2013 annual meeting of shareholders, the Board formed a CEO Search Committee that was dissolved upon the appointment of Andreas W. Mattes as CEO in June 2014. Below is a summary of our committee structure and membership information:

_______________________________________________________

[1]	Messrs. Artavia and Prather were each elected to the Board at the 2013 Annual Meeting of Shareholders and were each appointed to the Audit Committee effective as of April 25, 2013.

[2]
From January 19, 2013 until August 15, 2013, Mr. Wallace served as our Executive Chairman of the Board and, accordingly, was not deemed independent and did not serve on any standing committees, but did serve as Chair of the Special Committee. As of August 15, 2013, he regained his independence and, accordingly, effective as of October 3, 2013, was appointed to the Board Governance and Compensation Committees.

[3]	The Special Committee was dissolved as of the Board's December meeting following our resolution of the FCPA matter.
Audit Committee
This committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act, and its functions are described below under “Report of Audit Committee.” The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Audit Committee are Patrick W. Allender, Chair, Roberto Artavia, Bruce L. Byrnes, Robert S. Prather, Jr., and Alan J. Weber, all of whom are independent under the NYSE Rules and applicable SEC requirements. In addition, the Board has determined that Messrs. Allender and Weber are audit committee financial experts within the meaning of such term under Item 407(d)(5) of Regulation S-K. Effective as of January 19, 2013, Mr. Allender served as Chair of the Audit Committee. This committee met in person or telephonically nine times during 2013, and had informal communications between themselves and management, as well as with our independent auditors, at various other times during the year.
Board Governance Committee
This committee’s functions include reviewing the qualifications of potential director candidates and making recommendations to the Board to fill vacancies or consider the appropriate size of the Board. This committee makes recommendations regarding corporate governance principles, the composition of the Board committees, and the directors’ compensation for their services on the Board and on Board committees. This committee also leads the Board’s annual self-assessment, and oversees director orientation and education, as described in “Director Orientation and Education” below. Finally, as noted in “Board Risk Oversight” above, in 2012, this committee assumed the primary oversight of enterprise risk management generally and of the DRC. The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Board Governance Committee are Gale S. Fitzgerald, Chair, Patrick W. Allender, Bruce L. Byrnes, Rajesh K. Soin and Henry D. G. Wallace (effective as of October 3, 2013), all of whom are independent. This committee met in person or telephonically six times during 2013, and had informal communications between themselves and management at various other times during the year.

Compensation Committee
This committee administers our executive pay program. The committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, in the case of non-officers, to the CEO or the Chief Human Resources Officer. The role of the committee is to oversee our equity plans (including reviewing and approving equity grants to executive officers) and to annually review and approve all pay decisions relating to executive officers. This committee also assesses achievement of corporate and individual goals, as applicable, by the executive officers under our short- (annual) and long-term incentive plans, and makes recommendations to the Board for approval of such achievement. This committee reviews the management succession plan and proposed changes to any of our benefit plans, such as retirement plans, deferred compensation plans and 401(k) plans. For a narrative description of the committee’s processes and procedures for the consideration of executive officer compensation, and for further discussion of the committee members, see “Compensation Discussion and Analysis” below. The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Compensation Committee are Phillip R. Cox, Chair, Richard L. Crandall, Gale S. Fitzgerald, Rajesh K. Soin and Henry D. G. Wallace (effective as of October 3, 2013), all of whom are independent under the NYSE rules and applicable SEC requirements. This committee met in person or telephonically five times during 2013, and had informal communications between themselves and management, as well as the Committee's independent compensation consultant, at various other times during the year.
Investment Committee
This committee’s functions include establishing the investment policies, including asset allocation, for our cash, short-term securities and retirement plan assets, overseeing the management of those assets, ratifying fund managers recommended by management and reviewing at least annually the investment performance of our retirement plans and 401(k) plans to assure adequate and competitive returns. The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Investment Committee are Alan J. Weber, Chair, Phillip R. Cox and Richard L. Crandall. This committee met in person or telephonically twice in 2013, and had informal communications between themselves and management at various other times during the year.
Special Committee
As noted above, the Special Committee was dissolved as of our December 2013 Board meeting following the Company's resolution of the FCPA matter. The committee’s functions were to oversee the Board’s legal representative in connection with our previously disclosed global FCPA review. The committee had the authority to retain independent counsel, and conduct any interviews with officers, employees and/or directors of our company and access all information of our company or our subsidiaries that it believed would assist in its activities.
The members of the Special Committee were Henry D. G. Wallace, Chair, Patrick W. Allender, Phillip R. Cox, Gale S. Fitzgerald and Alan J. Weber. This committee met in person or telephonically four times in 2013.
Director Independence
The Board determined that each of Patrick W. Allender, Roberto Artavia, Bruce L. Byrnes, Phillip R. Cox, Richard L. Crandall, Gale S. Fitzgerald, Gary G. Greenfield, Robert S. Prather, Jr., Rajesh K. Soin, Henry D. G. Wallace (as of August 15, 2013) and Alan J. Weber, which includes each of the members of the Audit Committee, the Board Governance Committee and the Compensation Committee, has no material relationship with Diebold (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within our director independence standards, which are in compliance with the NYSE director independence standards as currently in effect.
In making this determination with respect to Mr. Crandall, the Board determined that the provision of printing services related to our proxy statement for our 2013 annual meeting of shareholders provided by R.R. Donnelley & Sons Company, the board of directors of which Mr. Crandall is a member, did not create a material relationship or impair the independence of Mr. Crandall because he serves only as a board member, and the nature of the services provided and the fees paid by Diebold for such services were less than $25,000 in 2013.
Further, in making this determination with respect to Mr. Weber, the Board determined that the provision of our proxy processing, mailing and tabulation services by Broadridge Financial Solutions, Inc., the board of directors of which Mr. Weber is a member, did not create a material relationship or impair the independence of Mr. Weber because he serves only as a board member, and the nature of the services provided and the fees paid by Diebold for such services were less than $95,000 in 2013.
Under our director independence standards, a director will be determined not to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of ours, or an immediate family member is, or has been within the last three years, an executive officer of ours;

•
The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
The director has been affiliated with or employed by, or any of his or her immediate family members has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of our company during the last three years;

•
The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•
The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such other company’s consolidated gross revenues;

•	The director has engaged in a transaction with us for which we have been or will be required to make a disclosure under Item 404(a) of Regulation S-K promulgated by the SEC; or

•	The director has any other material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us.
Andreas W. Mattes does not meet these independence standards because he is our President and CEO, and our employee. Further, Mr. Wallace served as our Executive Chairman of the Board from January 19, 2013 (when Mr. Swidarski stepped down as our CEO) until August 15, 2013 (when Mr. Mattes assumed the principal executive officer role), and during such period, Mr. Wallace did not meet these independence standards. However, Mr. Wallace regained his independent status effective as of August 15, 2013, when he assumed the role of non-executive Chairman of the Board.
Our director independence standards are available on our web site at http://www.diebold.com.
Related Person Transaction Policy
Pursuant to our director independence standards, discussed above, and our Corporate Governance Guidelines, discussed below in “Board Diversity, Director Qualifications and Corporate Governance Guidelines,” we do not engage in transactions with non-employee directors or their affiliates if a transaction would cause an independent director to no longer be deemed independent, would present the appearance of a conflict of interest or is otherwise prohibited by law, rule or regulation. This includes, directly or indirectly, any extension, maintenance or renewal of an extension of credit to any of our directors.
This prohibition also includes significant business dealings with directors or their affiliates, charitable contributions that would require disclosure in our proxy statement under the rules of the NYSE, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board and must be promptly disclosed to our shareholders.
Our Corporate Governance Guidelines are available on our website at www.diebold.com.
In 2013, we did not engage in any related person transaction(s) requiring disclosure under Item 404 of Regulation S-K.
Communications with Directors
Shareholders and interested parties may communicate with our committee chairs or with our non-employee directors as a group, by sending an email to:

•	Audit Committee – auditchair@diebold.com

•	Board Governance Committee – bdgovchair@diebold.com

•	Compensation Committee – compchair@diebold.com

•	Directors – nonmanagementdirectors@diebold.com
Communications may also be directed in writing to such person or group at Diebold, Incorporated, Attention: Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. The Board has approved a process for handling communications we receive that are addressed to non-employee members of the Board. Under that process, the Secretary will review all such communications and determine whether communications require immediate attention. The Secretary will forward communications, or a summary of communications, to the appropriate director or directors.
A majority of the independent directors of the Board approved this process for determining which communications are forwarded to various members of the Board.

Code of Business Ethics
All of our directors, executive officers and employees are required to comply with certain policies and protocols concerning business ethics and conduct as provided in our Code of Business Ethics, or the Code. The Code ties our core values to the ethical principles that must guide our business decisions. The Code also provides clear information on the resources available for directors, executive officers and employees to ask questions and report unethical behavior. All members of the Board have received training specific to the Code.
The Code applies not only to us, but also to all of our domestic and international affiliates and subsidiaries. The Code describes certain responsibilities that our directors, executive officers and employees have to Diebold, to each other and to our global partners and communities. It covers many topics, including compliance with laws, conflicts of interest, intellectual property and the protection of competitive and confidential information, as well as maintaining a respectful and non-retaliatory workplace. The Code also includes and links to our Conflicts of Interest Policy, which further details the requirements for our officers, directors and employees to avoid and disclose potential conflicts, including those that may result from related-party transactions. In addition, our employees are required to report any conduct that they believe in good faith to be a violation of the Code. Our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal financial controls or auditing matters, and to allow for the confidential and anonymous submission of concerns regarding questionable practices or potential violations of our policies, including the Code.
The Code of Business Ethics is available on our web site at http://www.diebold.com.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during the year ended December 31, 2013 were Phillip R. Cox, Chair, Richard L. Crandall, Gale S. Fitzgerald, Rajesh K. Soin and Henry D. G. Wallace (as of October 4, 2013). Except with respect to Mr. Wallace's temporary executive status, as discussed above in "Director Independence," no member of the Compensation Committee is or has been an executive officer of Diebold. With respect to Mr. Wallace, he joined the Compensation Committee only after he regained his independence as previously discussed. In addition, no member of the Compensation Committee has had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related person transactions. No officer or employee of Diebold served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of Diebold or member of the Compensation Committee during 2013.
Director Orientation and Education
All new directors participate in a director orientation program. The Board Governance Committee oversees this introduction and orientation process where the new director meets with key senior management personnel and takes a tour through our global solutions center to improve his or her understanding of our business and global products and solutions. In addition, the orientation process educates the new director on our strategic plans, significant financial matters, core values, including ethics and compliance programs (and also including our Code of Business Ethics), corporate governance practices and other key policies and practices.
COMPENSATION OF DIRECTORS
The following director compensation is determined by the Board at the recommendation of the Board Governance Committee. With respect to non-employee directors, it is the company’s goal to provide directors with fair and competitive compensation, while ensuring that their compensation is closely aligned with stockholder interests and with the performance of the company.
The annual retainer and committees fees received by the directors during 2013 remained the same as those paid in 2012. Accordingly, during 2013, our non-employee directors received an annual retainer of $65,000 for their service as directors, and our Non-executive Chairman of the Board received an additional retainer of $7,500 per month.
In addition to their annual retainers, our non-employee directors also received the following annual committee fees for their participation as members or as Chairs of one or more Board committees:

	Member	Chair
Audit Committee	$11,000	$15,000
Compensation Committee	$7,000	$12,000
Board Governance Committee	$5,000	$8,000
Investment Committee	$3,000	$5,000
Additionally, members of the Special Committee also received $1,500 for each Special Committee meeting held and the Chair of the Special Committee received a $10,000 annual retainer in addition to the per meeting fee. For the applicable period in 2013, the members of the CEO Search Committee received $1,500 for each CEO Search Committee meeting held in person, and $500 for each CEO Search Committee meeting held telephonically. In addition, the Chair of the CEO Search Committee received a one-time retainer of $5,000 and each member received a one-time retainer of $2,500 for such service.
Finally, during the time that Mr. Wallace assumed the role of Executive Chairman, he received a monthly stipend of $70,000, which was inclusive of all Board and Chairman retainer fees (with $19,000 per month allocated to Board/Chairman fees and $51,000 per month allocated to salary as interim principal executive officer). This Executive Chairman stipend was determined based upon a benchmarking review performed by the Compensation Committee's independent compensation consultant.
The varying fee amounts are intended to reflect differing levels of responsibility, meeting requirements and fiduciary duties. The fees for a director who joins or leaves the Board or assumes additional responsibilities during the year are pro-rated for his or her period of actual service.
A director may elect to defer receipt of all or a portion of his or her cash compensation pursuant to the Deferred Compensation Plan No. 2 for Directors.
In addition to cash compensation, each non-employee director may also receive equity awards under our Amended and Restated 1991 Equity and Performance Incentive Plan, which we refer to as the 1991 Plan. The aim of the Board is to provide a balanced mix of cash and equity compensation to our directors that targets the directors’ total pay at the median of a peer group of companies in similar industries and of comparable size and revenue. This peer group is the same one used by our Compensation Committee for benchmarking executive compensation, which is discussed in more detail below in “Peer Companies and Competitive Market Data” under “Compensation Discussion and Analysis.”
Prior to 2007, our non-employee directors received stock option awards under the 1991 Plan. Those stock options that vested prior to December 31, 2005 are entitled to reload rights, under which an optionee can elect to pay the exercise price using previously owned shares and receive a new option at the then-current market price for a number of shares equal to those surrendered. The reload feature is only available, however, if the optionee agrees to defer receipt of the balance of the option shares for at least two years.
Beginning in 2007, our non-employee directors were awarded deferred common shares instead of stock options. The deferred shares vest one year from the date of grant, but receipt is deferred until the latest of (1) three years from the date of grant, (2) retirement from the Board or (3) attainment of the age of 65. We believe deferred shares strengthen the directors’ ties to shareholder interests by providing awards that more effectively build stock ownership and ensure that the directors’ long-term economic interests are aligned with those of other shareholders.
In 2013, each non-employee director was awarded 4,200 deferred common shares, which was intended to approximate $125,000 in value in order to bridge the gap between cash compensation and the median total directors' pay of our peer group. In addition, the Chair of the CEO Search Committee was awarded an additional 750 deferred common shares and each member was awarded an additional 400 deferred common shares in recognition of their service on the committee.

The following table details the cash retainers and fees received by our non-employee directors during 2013, as well as the aggregate grant date fair value of stock grants awarded during 2013 pursuant to our 1991 Plan:
2013 Director Compensation

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
Patrick W. Allender	90,667	124,866	10,465	225,998
Roberto Artavia	50,667	124,866	3,623	179,156
Bruce L. Byrnes	81,000	124,866	13,685	219,551
Mei Wei Cheng[4]	27,000	-	8,007	35,007
Phillip R. Cox	98,500	136,758	22,310	257,568
Richard L. Crandall	90,000	147,163	22,612	259,775
Gale S. Fitzgerald	86,000	124,866	21,965	232,831
John N. Lauer[4]	33,167	-	5,189	38,356
Robert S. Prather, Jr.	50,667	124,866	3,623	179,156
Rajesh K. Soin	87,833	136,758	7,245	231,836
Henry D. G. Wallace [5]	199,625	124,866	24,380	348,871
Alan J. Weber	87,000	124,866	21,965	233,831
_______________________________________

[1]
This column reports the amount of cash compensation earned in 2013 for Board and committee service, including Board retainer amounts discussed above and the following committee fees earned in 2013 (partial amounts reflect pro-rated fees based on time of actual committee service during 2013):

Name	Audit Committee ($)	Board Governance Committee ($)	Compensation Committee ($)	Investment Committee ($)	Special Committee ($)	CEO Search Committee ($)
Patrick W. Allender	14,667	5,000	-	-	6,000	-
Roberto Artavia	7,333	-	-	-	-	-
Bruce L. Byrnes	11,000	5,000	-	-	-	-
Mei Wei Cheng	3,667	1,667	-	-	-	-
Phillip R. Cox	-	-	12,000	3,000	6,000	12,500
Richard L. Crandall	-	-	7,000	3,000	-	15,000
Gale S. Fitzgerald	-	8,000	7,000	-	6,000	-
John N. Lauer	-	1,667	2,333	-	-	-
Robert S. Prather, Jr.	7,333	-	-	-	-	-
Rajesh K. Soin	-	3,333	7,000	-	-	12,500
Henry D. G. Wallace	3,750	1,250	1,750	750	9,750	-
Alan J. Weber	11,000	-	-	5,000	6,000	-

[2]
This column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 for deferred shares granted to our non-employee directors in 2013, as further described above. Each director received 4,200 deferred shares as of April 24, 2013, with a closing price of our common shares on that date of $29.73. Furthermore, Mr. Crandall received an additional 750 deferred shares, with a fair value of $22,297, and Messrs. Cox and Soin each received an additional 400 shares, with a fair value of $11,892, for their participation on the CEO Search Committee. The actual value a director may realize will depend on the stock price on the date the deferral period ends. As of December 31, 2013, the aggregate number of deferred shares held by our current directors was: Mr. Allender, 10,150; Mr. Artavia, 4,200; Mr. Byrnes, 12,950; Mr. Cox, 20,550; Mr. Crandall, 20,900; Ms. Fitzgerald, 20,150; Mr. Prather, 4,200; Mr. Soin, 7,450; Mr. Wallace, 22,250; and Mr. Weber, 20,150. Also, as of December 31, 2013, Mr. Cheng held 3,100 fully-vested deferred shares that had not yet been released. In addition, as of December 31, 2013, the aggregate number of common shares issuable pursuant to options outstanding held by current directors was: Mr. Cox, 9,000; Mr. Crandall, 13,500; Ms. Fitzgerald, 13,500; Mr. Lauer, 13,500; Mr. Wallace, 13,500; and Mr. Weber, 9,000.

[3]	This column represents dividend equivalents on deferred shares.

[4]	Messrs. Cheng and Lauer retired from the Board effective as of the 2013 Annual Meeting of Shareholders.

[5]
The compensation reflected for Mr. Wallace represents only the amount of compensation earned in 2013 for Board and committee service, including Board and committee retainer amounts discussed above. For a complete breakdown of Mr. Wallace's compensation earned in 2013, including his salary as Executive Chairman, see "2013 Summary Compensation Table" below.

Director Stock Ownership Guidelines
In 2007, the Board Governance Committee established stock ownership guidelines for each non-employee director, and monitors at least annually the directors' progress towards these guidelines. As a result of research conducted with respect to the company's peer group (discussed further below under "Peer Companies and Competitive Market Data" under "Compensation Discussion and Analysis"), in 2013, the Board Governance Committee recommended, and the Board approved, modifying the Board's ownership guidelines in order to better align with the peer group. Accordingly, each non-employee director is now expected to own common shares of Diebold valued at least five times the annual retainer, as opposed to the flat 6,500 shares previously required. These ownership guidelines are intended to build stock ownership among non-employee directors and ensure that their long-term economic interests are aligned with those of other shareholders. As reflected below under “Security Ownership of Directors and Management,” the majority of our directors have exceeded the ownership guidelines, while our directors who were appointed most recently are on track to achieve the ownership guidelines within the next few years. We do not impose any penalties on directors who fail to meet the stock ownership guidelines.
CONSIDERATION OF DIRECTOR-NOMINEES
Shareholder Nominees
The policy of the Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating shareholder nominations, the Board Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Board Diversity, Director Qualifications and Corporate Governance Guidelines.”
Any shareholder nominations proposed for consideration by the Board Governance Committee should include:

•
complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise;

•	an indication of the nominee’s consent to serve as a director of Diebold if elected; and

•	why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of Diebold.
Shareholder nominations should be addressed to Diebold, Incorporated, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077, Attention: Secretary. See also “Shareholder Proposals” below.
Identifying and Evaluating Nominees for Directors
The Board Governance Committee considers many methods for identifying and evaluating director-nominees. The Board Governance Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are anticipated due to retirement or otherwise. When vacancies arise or are anticipated, the Board Governance Committee considers various potential candidates. Candidates may come to the attention of the Board Governance Committee through current Board members, professional search firms, shareholders or other persons.
As described above, the Board Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Governance Committee at a regularly scheduled meeting.
Majority Voting Policy
In 2007, the Board adopted a majority voting policy, which provides that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. The Board Governance Committee will then consider the tendered resignation and make a recommendation to the Board. The Board will act on the Board Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Board Governance Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.
However, if each member of the Board Governance Committee received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation. Further, if all of the directors received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation.
Board Diversity, Director Qualifications and Corporate Governance Guidelines
In evaluating director-nominees, the Board Governance Committee considers many factors it deems appropriate, consistent with our Corporate Governance Guidelines and other criteria established by the Board. While the Board Governance Committee does not have a formal diversity policy, its general goal is to create a well-balanced Board that combines diverse business and industry experience, skill sets and other leadership skills, that represent diverse viewpoints and that enable us to pursue our strategic objectives domestically and abroad.
The Board Governance Committee identifies candidates whose business experience, knowledge, skills, diversity, integrity and global experiences are considered desirable to strengthen the talent and capabilities of the Board and any committees of the Board. Qualifications for service have not been reduced to a checklist of specific standards or minimum qualifications, skills or qualities.
The Board Governance Committee makes its determinations as to director selection based on the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include whether:

•	the Board Governance Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist or is anticipated on the Board;

•	the current composition of the Board is consistent with the criteria described in our Corporate Governance Guidelines;

•	the candidate possesses the qualifications that are generally the basis for selection of candidates to the Board; and

•	the candidate would be considered independent under the rules of the NYSE and our standards with respect to director independence.
Final approval of any candidate is determined by the full Board. In addition, the Board Governance Committee annually conducts a review of incumbent directors using the same criteria as outlined above, in order to determine whether a director should be nominated for reelection to the Board.
A copy of our Corporate Governance Guidelines is available on our web site at http://www.diebold.com.
The Board Governance Committee has identified the director-nominees below as fitting the general qualifications described above, and in particular, due to the specific experience, skills and qualifications each of them would bring or continue to bring to the Board as set forth in more detail below.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board recommends that its twelve nominees for director be elected at the 2014 Annual Meeting, each to hold office for a term of one year from the date of the Annual Meeting or until the election and qualification of a successor. In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the twelve nominees.
All director-nominees are presently members of the Board, with the exception of Mr. Greenfield, who was identified as a director-nominee by the Board Governance Committee. All of the present members of the Board were previously elected by our shareholders, except for Mr. Mattes, who joined the Board upon his election as President and CEO in June 2013. A substantial majority of the director-nominees are independent as required by the corporate governance standards of the NYSE. While Diebold does not have a formal policy regarding directors’ attendance at the Annual Meeting of Shareholders, it is expected that all directors attend the 2014 Annual Meeting unless there are extenuating circumstances for nonattendance. All directors standing for re-election attended the 2013 Annual Meeting of Shareholders, except for Mr. Artavia, who had a previously scheduled conflict, and Mr. Mattes who had not yet been appointed President, CEO and Director.
If for any reason any director-nominee is not available for election when the election occurs, the Proxy Committee, at its option, may vote for substitute nominees recommended by the Board. Alternatively, the Board may reduce the number of director-nominees. The Board has no reason to believe that any director-nominee will be unavailable for election when the election occurs.
Recommendation of the Board
The board recommends a vote FOR the election of our twelve nominees as directors.
The Director-Nominees are:

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Patrick W. Allender Director since 2011 Age — 67
February 2007: Retired Executive Vice President, Chief Financial Officer and Secretary, Danaher Corporation, Washington, D.C. (diversified manufacturing); 2005 - 2007: Executive Vice President, Chief Financial Officer and Secretary, Danaher Corporation.
Currently a director of Colfax Corporation, Fulton, Maryland (diversified manufacturing) since 2008, where he serves as Chair of the Governance Committee and a member of the Audit Committee; and Brady Corporation, Milwaukee, Wisconsin (identification solutions) since 2007, where he serves as Chair of the Finance Committee, and a member of the Audit and Nominating Committees.

Chair of our Audit Committee, and member of our Board Governance Committee.

Mr. Allender’s 18 years as Chief Financial Officer of a large publicly traded company with global operations provides our Board with valuable expertise in financial reporting and risk management. In addition, as a result of Mr. Allender’s public accounting background, including as audit partner of a major accounting firm, he is exceptionally qualified to serve as Chair of our Audit Committee.

Roberto Artavia Director since 2013 Age — 55
2008 - Present: Chairman and CEO of Fundación Marviva, and Chairman of Marviva Foundation, each not-for-profit organizations dedicated to the protection of marine resources in the Americas and Mid-eastern Pacific, respectively; Protector of AVINA Foundation, which promotes sustainable development in Latin America.

Currently a director of Copa Holdings, S.A. (airline industry) since 2005 and Chairman of Viva Trust, and President of Fundación Latinoamérica Posible, each dedicated to the promotion of sustainable development, integration and social responsibility in Latin America. He is also a Director and CEO of the Global Social Competitiveness Index Initiative, Inc., based in Washington, D.C. From 1999-2007, he served as Rector of INCAE Business School, a school of business with operations in 12 Latin American countries, where he served as Dean from 1994-1996. He also served as an academic researcher for Harvard Business School from 1987-2001.

Member of our Audit Committee.

Mr. Artavia’s academic and philanthropic experience within the business sector is a tremendous asset to the Board, particularly in Latin America, a market where we continue to focus on growth.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Bruce L. Byrnes Director since 2010 Age — 66
July 2008: Retired Vice Chairman of the Board, Procter & Gamble, Inc., Cincinnati, Ohio (consumer goods); 2004-2007: Vice Chairman of the Board, Household Care, Procter & Gamble, Inc.

Currently a director of Boston Scientific Corp., Natick, Massachusetts (medical devices) since 2009, where he serves as a member of the Audit, and the Governance and Nominating Committees; and Brown-Forman Corporation, Louisville, Kentucky (wine and spirits) since 2010, where he serves as a member of the Audit, and Governance and Nominating Committees. Formerly a director of Procter & Gamble from 2002 - 2008 and Cincinnati Bell Inc. (telecommunications) from 2003 - 2013.

Member of our Audit and Board Governance Committees.

Mr. Byrnes’ qualifications to sit on our Board include his 38 years in various leadership roles of an $80 billion global business, including his extensive marketing and strategy experience, and profit and revenue responsibility at Procter & Gamble. Further, as a result of Procter & Gamble’s business-to-consumer focus, he brings a different perspective to our Board and our business-to-business focus.

Phillip R. Cox Director since 2005 Age — 66
1972 – Present: President and Chief Executive Officer, Cox Financial Corporation, Cincinnati, Ohio (financial planning and wealth management services).

Currently a director of Cincinnati Bell Inc., Cincinnati, Ohio (telecommunications) since 1993, where he has served as Chairman of the Board since 2003 and where he serves as a member of the Audit and Finance, Compensation, and Governance and Nominating Committees; The Timken Company, Canton, Ohio (engineered steel products) since 2004, where he has served as a member of the Audit Committee since 2004, and served as Chair of the Finance Committee from 2004 – 2011; and Touchstone Investments, Cincinnati, Ohio (mutual fund company) since 1993, where he has served as Chairman of the Board since 2008.

Chair of our Compensation Committee and member of our Investment Committee.

Mr. Cox’s 39 years of experience as a president and Chief Executive Officer in the financial services industry, as well as his experience as a director on the boards of several government-regulated businesses, a global manufacturing company, and the Federal Reserve Bank of Cleveland, provides the Board with experience relevant to many key aspects of our business. Mr. Cox’s experience as a Chief Executive Officer also imparts appropriate insight into executive compensation and succession planning issues that are ideal for the Chairman of our Compensation Committee, and his extensive experience in the financial services industry provides the understanding necessary to serve on our Investment Committee.

Richard L. Crandall Director since 1996 Age — 70
2001 – Present: Managing Partner, Aspen Venture LLC, Aspen, Colorado (venture capital and private equity); 2007 – Present: Executive Chairman, Pelstar LLC, Chicago, Illinois (medical equipment manufacturing and sales); 1995 – Present: Chairman, Enterprise Software Roundtable, Aspen, Colorado (CEO roundtable for software industry).

Currently a director of R.R. Donnelley & Sons Company, Chicago, Illinois (interactive communications provider) since January 2012, where he serves as a member of the Governance Committee. Formerly a director of Novell, Inc. (infrastructure software) from 2003 – 2011, where he served as Chairman of the Board from 2008  – 2011; Claymore Dividend & Income Fund, Lisle, Illinois (management investment company) from 2004 – 2010; and Platinum Energy Solutions, Houston, Texas (energy services) from 2012 - 2013.

Member of our Compensation and Investment Committees.

Mr. Crandall’s extensive experience as an entrepreneur, leader and Board member with several companies in the information technology and technology fields, and in the financial industry, including serving as chairman of a $900 million global information technology business, brings diversity of thought to our Board. Further, during his 17 years on our Board, Mr. Crandall has provided immeasurable assistance to our technology-driven businesses. Mr. Crandall’s background in the financial services industry also provides important financial and investment expertise to our Compensation and Investment Committees, and his information technology experience provides perspective on technology risks facing us.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Gale S. Fitzgerald Director since 1999 Age — 63
December 2008: Retired President and Director, TranSpend, Inc., Bernardsville, New Jersey (total spend optimization).

Currently a director of Health Net, Inc., Woodland Hills, California (managed healthcare) since 2001, where she serves as Chair of the Finance Committee and a member of the Audit Committee; and Cross Country Healthcare, Inc. Boca Raton, Florida (healthcare staffing) since 2007 where she serves as Chair of the Governance Committee and a member of the Audit Committee.

Chair of our Board Governance Committee and member of our Compensation Committee.

Ms. Fitzgerald’s international experience as a Chief Executive Officer in the information technology industry, a Chief Executive Officer of a business unit of International Business Machines and the President and Chief Executive Officer of two privately-held consulting companies brings a well-rounded and diverse perspective to our Board discussions and provides significant insight in critical areas that impact our company, including information technology, supply chain management, procurement solutions, human resources, strategic planning and operations management. Ms. Fitzgerald’s service on the Compensation Committee of Health Net, Inc. also brings valuable experience with compensation and succession planning issues to our Compensation Committee, and her 21 years of multiple board experiences provides a unique point of view to our Board Governance Committee.

Gary G. Greenfield Director-nominee Age — 59
2013 - Present: Partner, Court Square Capital Partners, New York, New York (private equity); 2007 - 2013: Chairman, CEO and President, Avid Technology, Inc., Burlington Massachusetts (digital media and entertainment).

Currently a director of Vocus, Inc., Beltsville, Maryland (marketing and public relations software) since 2008, where he serves as Chair of the Nominating and Governance Committee.

Mr. Greenfield's proven senior executive experience in high technology industries, coupled with his exceptional ability to grow markets, both domestic and international, and develop products, provides the Board with experience relevant to many key aspects of our business. Mr. Greenfield’s strong skills at developing company vision and strategies in the evolving software development field will further strengthen the proficiency of our Board in this area.

Andreas W. Mattes Director since 2013 Age — 52
2013 - Present: President and Chief Executive Officer, Diebold, Incorporated; 2011 - 2013: Senior Vice President, Global Strategic Partnerships, Violin Memory (computer storage systems); 2008 - 2011: Senior Vice President and General Manager of Enterprise Services for the Americas, Hewlett-Packard Co. (computer technologies).

As President and Chief Executive Officer of Diebold, Mr. Mattes’ day-to-day leadership provides him with intimate knowledge of our operations that are a vital component of our Board discussions.

Robert S. Prather, Jr. Director since 2013 Age — 69
2012 - Present: Managing Director, Heartland Media (television broadcast); 1992 – 2012: President and Chief Operating Officer, Gray Television, Inc. (television broadcast).

Mr. Prather currently serves as lead independent director of GAMCO Investors, Inc. (asset management and financial services). Previously, Mr. Prather served as director of Bull Run Corporation (sports marketing and management), Draper Holdings Business Trust (television broadcasting trust), and Ryman Hospitality Properties, Inc. (real estate investment trust).

Member of our Audit Committee.

Mr. Prather brings significant acumen to the Board as a result of his extensive, broad-based business background, and critical leadership and Board roles in diverse industries. Particularly, Mr. Prather’s long-term experience within the financial and investment services market brings valuable insight to the Board. In addition, his knowledge and familiarity with the specific needs of companies within regulated industries further strengthens the proficiency of our Board in that area.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Rajesh K. Soin Director since 2012 Age — 65
1998 – Present: Chairman of the Board and Chief Executive Officer, Soin International LLC, Beavercreek, Ohio (IT and management consulting services); 2002 - 2008: Chairman of the Board and Chief Executive Officer, MTC Technologies, Inc. (military defense systems).

Member of our Board Governance and Compensation Committees.

Mr. Soin’s experience as an entrepreneur is a tremendous asset. Mr. Soin has extensive experience in India, where we continue to focus on growth in that emerging market, and his engineering and software development background brings additional technical expertise to our Board. Further, Mr. Soin’s significant government contracting experience as the founder and Chairman of MTC Technologies Inc., a NASDAQ listed company before being acquired by BAE Systems, provides additional perspective in helping us grow our security business.

Henry D.G. Wallace Director since 2003 Age — 68
August 2013 – Present: Non-executive Chairman of the Board, Diebold, Incorporated; January 2013 – August 2013: Executive Chairman of the Board, Diebold, Incorporated; December 2001: Former Group Vice President and Chief Financial Officer, Ford Motor Company, Dearborn, Michigan (automotive).

Currently a director of Lear Corporation, Southfield, Michigan (automotive components) since 2005, where he has served as non-executive Chairman of the Board since August 2010 and where he serves as a member of the Governance & Nominating, and Compensation Committees. Mr. Wallace also served as director of Hayes Lemmerz International Inc. (steel and aluminum wheels) from 2003 until February 2012; and Ambac Financial Group, Inc., New York, New York (financial guarantee insurance holding company) from 2004 until March 2013.

Chairman of the Board and member of our Board Governance and Compensation Committees.

Mr. Wallace’s experience in various senior leadership positions, including Chief Financial Officer of Ford Motor Company and President and Chief Executive Officer of Mazda Motor Corporation, bring a broad understanding of managing a global business. Further, Mr. Wallace’s financial expertise, extensive experience in Europe, Latin America and Asia, and his demonstrated leadership on the boards of several publicly traded companies, is a tremendous asset to our Board. As a result of Mr. Wallace’s background as a Chief Financial Officer, he is exceptionally qualified to serve as our current Executive Chairman of the Board and on our Investment Committee, as well as serving as Chair of our Audit Committee in 2012.

Alan J. Weber Director since 2005 Age — 65
2007 - Present: Chief Executive Officer, Weber Group LLC, Greenwich, Connecticut (investment advisory); 2009 - Present: Operating Partner, Arsenal Capital Partners, LLC, New York, New York (private equity).

Currently a director of Broadridge Financial Solutions, Inc., Lake Success, New York (securities processing, clearing and outsourcing) since 2007, where he serves as a member of the Audit Committee, and as Chairman of the Compensation Committee; and Sandridge Energy, Inc., Oklahoma City, Oklahoma (energy exploration and production) since 2013, where he serves as Chairman of the Nominating and Governance Committee.

Chair of our Investment Committee and member of our Audit Committee.

Mr. Weber's experience as a Chief Executive Officer and Chief Financial Officer in the financial industry, as well as 27 years of experience at Citibank, including 10 years as an Executive Vice President, provides a tremendous depth of knowledge of our customers and our industry. Further, Mr. Weber's experience as Chief Financial Officer of Aetna, Inc., and insurance services company, brings extensive financial expertise to both our Audit Committee and our Investment Committee.

BENEFICIAL OWNERSHIP OF SHARES
To our knowledge, no person beneficially owned more than five percent of our outstanding common shares as of December 31, 2013, except for the shareholders listed below. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Shares	State Street Corporation One Lincoln Street Boston, Massachusetts 02111	7,106,415 [1]	11.05%
Common Shares	GGCP, Inc. et al. One Corporate Center Rye, New York 10580	6,317,124 [2]	9.83%
Common Shares	Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management 6070 Poplar Avenue, Suite 300 Memphis, Tennessee 38119	4,438,295 [3]	6.90%
Common Shares	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	4,108,672 [4]	6.39%
Common Shares	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,422,187 [5]	5.32%
Common Shares	Wells Fargo & Company 420 Montgomery Street San Francisco, California 94104	3,319,520 [6]	5.16%
___________________________________

[1]
The Schedule 13G filed with the SEC on February 3, 2014 indicates that, as of December 31, 2013, State Street Corporation, a holding company, had shared voting and dispositive power with respect to 7,106,415 shares through its direct or indirect subsidiaries.

[2]
The Schedule 13D/A filed with the SEC on January 16, 2014 indicates that, as of January 14, 2014: (A) Gabelli Funds, LLC had sole voting and dispositive power with respect to 1,708,900 common shares; (B) GAMCO Asset Management Inc. had sole voting power with respect to 4,248,641 common shares and sole dispositive power with respect to 4,467,741 common shares; (C) MJG Associates, Inc. had sole voting and dispositive power with respect to 8,000 common shares; (D) MJG - IV Limited Partnership had sole voting and dispositive power with respect to 5,000 common shares; (E) Gabelli Foundation, Inc. had sole voting and dispositive power with respect to 5,000 common shares; (F) GGCP, Inc. had sole voting and dispositive power with respect to 35,000 common shares; (G) Mario J. Gabelli had sole voting and dispositive power with respect to 86,403 common shares; (H) GAMCO Investors, Inc. had sole voting and dispositive power with respect to 80 common shares; and (I) Gambelli Securities, Inc. had sole voting and dispositive power of 1,000 common shares. Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons. GAMCO Investors, Inc., and GGCP, Inc. are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Gabelli Foundation, Inc.

[3]
The Schedule 13G filed with the SEC on February 14, 2014 indicates that, as of December 31, 2012, Michael W. Cook Asset Management, Inc. had sole voting power over 4,168,330 common shares and sole dispositive power over 4,438,295 common shares.

[4]
The Schedule 13G/A filed with the SEC on January 28, 2014 indicates that, as of December 31, 2013, BlackRock, Inc. had sole voting power with respect to 3,806,812 common shares and sole dispositive power with respect to 4,108,672 common shares.

[5]
The Schedule 13G/A filed with the SEC on February 12, 2014 indicates that, as of December 31, 2013, The Vanguard Group had sole voting power over 40,333 common shares, sole dispositive power over 3,386,954 common shares, and shared dispositive power over 35,233 common shares.

[6]
The Schedule 13G filed with the SEC on January 27, 2014 indicates that, as of December 31, 2013, Wells Fargo & Company on its own behalf and on behalf of its subsidiaries had sole voting and dispositive power over one common share, shared voting power over 2,924,917 common shares and shared dispositive power over 3,305,945 common shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
The following table shows the beneficial ownership of Diebold’s common shares, including those shares that individuals have a right to acquire (for example, through exercise of options under the 1991 Plan) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by (1) each director-nominee, (2) (a) our CEO, (b) our Vice President, Global Finance (who has performed principal financial officer functions since November 6, 2013), (c) our former CEO, (d) our former CFO, (e) our three other most highly compensated executive officers serving as of December 31, 2013, (f) two other individuals who would have been deemed a Named Executive Officer had they remained in their roles as of December 31, 2013, all of whom we refer to collectively as the “Named Executive Officers,” and (3) all director-nominees, Named Executive Officers and other executive officers as a group as of February 28, 2014.
Ownership is also reported as of February 28, 2014 for shares in the 401(k) Savings Plan over which the individual has voting power, together with shares held in our Employee Stock Purchase Plan.

Director-Nominees:	Common Shares Beneficially Owned	Stock Options Exercisable Within 60 Days	Deferred Shares[1]	Percent of Class
Patrick W. Allender	-	-	10,150	*
Roberto Artavia	-	-	4,200	*
Bruce L. Byrnes	-	-	12,950	*
Phillip R. Cox	-	9,000	20,550	*
Richard L. Crandall	6,089	13,500	20,900	*
Gary G. Greenfield	-	-	-	*
Gale S. Fitzgerald	6,089	13,500	20,150	*
Robert S. Prather, Jr.	-	-	4,200	*
Rajesh K. Soin	3,000	-	7,450	*
Henry D. G. Wallace	3,000	13,500	22,250	*
Alan J. Weber	1,500	9,000	20,150	*
Named Executive Officers:
Andreas W. Mattes[2] President and Chief Executive Officer	27,987	-	-	*
Christopher A. Chapman[3] Vice President, Global Finance	17,085 [10]	18,188	-	*
George S. Mayes, Jr.[4] Executive Vice President, Chief Operating Officer	54,685 [10]	73,895	-	*
Lance (Tony) Byerly Executive Vice President, Electronic Security	8,859	9,873	-	*
Dennis D. Deering[5] Former Vice President, Global Services and Operations	5,505 [10]	14,850	-	*
Thomas W. Swidarski[6] Former President and Chief Executive Officer	-	196,900	-	*
Bradley C. Richardson[7] Former Executive Vice President and Chief Financial Officer	12,471	-	-	*
M. Scott Hunter[8] Former Vice President, Treasurer and Chief Tax Officer	5,311 [10]	-	-	*
Miguel A. Mateo[9] Former Vice President, Latin America Division	29,006	42,575	-	*
All Current Directors, Director-Nominees, Named Executive Officers and Current Executive Officers as a Group (20)	206,231	514,045	142,950	1.12%

*	Less than 1%.
_____________________________________

[1]
The deferred shares awarded to the director-nominees, as discussed above under “Compensation of Directors,” are not included in the shares reported in the “Common Shares Beneficially Owned” column, nor are they included in the “Percent of Class” column.

[2]	Mr. Mattes was appointed President and CEO effective as of June 6, 2013, and began serving as Principal Executive Officer as of August 15, 2013.

[3]	Mr. Chapman assumed the interim Principal Financial Officer functions effective as of November 6, 2013.

[4]	Mr. Mayes was our Executive Vice President, Global Operations during 2012. Effective as of January 19, 2013, he became our Executive Vice President and Chief Operating Officer.

5
Effective as of December 31, 2013, Mr. Deering elected to retire under our Voluntary Early Retirement Program. For further explanation and discussion, see “Retirement” under “Compensation Discussion and Analysis” below.

[6]	Mr. Swidarski stepped down as our President and Chief Executive Officer effective as of January 19, 2013.

[7]	Mr. Richardson stepped down as our Executive Vice President and Chief Financial Officer effective as of November 5, 2013.

[8]
Mr. Hunter stepped down as our Vice President, Treasurer and Chief Tax officer effective as of November 8, 2013. For further explanation and discussion, see “Separation Agreements” under “Compensation Discussion and Analysis” below.

[9]
Effective as of November 30, 2013, Mr. Mateo elected to retire under our Voluntary Early Retirement Program. For further explanation and discussion, see “Retirement” under “Compensation Discussion and Analysis” below.

[10]	Includes shares held in his name under the 401(k) Savings Plan over which he has voting power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC reports of ownership of our securities on Form 3 and changes in reported ownership on Form 4 or Form 5, as applicable. Such directors, executive officers and greater than 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.
Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all other reportable transactions were reported, we believe that during the year ended December 31, 2013, our directors, executive officers and greater than 10% shareholders timely filed all other reports they were required to file under Section 16(a).
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the following “Compensation Discussion and Analysis” section of this proxy statement. Based on our review and discussions, we recommend to the Board that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2013 and this proxy statement.
The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
The Compensation Committee:
Phillip R. Cox, Chair
Richard L. Crandall
Gale S. Fitzgerald
Rajesh K. Soin
Henry D. G. Wallace
COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Committee (Committee) has oversight responsibility for the development and administration of our executive compensation policies and programs. This “Compensation Discussion and Analysis” describes the material components of our executive pay program for our Named Executive Officers (NEOs) as identified below under “2013 Company Highlights,” and explains how and why the Committee arrived at specific compensation policies and decisions for our NEOs in 2013.
Our executive compensation structure consists of three primary components: base salary, annual incentives, and long-term incentives. Within the long-term incentive component, we utilize a mix of programs. Our structure is as follows:

To assist shareholders in finding important information, this "Compensation Discussion and Analysis" is organized as follows:
Executive Summary
2013 Company Highlights
Leadership changes: In 2013, we experienced a leadership change that positions us to deliver long-term value through a transformational business strategy. Mr. Mattes was hired as our new President and Chief Executive Officer on June 6, 2013 to develop and implement that strategy.
Mr. Mattes replaced Mr. Swidarski, who served as our President and Chief Executive Officer through January 19, 2013. Prior to Mr. Mattes’ hiring, Mr. Wallace served as our interim principal executive officer from the date of Mr. Swidarski’s departure through August 15, 2013, when Mr. Mattes assumed that role. Also, our Executive Vice President and Chief Financial Officer, Mr. Richardson, resigned from the Company on November 5, 2013. Mr. Chapman began serving as our principal financial officer on November 6, 2013. Messrs. Mateo and Deering retired on November 29, 2013 and December 31, 2013, respectively, under our Voluntary Early Retirement Program.
For purposes of this “Compensation Discussion and Analysis,” in accordance with SEC rules, our NEOs are:

•	Andreas (Andy) W. Mattes: President and Chief Executive Officer;

•	Christopher A. Chapman: Vice President, Global Finance;

•	George S. Mayes, Jr.: Executive Vice President and Chief Operating Officer (formerly our Executive Vice President, Global Supply Chain);

•	Lance (Tony) Byerly: Executive Vice President, Electronic Security;

•	Dennis Deering: Former Vice President, Global Services and Operations;

•	Henry D. G. Wallace: Non-Executive Chairman of the Board (appointed Executive Chairman effective January 19, 2013, but resumed non-Executive Chairman of the Board role as of August 15, 2013);

•	Thomas W. Swidarski: Former President and Chief Executive Officer;

•	Bradley C. Richardson: Former Executive Vice President and Chief Financial Officer;

•	M. Scott Hunter: Former Vice President, Treasurer and Chief Tax Officer (stepped down as of November 8, 2013); and

•	Miguel A. Mateo: Former Vice President, Latin America Division.
Transformation strategy: We recently unveiled our multi-year turnaround strategy, Diebold 2.0, at the Investment Community Conference in November of 2013.  The objective is to transform the company into a world-class, services-led and software enabled provider of secure, convenient and efficient solutions for our customers.  The turnaround strategy will follow a “Crawl, Walk, Run” approach that requires the core business operations to be stabilized in the “Crawl” phase while building the foundation for future growth in the “Walk” and “Run” phases.  Four core pillars provide a clear path toward reaching this multi-year objective:

•	Reduce our cost structure and improve our near-term delivery and execution;

•
Generate increased free cash flow in order to fund the investments necessary to drive profitable growth, while preserving the ability to return value to shareholders in the form of reliable dividends and, as appropriate, share repurchases;

•	Attract and retain the talent necessary to drive innovation and the focused execution of the transformation strategy; and

•	Return to a sustainable, profitable growth trajectory.
We see opportunities to leverage our capabilities in services, software and innovation to meet the needs of our rapidly evolving markets.  We have sharpened our focus on executing our core strategies in financial self-service (FSS) and electronic security.  This includes making the appropriate investments to deliver growth within these areas. In addition, we remain committed to a disciplined risk assessment process, focused on proactively identifying and mitigating potential risks to our continued success.
2013 Say-on-Pay Vote
At the 2013 Annual Meeting of Shareholders, the advisory vote to approve the executive compensation program for our NEOs received strong support (97.3% of votes cast on that issue). Management and the Committee considered this strong support of the current pay structure by our shareholders in their compensation program discussions throughout 2013.
Based on our say-on-pay results, the Committee expects to continue to apply the same principles in determining future executive compensation policies and programs. The Committee is dedicated to continuous improvement to the executive pay program, consistent with its overall compensation strategy, and will continue to review and evaluate market trends and best practices in designing and implementing elements to our compensation program.

Corporate Governance Policies
We strive to maintain best practice executive compensation governance standards, including the oversight of our executive compensation programs and policies. The following guidelines and policies were in effect during 2013, some of which are described in more detail below under "Other Compensation Policies" or elsewhere in this "Compensation Discussion and Analysis":

•
Recoupment (or clawback) policy: In addition to our stand-alone clawback policy regarding recovery of excessive performance-based incentive compensation in certain circumstances, our equity grants also include general provisions that allow us to cancel or “claw back” shares received pursuant to awards or stock option exercises.

•
Insider trading policy: Our employees, officers and directors are prohibited from trading in Diebold securities, and in derivative securities, when he or she is aware of material, non-public information about the company.

•
Blackout periods: In addition to the insider trading policy, executives are prohibited from trading our stock within the period that begins two weeks prior to the end of each quarter through the first business day following our next quarterly earnings release.

•
Anti-hedging policy: Our employees, officers and directors are prohibited from entering into speculative transactions in company securities including hedging or monetization transactions, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. In addition, employees may not purchase company securities on margin, or borrow against any account in which company securities are held (except for employee loans from the Company’s 401(k) Savings Plan accounts).

•
Stock ownership guidelines: Five times salary for CEO; three times salary for CEO direct reports; and one and a half times salary for performance share plan participants. The Committee regularly tracks progress towards achievement.

•
Tally sheets: The Committee annually reviews tally sheets in order to analyze our NEO total compensation opportunities based on historical grant practices, and to review the potential compensation under various termination scenarios.

•	Performance goal disclosure: We disclose our 2013 incentive plan performance goals and achievement levels.

•
Incentive payment thresholds and maximums: As discussed below in “2013 Compensation Elements,” both the annual cash bonus plan and the performance share program have threshold performance requirements which must be achieved in order to receive a payment. Maximum payments are capped. Further, performance share payments are capped at target in periods of negative total shareholder return (TSR), even if an above-target award is earned (TSR is a measure of the total return to our shareholders over time, combining our share price appreciation and dividends paid).

•
Limited executive perquisites and other benefits: As discussed below in “Benefits and Perquisites,” these items are limited and do not include income tax gross-ups. In addition, the company eliminated the company car program for executives in March 2013.

•
Change-in-control benefits: As discussed below in “Change-in-Control Protection,” these benefits provide for management continuity and alignment of executive and shareholder interests in the event of a change-in-control of the company. They are not excessive in that existing coverage for Diebold executives does not provide (1) severance multiples in excess of three times salary and target bonus, (2) single trigger cash payments, and/or (3) modified single trigger provisions. As of 2013, future change-in-control provisions will not include excise tax gross-ups.

•
Independent compensation consultant: Aon Hewitt is retained directly by the Committee, advises on all executive officer pay decisions, keeps the Committee apprised of trends/best practices, and performs no other services.

•
Compensation risk assessment: As discussed above in “Compensation Committee Risk Oversight,” the Committee conducts an annual risk assessment of the company’s compensation policies and practices to ensure that our programs are not reasonably likely to have a material adverse effect on the company.

Our Compensation Strategy
Our executive pay program is specifically designed to:

▪	Focus on performance metrics that align executives and management with the creation of long-term shareholder value through performance-based compensation, including the direct utilization of TSR;

▪	Utilize metrics that are balanced and support the four pillar strategy of Cost, Cash, Growth and Talent;

▪
Encourage decision-making in alignment with our business strategies, with goal-setting based on a philosophy of continuous improvement, commitment to becoming a “top tier” performer and supporting our longer-term business strategy;

▪	Reflect industry standards, offer globally competitive program design and pay opportunities, and balance our need for talent with our need to maintain reasonable compensation costs; and

▪	Attract, motivate, and retain executive talent willing to commit to building long-term shareholder value.
Our compensation structure will continue to evolve in support of our new strategic business transformation. The following table summarizes key elements of our 2013 executive compensation program:

Element	Primary Propose	Key Characteristics
Base Salary	To compensate the executive fairly and competitively for the responsibility level of the position.	Fixed compensation to pay the executive fairly for the responsibility level of the position.
Annual Cash Bonus
To motivate and reward organizational and individual achievement of annual strategic financial and individual objectives.

Our plan will appropriately motivate the behaviors and performance results needed to accomplish our strategic transformation.

Variable compensation component. The 2013 primary performance components are:

• Corporate non-GAAP earnings per share (EPS)[1]
• Adjusted free cash flow (FCF)[2]
• Division operating profit
• Other division working capital metrics
• Key initiatives

Long-Term Incentives	To align executives with shareholder interests, to reinforce long-term value creation, and to provide a balanced portfolio of long-term incentive opportunity.	Variable compensation component. Reviewed and granted annually.
Performance Shares	To motivate the appropriate behaviors to provide superior TSR over the long term.	TSR relative to peers and the S&P 400 mid-cap companies.
Stock Options	To motivate the appropriate behaviors to increase shareholder value above the exercise price.	Stock price growth above the exercise price.
Restricted Stock Units (RSUs)	To motivate the appropriate behaviors to increase shareholder value and promote a base-level of executive retention.	Stock price growth.
Health/Welfare Plan and Retirement Benefits	To provide competitive benefits promoting employee health and productivity and support financial security.	Fixed compensation component.
Perquisites and Other Benefits	To provide limited business‑related benefits, where appropriate.	Fixed compensation component.
Change-in-Control Protection	To bridge future employment if terminated following a change-in-control of the company.	Fixed compensation component; only paid in the event the executive’s employment is terminated following a change-in-control of the company.
Severance Protection	To bridge future employment if terminated other than “for cause.”	Fixed compensation component; only paid in the event the executive’s employment is terminated other than “for cause.”
1 Non-GAAP EPS is net income per share, excluding restructuring charges, non-routine income and expenses, and impairment charges.
2 FCF is net cash generated from our operating activities and available for execution of our business strategy, excluding capital expenditures.

2013 NEO Compensation Highlights - Target Compensation Structure
The Committee approved the following key compensation items in 2013, each discussed further in “2013 Compensation Elements” below:

Pay Component	Summary
Base Salary
• At the February 2013 meeting, the Committee approved NEO base salary increases ranging from 0% to 5.0%, except for Mr. Mayes and Mr. Deering.
• Mr. Mayes: Received a 38.6% increase to reflect his promotion to Executive Vice President and Chief Operating Officer, effective January 28, 2013.
• Mr. Deering: Received a 20.8% increase to reflect a market adjustment for his role, also effective January 28, 2013.
• Mr. Chapman:  received a subsequent 6.0% increase to reflect his increased responsibilities as interim principal financial officer, effective November 4, 2013.

Target Annual Cash Bonus
• NEO target bonuses did not change, except for Mr. Mayes.
• Mr. Mayes: Target bonus increased from 75% to 80% of salary to reflect his promotion to Executive Vice President and Chief Operating Officer, effective January 28, 2013.

Long-Term Incentives (LTI)
• 2013 LTI value mix: 50% performance shares; 30% stock options; and 20% RSUs.
• Stock option vesting was changed from four-year ratable to three-year ratable to align with the three-year performance period in our performance share grants and the three-year "cliff" vesting in our RSU grants.
• At the February 2013 meeting, the Committee reviewed competitive market data to determine 50th percentile grant levels. Modest adjustments were made to LTI grant levels to maintain a competitive standing for total compensation opportunity.
• Mr. Mayes: 2013 equity grant value increased from approximately 1.5x salary to approximately 2.3x salary to reflect his promotion to Executive Vice President and Chief Operating Officer (based on a review of competitive market data for similar roles at peer companies).
• Mr. Chapman: received a grant of 2,000 RSUs with three-year cliff vesting to reflect his role as principal financial officer, effective November 4, 2013.

New CEO - 2013 Compensation Structure
Mr. Mattes’ compensation package was developed based on a review of competitive market data and an understanding of his compensation opportunity at his previous employer.
• Annual base salary: $775,000
• Annual target bonus: 120% of base salary
• Annual target LTI value: 350% of base salary
• Minimum bonus in 2013 only: To make Mr. Mattes “whole” for foregone compensation opportunity at his previous employer, he will be paid a minimum of full target bonus (on a prorated basis, according to an effective hiring date of June 6, 2013).
• Inducement equity grant: Also, as a means to make Mr. Mattes “whole” for foregone compensation opportunities at his previous employer, he received $500,000 of vested company stock, subject to a “clawback” provision whereby Mr. Mattes must repay Diebold (1) 100% of the grant value if he voluntarily terminates employment prior to his one-year employment anniversary date, or (2) 50% of the grant value if he voluntarily terminates employment after his one-year anniversary but prior to his two-year anniversary date.
• Additional benefits and perquisites consistent with market practice (for more details see below under "CEO Compensation for 2013").

Interim Principal Executive Officer Compensation Structure
Mr. Wallace served as our interim Executive Chairman and principal executive officer from January 19, 2013 through August 15, 2013. Effective with his appointment as Executive Chairman, his compensation was structured as follows, based on the Committee’s review of competitive market data for similar interim roles:
• Monthly stipend: $70,000 ($51,000 per month allocated for salary as interim principal executive officer and $19,000 per month allocated for Board/Chairman-related fees).
• NEO annual cash bonus plan: Not eligible
• NEO LTI grants: Not eligible
• Non-employee director board or committee retainers / fees: Not eligible
• Non-employee director equity grants: Eligible consistent with other directors (for more details see above under "2013 Director Compensation").
On August 15, 2013, Mr. Wallace resumed his non-Executive Chairman role. At that time, he stopped receiving the monthly stipend and resumed his participation in the regular ongoing non-employee director compensation program.
Mr. Wallace is not included in the detailed compensation charts included in this CD&A because he was not eligible for the NEO annual cash bonus plan or the NEO equity grants.

Total Compensation
We generally target total compensation opportunity at or near the size-adjusted 50th percentile of our compensation peer group discussed further below. Overall, the Committee believes targeted compensation should be more heavily weighted on variable “at-risk” compensation and longer-term components. Our target total compensation for Mr. Mattes on a go-forward basis is approximately 82% “at-risk” (annual bonus and LTI) and 74% of the “at-risk” compensation is long-term. The average for our other active NEOs (excluding NEOs who are former employees and Mr. Wallace) is approximately 70% “at-risk” and 65% of the “at-risk” compensation is long-term.

2013 NEO Compensation Highlights - Actual Compensation
The Committee approved the following compensation items in 2013, each discussed further in “2013 Compensation Elements” below:

Pay Component	Comments
Actual Annual Cash Bonus
• Mr. Mattes received a $900,953 cash bonus, which was 170% of target, prorated from the time at which he joined the Company in June 2013.
• Mr. Chapman received a $184,100 cash bonus, which was 140% of target.
• Mr. Mayes, Jr. received a $525,000 cash bonus, which was 140% of target.
• Mr. Byerly received a $274,628 cash bonus, which was 105% of target.
• Mr. Deering received a $75,200 cash bonus, which was 91% of target.
• Mr. Wallace was not eligible to receive a cash bonus under our Annual Cash Bonus Plan.
• Mr. Swidarski was not eligible to receive a cash bonus in 2013 due to the timing of his separation in January 2013.
• Mr. Richardson did not receive a cash bonus due to his resignation in November 2013.
• Mr. Hunter did not receive a cash bonus due to his separation in November 2013.
• Mr. Mateo received a cash bonus of $75,625, which was 60% of target, prorated due to his retirement in November 2013.

LTI
• Performance share grant for the 2011-2013 performance period:  No payout was earned, based on the performance / payout scale approved by the Committee at the start of the performance period. Our three-year TSR was 14.8%, which ranked at the 22nd percentile versus the S&P 400 Midcap peer group, and at the 15th percentile versus our custom peer group. The minimum percentile ranking required to start earning payouts is the 35th percentile.

Compensation Decision Process
Role of the Compensation Committee
The Committee is responsible to our Board for oversight of our executive compensation programs. The Committee consists of independent directors and is responsible for the review and approval of all aspects of our program. Among its duties, the Committee is responsible for:

▪	Reviewing and assessing competitive market data from the independent compensation consultant, discussed below;

▪	Reviewing and approving incentive goals, objectives and compensation recommendations for the NEOs;

▪	Evaluating the competitiveness of each executive’s total compensation package; and

▪	Approving any changes to the total compensation package for the NEOs including, but not limited to, salary, annual incentives, LTI award opportunities and payouts, and retention programs.
Following review and discussion, the Committee submits recommendations to the Board for approval. The Committee is supported in its work by the Chief Human Resources Officer and staff, and an independent compensation consultant, discussed in “Role of the Independent Compensation Consultant” below. For additional information regarding the Committee’s duties and responsibilities, see “Compensation Committee Risk Oversight” and “Compensation Committee” above.
Role of the Independent Compensation Consultant
The Committee retains an independent compensation consultant, Aon Hewitt, in accordance with the Committee’s charter. The consultant reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon Hewitt, approve its compensation, determine the nature and scope of services, and evaluate performance. A representative of Aon Hewitt attends Committee meetings, as requested, and communicates with the Committee Chair between meetings. The Committee makes all final decisions. Other than Aon Hewitt’s roles and services listed below with respect to compensation consulting, it performs no other services for the company.
Aon Hewitt’s specific compensation consultation roles include, but are not limited to, the following:

▪	Advise the Committee on executive compensation trends and regulatory developments;

▪	Provide a total compensation study for executives against the companies in our peer group and recommendations for executive pay;

▪	Provide advice to the Committee on governance best practices, as well as any other areas of concern or risk;

▪	Serve as a resource to the Committee Chair for meeting agendas and supporting materials in advance of each meeting;

▪	Review and comment on proxy disclosure items, including the “Compensation Discussion and Analysis”;

▪	Advise the Committee on management’s pay recommendations; and

▪	From time to time, Aon Hewitt is also engaged by the Board Governance Committee to review and provide compensation recommendations for non-employee directors.
The Committee has assessed the independence of Aon Hewitt, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Aon Hewitt.  Based on this review, there are no conflicts of interest raised by the work performed by Aon Hewitt.
Role of Management
Our Chief Human Resources Officer serves as management’s primary contact with the Committee and attends all Committee meetings. For executives other than the CEO position, our CEO and Chief Human Resources Officer make pay recommendations to the Committee based on market pay comparisons and an analysis of each executives’ individual performance. No member of our management team, including the CEO, has a role in making pay recommendations to the Committee for his or her own position.
Role of Peer Companies and Competitive Market Data
Annually, the Committee reviews competitive total compensation market data provided by Aon Hewitt. To assess competitive pay levels, the Committee first annually reviews and approves our peer group composition. The following peer group criteria are considered:

▪	Company size: Approximately 0.5 to 2 times Diebold’s annual revenues, with a focus on market capitalization of 0.2 to 5 times Diebold’s market capitalization, as a secondary reference;

▪	Direct competitors for business and management talent;

▪	Companies covered by the investment analysts that track Diebold;

▪	Companies that include Diebold in their compensation peer group; and

▪	Global companies that design and manufacture products for their customers, and provide related services.
In December 2012, Aon Hewitt conducted a total compensation study to assist with 2013 compensation decisions. The prior year peer group was revised to replace the three largest companies (Dover Corp., Mastercard Inc., and Rockwell Automation), which had increased beyond the desired revenue range. For 2013, the Committee approved the following compensation peer group:

Actuant Corp	Flowserve Corp.	NCR Corp.
Benchmark Electronics Inc.	Global Payments Inc.	Pitney Bowes Inc.
Brady Corp.	Harris Corp. [2]	Sensata Technologies
The Brinks Company	Imation Corp.	SPX Corp.
Coinstar Inc.	International Game Technology	The Timken Company
Cooper Industries plc[1]	Lexmark International [2]	Unisys Corp.
DST Systems [2]	Logitech International SA	The Western Union Company
Fidelity National Information Services	Mettler-Toledo International Inc.	Woodward Inc.
Fiserv, Inc.
_____________________________
1 Cooper Industries was acquired by Eaton Corporation in November 2012.
2 Denotes new peer company.

Aon Hewitt benchmarks total compensation opportunities for each of our NEOs using peer company proxy data, as well as published and private compensation survey data. Size-adjusted market values for comparable executive compensation were developed using regression analysis. This statistical technique accounts for revenue size differences within the peer group and develops an estimated market value for a similar-size company as Diebold. The size-adjusted 50th percentile for total compensation is a key reference point for the Committee. On average, our NEO total compensation opportunities are competitively positioned at or near the size-adjusted 50th percentile.

Timing of Compensation Decisions
Pay recommendations for our executives, including the NEOs, are typically made by the Committee at its first scheduled meeting of the year, normally held in February. This meeting is normally held around the same time we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year. This timing allows the Committee to have a complete financial performance picture prior to making compensation decisions.
Decisions with respect to prior year performance, performance for other relevant periods and any resulting award payouts, as well as annual equity awards, base salary increases and target performance levels for the current year and beyond, are also typically made at this meeting. Generally, any increases in base salary approved at this meeting are made effective in the next pay period. Further, any equity awards recommended by the Committee at this meeting are then reviewed by the Board and, if approved, are dated as of the date of the Board meeting held the following day. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.
The exceptions to this timing are awards to executives who are promoted or hired from outside the company during the year. These executives may receive salary increases or equity awards effective or dated, as applicable, as of the date of their promotion or hire.
Determination of CEO Compensation
At the February Committee meeting, in executive session without management present, the Committee reviews and evaluates CEO performance, and determines achievement level, for the prior fiscal year. The Committee also reviews competitive compensation data. The Committee presents pay recommendations for the CEO to the independent members of the Board. During executive session, the Board conducts its own review and evaluation of the CEO’s performance taking into consideration the recommendations of the Committee.
2013 Compensation Elements
Note: In his role as interim Executive Chair, Mr. Wallace received a monthly stipend as described in more detail under "Compensation of Directors" above, and in the "2013 Summary Compensation Table" below. Other than the portion of his stipend that was allocated to salary, Mr. Wallace was otherwise ineligible for any of the compensation elements, benefits and perquisites discussed in the remainder of this "Compensation Discussion and Analysis."
Base Salary
Base salaries are designed to recognize and reward the skill, competency, experience and performance an executive brings to his or her position. Changes in salary result primarily from a comparison against competitive market data, individual and company performance, internal equity considerations, promotions, and the executive’s specific responsibilities. The Committee reviews salaries annually.
For 2013, the Committee reviewed competitive market data and individual performance assessments for the NEOs and approved the following base salary changes:

Name	2012 Salary	2013 Salary	Increase %
Andreas W. Mattes	---	$775,000 [1]	---
Christopher A. Chapman	$236,130	$263,000	11.4% [2]
George S. Mayes, Jr.	$360,767	$500,000	38.6% [3]
Lance A. Byerly	$350,000	$350,000	0.0%
Dennis D. Deering	$194,575	$235,000	20.8% [4]
Henry D. G. Wallace	---	$51,000/month [5]	---
Thomas W. Swidarski	$840,000	$840,000	0.0%
Bradley C. Richardson	$520,032	$520,032	0.0%
M. Scott Hunter	$233,137	$240,000	2.9%
Miguel A. Mateo	$266,545	$275,000	3.6%
1 Represents Mr. Mattes’ 2013 annual salary rate.
2 Represents a 5.0% merit increase effective January 1, 2013 and a 6.0% increase effective November 6, 2013 to reflect his interim principal financial officer responsibilities.
3 Represents his promotion to Executive Vice President and Chief Operating Officer.
4 Represents market adjustment and increased global role.
5 During the time that Mr. Wallace held the position of Executive Chairman, he received a monthly stipend of $70,000, $51,000 of which was allocated to salary and the remainder was allocated to Board and committee retainer amounts, which is discussed in more detail in "Compensation of Directors" above. For a complete breakdown of Mr. Wallace's compensation earned in 2013 including his salary as Executive Chairman, see "2013 Summary Compensation Table" below.

Annual Cash Bonus Plan
Our NEOs are eligible to earn cash incentive awards under our Annual Cash Bonus Plan, originally approved by shareholders in 2005, and re-approved at our 2010 Annual Meeting of Shareholders. Payout under the Annual Cash Bonus Plan depends on corporate, division, and individual performance against pre-determined performance objectives approved by the Committee at the beginning of the fiscal year.
Target opportunities: Individual NEO targets (as a percent of base salary) are approved by the Committee at the beginning of the fiscal year. Actual cash bonuses may range from 0% to 200% of target (generally 40% of target earned at threshold performance, 100% of target earned as target performance and 200% of target earned at maximum performance). For 2013, based on a thorough review and comparison against competitive market data, the Committee approved the following targets:

Name	Target Incentive (% of Salary)
Andreas W. Mattes	120%
Christopher A. Chapman	50%
George S. Mayes, Jr.	80% [1]
Lance A. Byerly	75%
Dennis D. Deering	35% [2]
Thomas W. Swidarski	100%
Bradley C. Richardson	75%
M. Scott Hunter	50%
Miguel A. Mateo	50%
[1] Increased from 75% to reflect his promotion in January 2013.
[2] Based upon competitive market data for his position, Mr. Deering's target opportunities were 20% at threshold, 35% at target and 50% at maximum.
Financial performance metrics: For 2013, the Committee approved Non-GAAP EPS, FCF, Division Operating Profit (and other working capital metrics), and certain key initiatives for each NEO. These financial measures are important bottom-line indicators that allow investors to evaluate our company. The approved key initiatives focus on other important financial and non-financial metrics critical to our success.

Performance Measure[1]	Organizational Level	Threshold[2]	Target[2]	Maximum[2]
Non-GAAP EPS	Corporate	$1.75	$2.00	$2.25
Free Cash Flow	Corporate	$100	$125	$150
Operating Profit	Corporate	$163	$186	$209
Operating Profit [3]	Electronic Security	---	---	---
Operating Profit [3]	Latin America	---	---	---
Cash Conversion	Latin America	63 Days	57 Days	51 Days

[1] When evaluating financial goals and results, the Committee generally excludes certain restructuring, non-routine income and expense, and impairment items consistent with our guidance to investors.
[2] Payment opportunities are extrapolated between threshold, target, and maximum performance -- 40% payout at threshold; 100% payout at target; and 200% payout at maximum (except for Mr. Deering as discussed above). Dollars in millions, except per share values.

[3]  Disclosing the quantitative performance measures for certain divisional performance metrics, which we do not otherwise disclose publicly, would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with insight to our specific strategy. We typically set target performance at a level consistent with investor guidance that is "stretch but reasonable", taking into account the current economic / business environment, our transformation strategy, and continuous improvement requirements for the company and key executives.

Key initiative performance metrics: Key initiatives are approved by the Committee. These key initiatives are intended to drive strategic and/or operational results in the division, business unit or functional groups. Similar to the Committee’s assessment of financial goals, the Committee’s subjective assessment of key initiatives generally excludes certain non-recurring or extraordinary items. Also, similar to financial goals, we do not disclose some key initiative quantitative goals due to the same potential competitive harm. Our target key initiative goals are “stretch but reasonable”.

Name	Approved Key Initiative	Description
Andreas W. Mattes	• N/A	• N/A
Christopher A. Chapman	• Organization re-alignment & reporting • Information Technology / Global Business Services (IT/GBS) Roadmap Implementation	• Realign organization structure to support Chief Operating Officer organization. • Oracle R12 Financial implementation; Custom Relationship Management (CRM) blueprint and implementation
George S. Mayes, Jr.	• Transformation Plan	• Sustainable cost reduction in Selling, General & Administrative Expense
Lance A. Byerly	• Electronic Security growth • Electronic Security profitability	• Grow order entry • Improve Electronic Security gross margin
Dennis D. Deering	• Improve global service cost structure	• Sustainable cost reduction via functionalizing service and eliminating waste without negatively impacting customers
Thomas W. Swidarski	• N/A	• N/A
Bradley C. Richardson	• IT/GBS Roadmap implementation • Remediate Brazil tax material weakness • Improve capital structure • Address near term costs
• Oracle R12 Financial implementation; CRM blueprint and implementation;
• Affect strategy for resolution of Brazil tax assessment; minimize Brazil tax expense through defense and commercial strategy; resolve FCPA and reach settlement
• Refinance notes; Repatriate a portion excess cash; and finance acquisition strategy as required
• Sustainable reduction in addressable General & Administrative spend versus plan

M. Scott Hunter	• Liquidity improvement • Commence project with Risk International to reduce Diebold’s total cost of risk (TCOR)
• Tax efficient utilization of foreign earnings; accomplish all repatriation activities identified in audit committee meeting; execute tax efficient purchase of Brazilian subsidiary; complete capital structure changes to replace a portion of private placement notes
• Target reduction of TCOR

Miguel A. Mateo	• Grow revenue in security business in Latin America • Grow sales of deposit automation units	• Target growth for security business • Increase revenue

Actual 2013 performance results: The Committee approved the following performance achievements and earned incentive percentages (dollars in millions, except per share values).

Name / Goals	Weight	Target Performance	Actual Performance	Incentive Earned (% of Target)
Andreas W. Mattes
Corporate Free Cash Flow	50%	$125	$165	200%
Corporate Operating Profit	30%	$186	$138.7	100% [2]
Key Initiatives [1]	20%	---	---	200% [2]
Total:	100%			170%
Christopher A. Chapman
Corporate Free Cash Flow	50%	$125	$165	200%
Non GAAP EPS	30%	$2.00	$1.36	0%
Key Initiatives [1]	20%	---	---	200%
Total:	100%			140%
George S. Mayes, Jr.
Corporate Free Cash Flow	50%	$125	$165	200%
Corporate Operating Profit	30%	$186	$138.7	0%
Key Initiatives [1]	20%	---	---	200%
Total:	100%			140%
Lance A. Byerly
Corporate Free Cash Flow	50%	$ 125	$ 165	200%
Electronic Security Operating Profit [1]	30%	---	---	40%
Key Initiatives [1]	20%	---	---	43%
Total:	100%			105%
Dennis D. Deering
Corporate Free Cash Flow	50%	$125	$165	143%
Corporate Operating Profit	30%	$186	$138.7	0%
Key Initiatives [1]	20%	---	---	100%
Total:	100%			91%
Thomas W. Swidarski	Mr. Swidarski was not eligible to participate due to his separation in January 2013 before performance metrics were established.
Bradley C. Richardson	Mr. Richardson did not receive a cash bonus due to his resignation in November 2013.
M. Scott Hunter	Mr. Hunter did not receive a cash bonus due to his separation in November 2013.
Miguel A. Mateo
Latin America Operating Profit [1]	40%	---	---	0%
Corporate Free Cash Flow	20%	$125	$165	200%
Latin America Cash Conversion	20%	57 Days	67 Days	0%
Key Initiatives [1]	20%	---	---	100%
Total:	100%			60%
[1] Disclosing the qualitative and quantitative performance measures for key initiatives, which we do not otherwise disclose publicly, would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with insight to our specific strategy. We typically set target performance at a level consistent with investor guidance that is "stretch but reasonable", taking into account the current economic / business environment, our transformation strategy, and continuous improvement requirements for the Company and key executives.

[2]    For Corporate Operating Profit, Mr. Mattes received a minimum guaranteed payout at target pursuant to his employment agreement, as discussed in more detail under "Employment Agreements" below. For his key initiatives, after taking into consideration his overall performance following his appointment, and consistent with the achievement of certain established key initiatives of the other NEOs and of his broader senior leadership team, the Committee approved a maximum payout for Mr. Mattes.

2013 actual bonuses earned: Based on the previous table showing the approved performance achievement levels and the percentage of target earned, the table below summarizes earned dollar amounts by NEO:

Name	2013 Actual Bonus	2013 Target Bonus	Actual as % of Target
Andreas W. Mattes [1]	$900,953	$529,973	170%
Christopher A. Chapman	$184,100	$131,500	140%
George S. Mayes, Jr.	$525,000	$375,000	140%
Lance A. Byerly	$274,628	$262,500	105%
Dennis D. Deering	$75,200	$82,250	91%
Thomas W. Swidarski	$0	$840,000	0%
Bradley C. Richardson	$0	$390,024	0%
M. Scott Hunter	$0	$120,000	0%
Miguel A. Mateo [1]	$75,625	$137,500	60%

[1] Prorated amounts.
Long-Term Incentives
The Committee believes in a balanced approach to LTI compensation. As such, our practice is to grant total LTI value according to the following value mix:

▪	Performance shares: 50%

▪	Stock options: 30%

▪	RSUs: 20%
In this manner, the Committee strikes a balance of awards based on the full value of our shares, awards tied solely to stock price appreciation, and awards tied to performance and stock price growth. This approach aligns our LTI compensation with market practice, mitigates risk and enhances our shareholder alignment.
To determine annual grant sizes, the Committee subjectively considers individual performance, potential future contributions to our business, internal equity, and competitive market values, in addition to management’s recommendations. The Committee approves long-term incentive grants at the regular February Committee meeting, and actual grants are generally made on the day of the February Board Meeting.
Performance shares:  Earned over a three-year performance period based solely on our TSR ranking relative to our peer group and the S&P Midcap 400 Index. The number of shares earned at the completion of the performance cycle may range from 0% to 200% of target, based on our relative ranking against the two groups. This program meets a key objective of our compensation strategy to focus on performance metrics that drive shareholder value and achievement of “top tier” performance.
The minimum performance requirement is 35th percentile, at which 25% of target is earned. The maximum performance requirement is 80th percentile, at or above which 200% of target is earned. No dividends are paid until shares are earned.
For the 2011 performance share grant covering 2011-2013 TSR performance, no performance shares were earned. Diebold’s TSR ranking was at the 22nd percentile versus the S&P midcap 400 midcaps and at the 15th percentile versus our peer group.
Stock options: Provide value based solely on stock price appreciation. Grants of stock options have a ten-year term and vest ratably over a three-year period. The exercise price is based on the closing price of our common stock on the grant date and is valued using the Black-Scholes option valuation method.
RSUs: Provide a base level of retention value in our executive compensation program, and incentive for building shareholder value. RSUs provide additional value if our stock price appreciates and cliff vest at the end of three years following the grant date. Dividend equivalents are paid on RSU awards.

2013 Grants: The Committee performed a thorough review of competitive market data, individual and company performance, and management’s recommendations. Based on that review and the Committee’s objective to deliver 50th percentile total compensation opportunity, the Committee approved the following equity grants to NEOs, with the exception of Mr. Mattes, at the February 2013 meeting (and for Mr. Mattes, the Committee approved the following prorated equity grants when he was appointed President and CEO on June 6, 2013):

Name	Stock Options	Performance Shares (Target)	RSUs
Andreas W. Mattes	98,082	37,033	17,203
Christopher A. Chapman	7,540	3,192	3,277[1]
George S. Mayes, Jr.	44,379	18,787	7,515
Lance A. Byerly	10,981	4,649	1,859
Dennis D. Deering	n/a	n/a	636
Thomas W. Swidarski	n/a	n/a	n/a
Bradley C. Richardson	31,124	13,176	5,270
M. Scott Hunter	7,540	3,192	1,277
Miguel A. Mateo	8,575	3,630	1,452
1 Includes a grant of 2,000 RSUs with three-year cliff vesting, awarded as of November 6, 2013, to reflect his interim role as principal financial officer.
CEO Compensation for 2013
Mr. Mattes was hired as our President and Chief Executive Officer effective June 6, 2013. His compensation package was developed based on a thorough review of competitive market data and a solid understanding of his total compensation opportunity at his former employer. Mr. Mattes’ 2013 total compensation program consists of the following elements:

2013 CEO Pay Element	Description
Base Salary	Annual rate of $775,000
Target Bonus	120% of base salary
Target LTI	350% of base salary (actual 2013 equity grants are summarized in the chart above)
2013 Minimum Bonus	Prorated target, based on days employed in 2013
Inducement Equity Grant
$500,000 of Diebold common stock with “clawback” provision; 100% repayment for voluntarily termination prior to one-year anniversary and 50% repayment for voluntarily termination after one-year anniversary, but prior to two-year anniversary

Financial Planning Services	Reimbursement not to exceed $12,000 annually
Executive Physical	Coverage consistent with all Vice Presidents (approximately $2,500 annual value)
Commuting Expenses
Reimbursed for up to one year; represents taxable income to Mr. Mattes with no income tax gross-up provided by the Company. Such reimbursement consists of an allowance of $2,900 per pay for travel and lodging.

Relocation Expenses	Benefits provided pursuant to our relocation policy, as well as certain additional expenses as may be approved by our Chairman.
Compensation Decisions For 2014
In the fourth quarter of 2013 and the first quarter of 2014, the Committee and management discussed issues impacting our business transformation/turnaround, including incentive plan design. Specific discussions centered on:

•	Annual incentive plan design: Alignment of goals with our transformation/turnaround objectives, consistent both vertically and horizontally across the organization;

•	Long-term incentive plan design: Our current programs will be examined to make sure they encourage the appropriate behaviors and reward the achievement needed to transform the Company successfully;

•
Retention value of outstanding equity awards: The retentive value of our outstanding stock options, RSUs, and performance shares is low and, in some cases, hindering our ability to attract, motivate, and retain key talent;

•
Transformation equity grant: Management and the Committee discussed the merits of a special equity grant to drive financial performance, enhance the retentive value of our equity structure, and support our transformation/turnaround efforts.  A one-time equity grant was approved by the Committee at its December 2013 meeting and made effective in January 2014; and

•	Shareholder outreach: During 2014, management intends to reach out to shareholders to discuss our 2014 compensation structure.
Benefits and Perquisites
We provide executives with medical, dental, long-term disability, and life insurance under the same programs used to provide benefits to all U.S.-based associates. Our executives may buy additional life insurance coverage at their own expense. The maximum life insurance coverage that may be purchased by an executive is $1.5 million. Our executives’ personal benefits are not tied to individual or company performance and changes to these benefits reflect the changes to the benefits of all U.S.-based associates.
Deferred Compensation
Our executives, including the NEOs (except for Mr. Wallace), may elect to defer receipt of annual cash bonuses and performance shares pursuant to our Deferred Incentive Compensation Plan No. 2. Mr. Wallace is eligible to defer Board/Committee-related fees pursuant to our Deferred Compensation Plan No. 2 for Directors, as discussed in more detail under "Non-Qualified Deferred Compensation" below. Current investment choices under the plan for cash deferrals (cash bonuses and dividends on deferred performance shares) mirror those in our 401(k) plan, except it does not include Diebold common shares. Our deferred compensation plan does not provide participants with additional pay, but merely provides a tax deferred investment vehicle. Moreover, we do not guarantee any specific rate of return and do not contribute to the return that may be earned.
Retirement
We maintain qualified and non-qualified retirement programs. Our executives, including the NEOs (except for Mr. Wallace), participate in our qualified defined benefit (pension) and defined contribution (401(k)) plans on the same terms as all U.S.-based associates. In 2013, we amended the pension plan to cease future benefit accruals for all participants after December 31, 2013.
We also have four non-qualified supplemental retirement plans: (1) the Pension Supplemental Executive Retirement Plan, or Pension SERP, (2) the Pension Restoration Supplemental Executive Retirement Plan, or Pension Restoration SERP, (3) the 401(k) Restoration Supplemental Executive Retirement Plan, or 401(k) Restoration SERP, and (4) the 401(k) Supplemental Executive Retirement Plan, or 401(k) SERP. These plans are described in detail below under “2013 Pension and Retirement Benefits.” Participation in the 401(k) Restoration SERP is based on the annual IRS compensation limits. Participation in the other plans is limited to executive officers in positions that help develop, implement and modify our long-term strategic plan, as nominated by the CEO and approved by the Committee; however, we closed the Pension SERP, Pension Restoration SERP and 401(k) SERP to any new participants effective December 31, 2013 and also amended these Plans to cease future benefit accruals after December 31, 2013.
Mr. Swidarski participated in the Pension SERP, Pension Restoration SERP, and the 401(k) Restoration SERP; however, based on design, benefits accrued under the Restoration SERPs and the Pension SERP are not duplicative. Messrs. Richardson, Hunter and Mateo participated in the 401(k) Restoration SERP as does Mr. Mattes currently. Mr. Chapman participates in the Pension Restoration SERP and Mr. Mayes participates in the 401(k) Restoration SERP and the 401(k) SERP.
In addition, as part of our transformation journey and its focus on cost reduction,  we determined that a limited-time voluntary early retirement program (VERP), would be offered to encourage select longer service employees to retire from employment at the end of 2013.  As an incentive to participate in the VERP, for purposes of calculating pension benefits an enhancement of two additional years of age credit and two additional years of service credit were provided to participants in our pension plan whose age plus years of service totaled at least 70 points.  Participants were also permitted to take their pension benefit in a single lump sum as part of the VERP.  Messrs. Deering and Mateo elected to take part in the VERP. In addition to the enhancement provided under our pension plan, we provided severance to VERP participants in the amount determined under our severance policies, which for Messrs. Deering and Mateo were pursuant to the terms of our Senior Leadership Severance Policy, as discussed in more detail below under "Severance Protection."
Perquisites
We provide our executives with limited perquisites. The Committee believes that these benefits are set at a reasonable level, are highly valued by recipients, have limited cost to the company, are part of a competitive reward system, and help in attracting and retaining top management talent. Perquisites received by executives include the following, the values of which differ based on an executive’s reporting level:

▪
A membership at Firestone Country Club is maintained by the company for business purposes. Access to this membership is generally available only to our CEO, Mr. Mattes, as it is believed Diebold will benefit from the business development and networking opportunities provided by this corporate club membership;

▪	Reimbursement for financial planning services up to $12,000;

▪
A complete annual physical exam (assessment of overall health, screening and risk reviews for chronic diseases, exercise and dietary analysis, and other specialty consultations), which helps protect in small measure the investment we make in these key individuals; and

▪	Our company car program, or car allowance, was eliminated for all executives, including the NEOs, effective March 2013.
The Committee periodically reviews our practices in this area and makes any necessary adjustments based on market trends and the cost to provide these benefits.
Change-in-Control Protection
We maintain change-in-control agreements for our executive officers, including the NEOs (except for Mr. Mattes, whose change-in-control protection is included in his employment agreement, discussed in more detail under "Employment Agreements" below, and Mr. Wallace, who is ineligible for change-in-control protection), that provide our executives with the potential for continued employment (or benefits) for three years following a change-in-control. As a result, these agreements help retain these executives and provide for management continuity in the event of an actual or threatened change-in-control of the company. They also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause in connection with a change-in-control.
The agreements provide:

▪	Severance of two times base salary (for Mr. Byerly, severance of two times base salary and target bonus as discussed further below);

▪	One year of continued participation in our employee retirement income, health and welfare benefit plans, including perquisites; and

▪	One year of additional service for determining the executives’ non-qualified retirement benefits in the 401(k) Restoration SERP, to the extent applicable.
In addition, with the exception of Mr. Byerly, the agreements provide a tax gross-up for any excise tax imposed under Section 280G of the Internal Revenue Code covering severance amounts payable under any other agreement, plan or arrangement. The Committee feels that this tax gross-up is reasonable in light of the salary-only pay definition (bonus is not included in the pay definition) and to ensure that our executives are kept “whole” in the event of a change-in-control so that the individual receives the same after-tax amount as he or she would have received without the imposition of the excise tax.
Change-in-control benefits are only paid upon the occurrence of two events. First, there must be a “change-in-control” of the company, as defined in the agreements. Second, an executive must be terminated without cause or he or she must terminate his or her own employment for good cause, as described in the agreements. In this manner, benefits are only paid to executives if they are adversely affected by a change-in-control, consistent with the agreements’ objectives.
The terms and conditions of these agreements are identical in all material respects. The Committee periodically reviews our policy with respect to these change-in-control agreements, and engages its independent compensation consultant to provide a competitive analysis of our practices. The Committee has determined that this type of agreement is still a valued component of overall compensation for purposes of attracting and retaining quality executive officers and, as such, the Committee approved the continued award of these agreements to new executives.
Aon Hewitt’s market review of our change-in-control benefits in late 2011 reflected that defining pay to include only base salary was below market. Therefore, the Committee determined, beginning in 2012, any new change-in-control agreements provided to executives will provide severance benefits defining pay to include base salary and target bonus. However, any new change-in-control agreements will no longer provide a tax gross-up feature for any excise tax imposed under Section 280G of the Internal Revenue Code. Mr. Byerly is the only NEO with a new change-in-control agreement, although the change-in-control provisions in Mr. Mattes' employment agreement include similar severance benefits.
The Committee does not account for the value of these agreements when making other compensation decisions.
Severance Protection
Our Senior Leadership Severance Policy provides coverage to executives that are involuntarily terminated other than for cause or upon certain constructive terminations, in each case separate from a change-in-control. These benefits also provide a consistent approach to ensuring reinforcement of an executive’s confidentiality, non-competition and non-solicitation obligations. Our policy provides for the following:

▪
Severance of two times salary and target bonus for the CEO, and one and a half times salary and target bonus for the other NEOs, as well as a pro-rated bonus payment in the year of termination, based on actual performance;

▪
Two years of continued participation in our employee health and welfare benefit plans for our CEO, and one and one-half years of continued participation for the other NEOs (excluding perquisites and any qualified or non-qualified pension or 401(k) plans);

▪	Vesting of all outstanding unvested options, which shall remain exercisable for three months; and

▪	Pro-rata vesting of all outstanding restricted stock, RSUs and performance shares (to the extent such performance awards are earned).

▪	Professional outplacement services for a limited time period.
Employment and Separation Agreements
Employment Agreements
Historically, in order to attract high-quality candidates we have entered into formal employment agreements with our President and CEO, and when those positions have been held by separate individuals, with both our President and our CEO. No other NEO has an employment agreement.
Thomas W. Swidarski: In April 2006, we entered into an employment agreement with Mr. Swidarski when he was appointed as our President and CEO, with a term of two years and with automatic one-year renewals thereafter unless either party notified the other at least six months before the scheduled expiration date that the term was not to renew. Pursuant to his agreement, Mr. Swidarski was to receive a base salary of $550,000 for the first year, with a cash bonus opportunity up to 200% of base salary, as well as other compensation. Further, Mr. Swidarski was entitled to a monthly car allowance up to $3,295, financial planning and tax preparation services up to $20,000 annually, country club dues and fees, and an annual physical examination.
As disclosed in our Current Report on Form 8-K filed on January 21, 2013, Mr. Swidarski stepped down as our President and CEO, effective as of January 19, 2013, and we consider his departure as an involuntary termination without cause, as discussed in more detail below under "Separation Agreements." Prior to his departure, Mr. Swidarski had been the only NEO with an employment agreement.
Andreas W. Mattes: In June 2013, we entered into an employment agreement with Mr. Mattes in connection with his appointment as our President and CEO. The agreement has an initial term of two years and automatically renews for one-year terms unless either party gives the other at least six months' notice of non-renewal prior to the scheduled expiration date. Pursuant to the agreement, Mr. Mattes is entitled to receive an annual base salary of $775,000 for the first year and will be eligible for annual incentive awards as determined by the Company in its sole discretion; provided that, for 2013, any annual incentive award for Mr. Mattes will be paid on a pro rata basis, based upon a guaranteed minimum payout of at least 100% of the target opportunity. Under the agreement, Mr. Mattes also received an inducement grant of $500,000 in the form of the Company's common shares, subject to an obligation to repay 100% of such shares (or equivalent value) to the Company in the event that he voluntarily terminated his employment prior to the first year anniversary of the agreement, and repay 50% of such shares in the event that he voluntarily terminated his employment prior to the second anniversary of the agreement. Additionally, Mr. Mattes is eligible to participate in the Company's long-term equity incentive plan as determined by the Company in its sole discretion.
Under the terms of the agreement, if Mr. Mattes is terminated without cause or he terminates his employment for “good reason” (as defined in the agreement), in either case other than in the two-year period following a “change-in-control” (as defined in the agreement), assuming he otherwise satisfies certain conditions, he will be entitled to receive, among other things, (i) a lump sum amount equal to any unpaid salary and accrued vacation pay and unreimbursed business expenses, (ii) a lump sum amount equal to two times his annual base salary and annual incentive award at target, (iii) a lump sum pro rata amount, if any, equal to the actual annual incentive that would have been payable to him based on the Company's actual performance against applicable goals and his personal goals/key initiatives (based on his assumed target level performance), and (iv) continuation of medical, dental, vision and Company-paid basic life insurance coverage for 24 months, and (A) any outstanding and unvested stock options will immediately vest, (B) any restrictions on unvested RSUs will immediately lapse on a pro rata basis and (C) all unearned performance shares and performance units will be paid out on a pro rata basis.
In addition, in connection with a change-in-control, the term of Mr. Mattes' employment will automatically be extended to the second anniversary of the change-in-control. If, during the two-year period following a change in control, Mr. Mattes is terminated without cause or he terminates his employment for good reason, assuming he otherwise satisfies certain conditions, he will be entitled to receive, among other things, (i) a lump sum amount equal to any unpaid salary and accrued vacation pay and unreimbursed business expenses, (ii) a lump sum amount equal to two times Mr. Mattes' annual base salary and annual incentive award at target, (iii) a lump sum pro rata amount, if any, equal to the actual annual incentive that would have been payable to him based on the Company's actual performance against applicable goals and his personal goals/key initiatives (based on his assumed target level performance), and (iv) continuation of medical, dental, vision and Company-paid basic life insurance coverage for 24 months, and (A) any outstanding and unvested stock options will immediately vest, (B) any restrictions on unvested RSUs will immediately lapse, and (C) all unearned performance shares and performance units will become non-forfeitable at 100% of target.

The employment agreement also provides that Mr. Mattes will not (i) compete with the Company for a period of two years after the termination of his employment or (ii) solicit employees of the Company for a period of three years after the termination of his employment. Mr. Mattes' employment agreement does not provide for any tax gross-ups for any excise tax that may be imposed under Section 280G of the Internal Revenue Code.
Separation Agreements
Historically, we entered into individually-negotiated separation agreements with our executive officers upon their separation from service in order to reinforce that individual’s confidentiality, non-competition and non-solicitation obligations. Any such separation agreements were typically heavily negotiated, but ultimately consistent with prior separation agreements. Accordingly, in 2011 the Committee approved the Severance Policy discussed above under “Severance Protection” in order to better align with market practice, provide greater consistency in the event of an involuntary termination, and to minimize the cost and negotiations associated with such severance events.
Thomas W. Swidarski: As a result of Mr. Swidarski's termination without cause, pursuant to his employment agreement, he received severance payments, including: a lump sum amount equal to two years of base salary; a lump sum amount equal to twice his target annual cash bonus for the year in which termination occurs; a pro rata annual cash bonus for the year in which termination occurs, but only to the extent an annual cash bonus is paid to others for the year of termination; and continued participation in our employee benefits plans for a period of two years (not including any qualified or non-qualified pension plan or 401(k) plan benefits). As a result, we entered into a Separation Agreement and Release with Mr. Swidarski effective as of January 25, 2013, pursuant to which, in 2013 Mr. Swidarski received a severance payment of $3,360,000 and, in addition, $64,615 in accrued vacation and $36,074 in health and welfare benefits continuation. Mr. Swidarski also received certain equity and other benefits consistent with his employment agreement. Mr. Swidarski is subject to non-competition and non-solicitation obligations for a period of two years following his termination of employment, as well as a perpetual obligation of confidentiality, regardless of the circumstances surrounding such termination.
M. Scott Hunter: Effective as of November 8, 2013, we entered into a Separation Agreement and Release with M. Scott Hunter, our former Vice President, Treasurer and Chief Tax Officer, who stepped down from the Company. Pursuant to the separation agreement, Mr. Hunter received a separation payment of $1,075,000 and, in addition, $12,923 in accrued vacation and $200,000 for attorneys' fees incurred in connection with the separation agreement. Such payments are not treated as pensionable earnings. Mr. Hunter also received certain equity and other benefits consistent with our Senior Leadership Severance Policy, and as detailed below in the "Summary Compensation Table" and "Post-Termination Payments Table." In consideration of these payments and benefits, Mr. Hunter agreed to a general release of existing and potential claims against us and certain related parties, as well as a non-competition agreement, non-solicitation agreement and confidentiality obligations consistent with our Severance Policy.
Miguel A. Mateo: Effective as of November 29, 2013, we entered into a Separation Agreement and Release with Miguel A. Mateo, our former Vice President, Latin America Division, who retired from the Company as of that date in connection with our VERP, as discussed in more detail above under "Retirement." Pursuant to this agreement, Mr. Mateo received a severance payment of $618,750 and, in addition, a prorated annual cash bonus for 2013 of $75,625 (as discussed in more detail under "Annual Cash Bonus Plan" above), $21,154 in accrued vacation and $25,106 in health and welfare benefits continuation, consistent with the terms of our Senior Leadership Severance Policy discussed in more detail above under "Severance Protection." Such payments are not treated as pensionable earnings. Mr. Mateo also received certain equity and other benefits consistent with our Senior Leadership Severance Policy, and as detailed below in the "Summary Compensation Table" and "Post-Termination Payments Table". In consideration of these payments and benefits, Mr. Mateo agreed to a general release of existing and potential claims against us, as well as a non-competition agreement, non-solicitation agreement and confidentiality obligations consistent with our Senior Leadership Severance Policy.
Dennis D. Deering: Effective as of December 31, 2013, we entered into a Separation Agreement and Release with Dennis D. Deering, our former Vice President, Global Services and Operations, who retired from the Company as of that date in connection with our VERP, as discussed in more detail above under "Retirement." Pursuant to this agreement, Mr. Deering received a severance payment of $475,875 and, in addition, a prorated annual cash bonus for 2013 of $75,200 (as discussed in more detail under "Annual Cash Bonus Plan" above) and $17,597 in health and welfare benefits continuation, consistent with the terms of our Senior Leadership Severance Policy discussed in more detail above under "Severance Protection." Such payments are not treated as pensionable earnings. Mr. Deering also received certain equity and other benefits consistent with our Senior Leadership Severance Policy, and as detailed below in the "Summary Compensation Table" and "Post-Termination Payments Table". In consideration of these payments and benefits, Mr. Deering agreed to a general release of existing and potential claims against us, as well as a non-competition agreement, non-solicitation agreement and confidentiality obligations consistent with our Senior Leadership Severance Policy.

Other Compensation Policies
Clawback Policy
In addition to any other rights or remedies legally available to us, all of our equity plans include provisions that allow us to cancel awards or “claw back” any shares received pursuant to awards or the exercise of stock options for certain specified conduct that is deemed detrimental to the company. To the extent that an executive has already received value for such awards, these provisions also allow us to seek reimbursement of such value directly from the executive or through the garnishment of salary or cash bonus. Examples of such detrimental conduct include:

•
Engaging, directly or indirectly, in any activity in competition with us, in any product, service or business activity for which the executive had any direct responsibility or direct involvement during the two previous years.

•	Soliciting one of our employees to terminate his or her employment with us.

•	Unauthorized disclosure of confidential, proprietary or trade secret information obtained during employment with us.

•
Failure to promptly disclose and assign any interest in any invention or idea conceived during the executive’s employment and related to any of our actual or anticipated business, research or development work.

•	Any activity that results in a termination for cause, including gross neglect and any act of dishonesty constituting a felony.
In addition, the Committee has implemented a separate and independent Clawback Policy, effective August 2, 2012, which provides an additional avenue to recover excessive performance-based incentive compensation paid during a three-year look-back period in the event of willful act of misconduct resulting in an obligation on the company to prepare a financial accounting restatement due to a material noncompliance with any reporting requirement under the U.S. federal securities laws.
Insider Trading Policy
Under our Insider Trading Policy, each employee, officer and director of the company is prohibited from buying or selling our securities when he or she is aware of material, non-public information about the company, or information about other public companies which he or she learns as our employee or director. These individuals are also prohibited from providing such information to others. In addition, this policy prohibits employees, officers and directors from engaging in short sales of Diebold stock, and from buying or selling any derivative securities related to Diebold stock.
Company-Imposed Black-Out Periods
As noted above, if an executive is in possession of material non-public information, he or she is prohibited from trading in our stock. Apart from these trading restrictions, we also impose routine black-out periods that prohibit executives, including the NEOs, from trading during the period that begins two weeks prior to the end of each quarter and extends through the first business day following our next scheduled quarterly earnings release. These self-imposed black-out periods are an example of good corporate governance and help to protect both us and the individual from allegations of insider trading violations.
However, our black-out policy was not intended to penalize employees for this type of positive corporate behavior, and in the past the Committee has approved a cash distribution to employees, including NEOs, who were barred from exercising stock options prior to their expiration due to extended company-imposed black-out periods. No such exceptions were made during 2013.
Stock Ownership Guidelines
The Committee believes that stock ownership guidelines reinforce executive and shareholder alignment. Our executive stock ownership guidelines are:

•	CEO: 5x salary

•	CEO direct reports: 3x salary

•	Other performance share participants: 1.5x salary
The Committee eliminated retention and holding requirements to provide leaders more flexibility in managing their investment portfolios. However, the Committee will increase its oversight of executive stock ownership levels to ensure reasonable and appropriate progress is being made towards the Company’s stated ownership guidelines.
In determining an executive’s stock holdings, we count the shares beneficially owned, including the after-tax value of RSUs, shares deferred pursuant to our deferred compensation program, and shares owned through our 401(k) savings plan. Outstanding stock options and unearned performance shares do not count towards the executives’ stock ownership guidelines.

Limitations on Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid by publicly-held corporations to $1 million per year for the CEO and the next three most highly compensated executive officers, excluding the CFO. The $1 million limitation does not apply to compensation that qualifies as performance-based. The company considers the tax and accounting impact of all compensation. Our annual and long-term incentive plans have been designed so that awards granted under such plans may be able to qualify as performance-based compensation. For example, certain incentive compensation for certain executive officers will not be earned unless 50% of our target non-GAAP EPS is achieved. Although the Committee plans to continue taking actions intended to limit the impact of Section 162(m) of the Code, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.
EXECUTIVE COMPENSATION
The table below summarizes the total compensation earned by each of our NEOs for the fiscal years ended December 31, 2013, 2012 and 2011, as applicable. The amounts shown include compensation for services in all capacities that were provided to us.
2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1]($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings[5] ($)	All Other Compensation[6] ($)	Total ($)
Andreas W. Mattes[7] President and Chief Executive Officer	2013	408,365	370,980	2,104,265	813,747	529,973	—	95,732	4,323,062
	2012	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—
Christopher A. Chapman[8] Vice President, Global Finance	2013	239,238		190,651	57,095	184,100	—	20,366	691,450
	2012	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—
George S. Mayes, Jr. Executive Vice President and Chief Operating Officer	2013	468,674	—	772,114	336,051	525,000	—	193,797	2,295,636
	2012	360,797	—	488,880	264,500	149,093	—	175,522	1,438,792
	2011	351,997	—	406,040	217,800	446,684	—	143,679	1,566,200
Lance A. Byerly Executive Vice President, Electronic Security	2013	335,192	—	191,047	83,151	274,628		155,466	1,039,484
	2012	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—
Dennis D. Deering[9] Former Vice President, Global Services and Operations	2013	222,104	—	18,997	—	75,200	127,270	554,376	997,947
	2012	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—
Henry D. G. Wallace[10] Non-executive Chairman of the Board and Former Executive Chairman of the Board	2013	331,500	—	124,866	—	—	—	224,005	680,371
	2012	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—
Thomas W. Swidarski[11] Former President and Chief Executive Officer	2013	61,385	—	—	—	—	—	5,953,600	6,014,985
	2012	840,000	—	3,138,360	1,840,920	—	961,014	289,653	7,069,947
	2011	840,000	—	2,408,475	1,522,800	1,000,000	1,075,308	200,680	7,047,263
Bradley C. Richardson[12] Executive Vice President and Chief Financial Officer	2013	442,027	—	541,495	235,680	—	—	46,044	1,265,246
	2012	520,032	—	722,895	423,200	—	—	213,022	1,879,149
	2011	499,550	—	505,665	326,700	583,275	—	227,827	2,143,017
M. Scott Hunter[13] Former Vice President, Treasurer and Chief Tax Officer	2013	219,692	—	131,191	57,095	—	—	1,300,971	1,708,949
	2012	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—
Miguel A. Mateo[14] Former Vice President, Latin America Division	2013	273,942	—	149,186	64,932	82,500	179,431	1,022,143	1,772,134
	2012	—	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—	—
___________________________________

1
This column represents that portion of Mr. Mattes' annual cash bonus that did not qualify for inclusion in the "Non-Equity Incentive Plan Compensation" column above. The details of the amount are discussed in more detail in "Annual Cash Bonus Plan" under “Compensation Discussion and Analysis” above.

[2]
For 2013, this column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for performance shares and RSUs (and, for Mr. Mattes, his unrestricted shares grant, and, for Mr. Wallace, his director deferred shares) awarded to the NEOs in 2013. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For the performance shares, such amounts are calculated based on the probable outcome of the relevant performance conditions as of the grant date using a Monte Carlo simulation model. For more information regarding 2013 awards, including the assumptions used in calculating the fair value of performance shares, see the “2013 Grants of Plan-Based Awards Table” below. The maximum number of performance shares that may be earned is also reflected below under the “2013 Grants of Plan-Based Awards Table,” the grant date fair value of which would be: for Mr. Mattes, $2,159,024; for Mr. Chapman, $186,094; for Mr. Mayes $1,095,282; for Mr. Byerly $271,036; for Mr. Richardson, $768,160; for Mr. Hunter, $186,094; and for Mr. Mateo, $211,630. Messrs. Deering, Wallace and Swidarski did not receive performance shares in 2013. The specific terms of the director deferred shares are discussed in more detail under "Compensation of Directors" above, and the specific terms of the performance shares and RSUs (and Mr. Mattes' grant of unrestricted shares) are discussed in more detail in “Compensation Discussion and Analysis” above. These amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the NEOs.

With respect to Mr. Mattes, 15,343 common shares (less 6,059 shares withheld for taxes) were granted to Mr. Mattes as an inducement grant in August 2013. This number of inducement shares was calculated based on a 20-day trailing average of the Company's stock price as of August 13, 2013, although pursuant to SEC rules, such shares are reflected in the table above as of the grant date fair value. The Committee believes that this 20-day trailing average calculation method is consistent with how the Company calculates other equity grants to executives. In addition, the Committee felt that this was a fair method to avoid making the grant on any specific date, and therefore, at a specific stock price.

[3]
For 2013, this column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for options awarded to the NEOs in 2013. For more information regarding 2013 grants, see the “2013 Grants of Plan-Based Awards Table” below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. The specific terms of the stock options are discussed in more detail above under “Compensation Discussion and Analysis.” These amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the NEOs.

[4]
For 2013, this column reflects amounts earned by the NEOs under our Annual Cash Bonus Plan for the 2013 fiscal year, but that were not actually paid out until February 2014. For Mr. Mattes, however, the amount reported in this column reflects only the amount earned by him under our Annual Cash Bonus Plan for the 2013 fiscal year above the minimum full target bonus guaranteed to Mr. Mattes under his 2013 compensation package, which guaranteed amount is instead reported under the “Bonus” column. For a more detailed description of the related performance measures for the Annual Cash Bonus Plan, see above under “Compensation Discussion and Analysis.”

[5]
For 2013, these amounts shown are the difference (to the extent positive) between the actuarial present value of pension benefits as of December 31, 2013 based on a 5.09% discount rate and the RP-2000 Combined Healthy Mortality Table with mortality improvement to December 31, 2013 based on Scale AA and the actuarial present value of pension benefits as of December 31, 2012 based on a 4.21% discount rate and the RP-2000 Combined Healthy Mortality Table with mortality improvement to December 31, 2012 based on Scale AA. Further, the values were determined assuming the probability is nil that the NEO will terminate, retire, die or become disabled before normal retirement date. There was no above-market or preferential interest earned by any NEO in 2013 on non-qualified deferred compensation. The actual changes in actuarial present values for Messrs. Chapman, Swidarski and Hunter were losses of $23,407, $1,305,939 and $29,581, respectively. The benefit values for Mr. Swidarski reflects his participation in the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP based upon 16 years of service, as discussed further in “2013 Pension and Retirement Benefits” below. The decreases in pension values for Messrs. Chapman, Swidarski and Hunter are attributable to the recognition of the actual form of payments elected in the Pension Restoration SERP and due to the increase in the interest rate used to value the liabilities. The increases in pension values shown above for Messrs. Deering and Mateo are attributable to the enhanced benefits available to them as part of the VERP and due to their election to receive the value of their Qualified Retirement Plan benefits as lump sums.

[6]
For 2013, the amounts reported for “All Other Compensation” consist of amounts provided to the NEOs as outlined in the table below, with respect to (a) the use of a car or cash in lieu thereof (which was discontinued as of March 2013), (b) club memberships for Mr. Swidarski, (c) amounts contributed for the executive by us under our 401(k) plan and any non-qualified defined contribution plan, including taxes attributable to such non-qualified defined contribution plan, for which the executive is a participant, (d) financial planning services/tax assistance, (e) dividend equivalents paid on unvested RSUs or for Mr. Wallace on director deferred shares, (f) severance related payments, and (g) other.

For Messrs. Deering, Swidarski, Hunter and Mateo, the amounts in column (f) include severance- or separation-related payments, accrued vacation and other miscellaneous benefits pursuant to their separation agreements. In addition, for Messrs. Deering, Swidarski and Mateo, the amounts in column (f) include the value of stock option awards accelerated pursuant to their separation agreements, with an aggregate intrinsic value (the difference between the closing market price of the company's shares on the effective date of their separation and the exercise price, multiplied by the number of "in-the-money" options) of $27,387 for Mr. Deering; $2,486,734 for Mr. Swidarski; and $134,664 for Mr. Mateo, as also reflected in the "Post Termination Payments Table" below. For Messrs. Deering and Mateo, the amounts in column (f) also include incremental pension benefits attributable to the enhancements provided pursuant to the VERP of $24,117 for Mr. Deering; and $199,951 for Mr. Mateo. For further explanation and discussion of these amounts in column (f) related to Messrs. Deering, Swidarski, Hunter and Mateo, see "Separation Agreements" under "Compensation Discussion and Analysis" above.
For NEOs, as applicable, the amount in column (g) reflects the approximate value of an annual physical exam provided to our executives. For Mr. Mattes the amount in column (g) also includes $19,405 for reimbursement of attorney's fees in connection with his employment agreement and $34,800 for commuting expenses. For Mr. Byerly the amount in column (g) also includes $135,581 for expenses in connection with his relocation to Ohio. For Messrs. Mayes and Mateo, the amounts in column (f) include expenses related to the company's sales awards recognition program. For Mr. Wallace, the amount in column (g) reflects Chairman/Board/Committee fees he received during 2013, which are discussed in more detail under "2013 Director Compensation" above.

	All Other Compensation ($)
Named Executive Officer	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Andreas W. Mattes	-	-	17,765	9,970	9,892	-	58,105
Christopher A. Chapman	-	-	4,590	-	1,876	-	3,900
George S. Mayes, Jr.	2,281	-	146,448	10,000	25,612	-	9,456
Lance A. Byerly	-	-	5,397	-	10,188	-	139,881
Dennis D. Deering	2,469	-	4,590	-	2,341	544,976	-
Henry D. G. Wallace	-	-	-	-	24,380	-	199,625
Thomas W. Swidarski	1,872	1,600	1,105	1,600	-	5,947,423	-
Bradley C. Richardson	1,800	-	16,742	10,019	17,483	-	-
M. Scott Hunter	1,574	-	4,590	-	6,884	1,287,923	-
Miguel A. Mateo	1,574	-	3,060	-	12,749	999,625	5,135

[7]	Mr. Mattes was appointed President and Chief Executive Officer, and Director, as of June 6, 2013, and he officially assumed the principal executive officer role effective as of August 15, 2013.

[8]	Mr. Chapman began serving as the Company's interim principal financial officer effective as of November 6, 2013.

[9]	Mr. Deering retired from the Company effective as of December 31, 2013 under the VERP. For further explanation and discussion, see "Retirement" under "Compensation Discussion and Analysis" above.

[10]
Mr. Wallace was appointed as the Executive Chairman of the Board effective as of January 19, 2013 until August 14, 2013, when Mr. Mattes assumed the principal executive officer role. During this period, he received both executive and director compensation, with executive compensation reflected in the "Salary" column above, and director compensation reflected in the "Stock Awards" and "All Other Compensation" columns above. For further explanation and discussion, see "2013 Director Compensation" and "2013 NEO Compensation Highlights - Target Compensation Structure" under "Compensation Discussion and Analysis" above.

[11]
As disclosed in the Company's 2013 proxy statement, Mr. Swidarski stepped down as the Company's President and Chief Executive Officer effective as of January 19, 2013. For further explanation and discussion, see "Separation Agreements" under "Compensation Discussion and Analysis" above.

[12]	Mr. Richardson resigned as the Company's Executive Vice President and Chief Financial Officer as of November 5, 2013.

[13]
Mr. Hunter stepped down as the Company's Vice President, Treasurer and Chief Tax Officer as of November 8, 2013. For further explanation and discussion, see "Separation Agreements" under "Compensation Discussion and Analysis" above.

[14]	Mr. Mateo retired from the Company effective as of November 29, 2013 under the VERP. For further explanation and discussion, see "Retirement" under "Compensation Discussion and Analysis" above.

2013 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5] ($)
Name	Grant Date	Thresh. ($)	Target ($)	Max. ($)	Thresh. (#)	Target (#)	Max. (#)
Andreas W. Mattes	6/6/2013	-	-	-	-	-	-	-	98,082	31.92	813,747
	8/15/2013	-	-	-	-	-	-	15,343	-	-	475,633
	6/6/2013	-	-	-	-	-	-	17,203	-	-	549,120
	6/6/2013	-	-	-	9,258	37,033	74,066	-	-	-	1,079,512
	6/6/2013	-	529,973	1,059,946	-	-	-	-	-	-	-
Christopher A. Chapman[7]	2/6/2013	-	-	-	-	-	-	-	7,540	29.87	57,095
	2/6/2013	-	-	-	-	-	-	1,277	-	-	38,144
	2/6/2013	-	-	-	798	3,192	6,384	-	-	-	93,047
	2/6/2013	49,588	123,969	247,938	-	-	-	-	-	-	-
	11/4/2013	-	-	-	-	-	-	2,000	-	-	59,460
George S. Mayes, Jr.	2/6/2013	-	-	-	-	-	-	-	44,379	29.87	336,051
	2/6/2013	-	-	-	-	-	-	7,515	-	-	224,473
	2/6/2013	-	-	-	4,697	18,787	37,574	-	-	-	547,641
	2/6/2013	160,000	400,000	800,000	-	-	-	-	-	-	-
Lance A. Byerly	2/6/2013	-	-	-	-	-	-	-	10,981	29.87	83,151
	2/6/2013	-	-	-	-	-	-	1,859	-	-	55,528
	2/6/2013	-	-	-	1,162	4,649	9,298	-	-	-	135,518
	2/6/2013	105,000	262,500	525,000	-	-	-	-	-	-	-
Dennis D. Deering	2/6/2013	-	-	-	-	-	-	636	-	-	18,997
	2/6/2013	47,000	117,500	235,000	-	-	-	-	-	-	-
Henry D. G. Wallace	4/25/2013	-	-	-	-	-	-	4,200	-	-	124,866
Thomas W. Swidarski	-	-	-	-	-	-	-	-	-	-	-
Bradley C. Richardson	2/6/2013	-	-	-	-	-	-	-	31,124	29.87	235,680
	2/6/2013	-	-	-	-	-	-	5,270	-	-	157,415
	2/6/2013	-	-	-	3,294	13,176	26,352	-	-	-	384,080
	2/6/2013	156,010	390,024	780,048	-	-	-	-	-	-	-
M. Scott Hunter	2/6/2013	-	-	-	-	-	-	-	7,540	29.87	57,095
	2/6/2013	-	-	-	-	-	-	1,277	-	-	38,144
	2/6/2013	-	-	-	798	3,192	6,384	-	-	-	93,047
	2/6/2013	48,000	120,000	240,000	-	-	-	-	-	-	-
Miguel A. Mateo	2/6/2013	-	-	-	-	-	-	-	8,575	29.87	64,932
	2/6/2013	-	-	-	-	-	-	1,452	-	-	43,371
	2/6/2013	-	-	-	908	3,630	7,260	-	-	-	105,815
	2/6/2013	55,000	137,500	275,000	-	-	-	-	-	-	-
___________________________________

1
These columns present information about the potential payout under our Annual Cash Bonus Plan for fiscal year 2013. For Mr. Mattes, however, the opportunities reported in these columns reflect only the amount that could be earned by him under our Annual Cash Bonus Plan for the 2013 fiscal year above the minimum full target bonus guaranteed to Mr. Mattes under his 2013 compensation package. The actual amount paid in February 2014 is reflected above in the “2013 Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column and in addition, for Mr. Mattes, the minimum guaranteed payout at target under the "Bonus" column. For a more detailed description of the related performance measures for our Annual Cash Bonus Plan, see above under “Compensation Discussion and Analysis.”

[2]
These columns present information about performance shares awarded during 2013 pursuant to the 1991 Plan. The performance measures will be calculated over the three-year period beginning on January 1, 2013 and ending on December 31, 2015. No amount is payable unless the threshold performance is exceeded. The maximum award amount, which can be up to 200% of the target amount, will be earned only if we achieve maximum performance. For a more detailed description of the performance shares and the related performance measures, see above under “Compensation Discussion and Analysis.”

[3]
Except for Mr. Wallace, this column presents information about RSUs awarded during 2013 pursuant to the 1991 Plan. For a more detailed description of the RSUs, see above under “Compensation Discussion and Analysis.” For Mr. Wallace, this column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for deferred shares granted to Mr. Wallace as of April 24, 2013, with a closing price of our common shares on that date of $29.73. For Mr. Mattes, this column also presents information about his inducement grant of unrestricted shares. For a more detailed description of this inducement grant, see above under “Compensation Discussion and Analysis.”

[4]
All stock option grants were new and not granted in connection with an option re-pricing transaction, and the terms of the stock options were not materially modified in 2013. For a more detailed description of the stock options, see above under “Compensation Discussion and Analysis.”

[5]
For performance shares, the fair value of $29.15 per share as of the grant date was calculated using a Monte Carlo simulation model, and such values reflect the total amount that we would expect to expense in our financial statements over the awards’ three-year performance period, based on the probable outcome of the performance conditions, excluding the effect of estimated forfeitures, in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of these performance shares were as follows: (a) an expected performance period of three years; (b) a risk-free interest rate of 0.4%, which is the interest rate for a zero-coupon U.S. government bond, with a maturity of three years; (c) volatility of 30.6%, calculated using the daily ending stock price for the equivalent period to the expected term prior to grant date; and (d) a dividend yield of 3.85% as of the grant date. For RSUs, the fair value is calculated using the closing market price of the shares on the February 6, 2013 grant date of $29.87, on the June 6, 2013 grant date of $31.92 and on the November 4, 2013 grant date of $29.84, and such values reflect the total amount that we would expect to expense in our financial statements over the awards’ three-year vesting period. For Mr. Mattes' inducement grant, the fair value is calculated using the closing market price of the shares on the August 15, 2013 grant date of $31.00. For stock options, the fair value was calculated using the Black-Scholes value on the grant date of $7.57 (and for Mr. Mattes, $8.30), calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.
Until his separation from the Company on January 19, 2013, we were party to an employment agreement with Mr. Swidarski. In addition, in June 2013 we entered into an employment agreement with Mr. Mattes in connection with his appointment as our President and CEO. For more information about these employment agreements and Mr. Swidarski's separation agreement, see “Employment and Separation Agreements” above under “Compensation Discussion and Analysis.” During 2013 we were also party to certain separation agreements with Messrs. Deering, Hunter and Mateo. For more information about these separation agreements, see “Separation Agreements” above under “Compensation Discussion and Analysis.” For additional information about the relationship of base salary, annual bonus and LTI to total compensation for the NEOs, see above under “Compensation Discussion and Analysis.”
Outstanding Equity Awards at 2013 Fiscal Year-End
The following table provides information relating to exercisable and unexercisable stock options as of December 31, 2013 for the NEOs. In addition, the following table provides information relating to grants of RSUs, deferred shares and performance shares to the NEOs that had not yet vested as of December 31, 2013. No stock appreciation rights were outstanding as of December 31, 2013.

		Option Awards[1]					Stock Awards
		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
									Equity Incentive Plan Awards:
Name	Grant Date of Award	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)
Andreas W. Mattes	6/6/2013	—	98,082	—	31.92	6/6/2023	—	—	—	—
	6/6/2013	—	—	—	—	—	17,203	567,871	—	—
	6/6/2013	—	—	—	—	—	—	—	9,258	305,607
Christopher A. Chapman	2/20/2006	700	—	—	39.43	2/20/2016	—	—	—	—
	2/14/2007	1,250	—	—	47.27	2/14/2017			—	—
	2/11/2009	1,250	—	—	24.79	2/11/2019	—	—	—	—
	2/11/2010	1,250	1,250	—	27.88	2/11/2020	—	—	—	—
	2/10/2011	3,500	3,500	—	32.67	2/10/2021	—	—	—	—
	2/8/2012	2,375	7,125	—	34.89	2/8/2022	—	—	—	—
	2/6/2013	—	7,540	—	29.87	2/6/2023	—	—	—	—
	2/11/2010	—	—	—	—	—	2,000	66,020	—	—
	2/10/2011	—	—	—	—	—	4,000	132,040	—	—
	2/10/2011	—	—	—	—	—	1,250	41,263	—	—
	2/8/2012	—	—	—	—	—	1,300	42,913	—	—
	2/6/2013	—	—	—	—	—	1,277	42,154	—	—
	11/4/2013	—	—	—	—	—	2,000	66,020	—	—
	2/10/2011	—	—	—	—	—	—	—	563	18,585
	2/8/2012	—	—	—	—	—	—	—	750	24,758
	2/6/2013	—	—	—	—	—	—	—	798	26,342
George S. Mayes, Jr.	2/10/2005	3,000	—	—	55.23	2/10/2015	—	—	—	—
	2/20/2006	8,000	—	—	39.43	2/20/2016	—	—	—	—
	2/14/2007	9,500	—	—	47.27	2/14/2017	—	—	—	—
	2/11/2009	3,750	—	—	24.79	2/11/2019	—	—	—	—
	2/11/2010	3,750	3,750	—	27.88	2/11/2020	—	—	—	—
	2/10/2011	10,000	10,000	—	32.67	2/10/2021	—	—	—	—
	2/8/2012	6,250	18,750	—	34.89	2/8/2022	—	—	—	—
	2/6/2013	—	44,379	—	29.87	2/6/2023	—	—	—	—
	2/11/2010	—	—	—	—	—	5,000	165,050	—	—
	2/10/2011	—	—	—	—	—	4,500	148,545	—	—
	2/8/2012	—	—	—	—	—	4,500	148,545	—	—
	2/6/2013	—	—	—	—	—	7,515	248,070	—	—
	2/10/2011	—	—	—	—	—	—	—	1,625	53,641
	2/8/2012	—	—	—	—	—	—	—	1,875	61,894
	2/6/2013	—	—	—	—	—	—	—	4,697	155,048
Lance A. Byerly	6/25/2012	6,250	18,750	—	36.13	6/25/2022	—	—	—	—
	2/6/2013	—	10,981	—	29.87	2/6/2023	—	—	—	—
	6/25/2012	—	—	—	—	—	7,000	231,070	—	—
	2/6/2013	—	—	—	—	—	1,859	61,366	—	—
	6/25/2012	—	—	—	—	—	—	—	1,563	51,595
	2/6/2013	—	—	—	—	—	—	—	1,162	38,358

		Option Awards[1]					Stock Awards
		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
									Equity Incentive Plan Awards:
Name	Grant Date of Award	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)
Dennis D. Deering	2/11/2004	1,800	—	—	53.10	2/11/2014	—	—	—	—
	2/10/2005	1,700	—	—	55.23	2/10/2015	—	—	—	—
	2/20/2006	2,100	—	—	39.43	2/20/2016	—	—	—	—
	2/14/2007	2,500	—	—	47.27	2/14/2017	—	—	—	—
	2/11/2010	750	—	—	27.88	2/11/2020	—	—	—	—
	2/10/2011	3,000	—	—	32.67	2/10/2021	—	—	—	—
	2/8/2012	3,000	—	—	34.89	2/8/2022	—	—	—	—
	2/10/2011	—	—	—	—	—	681	22,480	—	—
	2/8/2012	—	—	—	—	—	448	14,788	—	—
	2/6/2013	—	—	—	—	—	195	6,437	—	—
Henry D. G. Wallace	4/22/2004	4,500	—	—	49.24	4/22/2014	—	—	—	—
	4/28/2005	4,500	—	—	48.47	4/28/2015	—	—	—	—
	4/27/2006	4,500	—	—	42.24	4/27/2016	—	—	—	—
	4/25/2013	—	—	—	—	—	4,200	138,642	—	—
Thomas W. Swidarski	2/11/2004	25,000	—	—	53.10	2/11/2014	—	—	—	—
	2/10/2005	22,900	—	—	55.23	2/10/2015	—	—	—	—
	2/8/2012	174,000	—	—	34.89	2/8/2022	—	—	—	—
	2/14/2011	—	—	—	—	—	—	—	7,552	249,292
	2/8/2012	—	—	—	—	—	—	—	4,695	154,982
Bradley C. Richardson	2/10/2011	15,000	—	—	32.67	2/10/2021	—	—	—	—
	2/8/2012	10,000	—	—	34.89	2/8/2022	—	—	—	—
M. Scott Hunter	2/11/2004	1,800	—	—	53.10	2/11/2014	—	—	—	—
	2/10/2005	1,700	—	—	55.23	2/10/2015	—	—	—	—
	2/20/2006	3,500	—	—	39.43	2/20/2016	—	—	—	—
	2/14/2007	3,500	—	—	47.27	2/14/2017	—	—	—	—
	2/8/2012	2,375	—	—	34.89	2/8/2022	—	—	—	—
Miguel A. Mateo	2/11/2004	5,000	—	—	53.10	2/11/2014	—	—	—	—
	2/10/2005	4,700	—	—	55.23	2/10/2015	—	—	—	—
	2/20/2006	4,000	—	—	39.43	2/20/2016	—	—	—	—
	2/14/2007	5,000	—	—	47.27	2/14/2017	—	—	—	—
	2/13/2008	5,000	—	—	25.53	2/13/2018	—	—	—	—
	2/11/2009	7,000	—	—	24.79	2/11/2019	—	—	—	—
	2/11/2010	7,000	—	—	27.88	2/11/2020	—	—	—	—
	2/10/2011	8,500	—	—	32.67	2/10/2021	—	—	—	—
	2/8/2012	9,500	—	—	34.89	2/8/2022	—	—	—	—
	2/6/2013	8,575	—	—	29.87	2/6/2023	—	—	—	—
	2/11/2010	—	—	—	—	—	1,096	36,179	—	—
	2/10/2011	—	—	—	—	—	4,723	155,906	—	—
	2/10/2011	—	—	—	—	—	1,181	38,985	—	—
	2/8/2012	—	—	—	—	—	795	26,243	—	—
	2/6/2013	—	—	—	—	—	404	13,336	—	—
	2/10/2011	—	—	—	—	—	—	—	669	22,084
	2/8/2012	—	—	—	—	—	—	—	479	15,812
	2/6/2013	—	—	—	—	—	—	—	278	9,177
___________________________________

[1]
All stock options outstanding at the 2013 fiscal year-end except 2013 grants vest ratably over a four-year period beginning on the first anniversary of the date of grant. 2013 stock option grants vest ratably over a three-year period beginning on the first anniversary of the date of grant.

[2]
This column reflects unvested RSUs granted to the NEOs (or deferred shares for Mr. Wallace) that had not yet vested as of December 31, 2013. The RSUs included in this column have a three-year cliff vest. The deferred shares vest one year from the date of grant, but receipt is deferred until the latest of (1) three years from the date of grant, (2) Mr. Wallace’s retirement from the Board or (3) Mr. Wallace’s attainment of the age of 65.

[3]	The market value was calculated using the closing price of our common shares of $33.01 as of December 31, 2013.

[4]
These columns report the performance shares granted to the NEOs for the 2011-2013, 2012-2014 and 2013-2015 performance periods, as applicable. For all three performance periods, the current performance as of December 31, 2013 was below threshold, so the awards are reported at the threshold level for these periods.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Andreas W. Mattes	-	-	-	-
Christopher A. Chapman	-	-	1,350	40,448
George S. Mayes, Jr.	-	-	8,650	256,245
Lance A. Byerly	-	-	-	-
Dennis D. Deering	7,750	47,850	700	21,063
Henry D. G. Wallace	-	-	-	-
Thomas W. Swidarski	432,257	1,296,189	88,870	2,872,119
Bradley C. Richardson	41,250	243,658	4,950	148,380
M. Scott Hunter	20,624	144,046	2,825	84,173
Miguel A. Mateo	-	-	1,750	52,263
___________________________________

[1]
The value realized is calculated by multiplying the number of stock options by the difference between the market value of the underlying securities on the date of exercise and the exercise price of the stock option.

[2]
The value realized is calculated for RSUs and performance shares by multiplying the number of shares of stock or units, as applicable, by the market value of the underlying securities on the vesting date. The number of shares actually received upon vesting may be less than the number shown, due to shares being withheld for the payment of applicable taxes.

2013 Pension and Retirement Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)
Andreas W. Mattes	-	-	-	-
Christopher A. Chapman	Qualified Retirement Plan	17.3333	$150,401	-
	Pension Restoration SERP	17.3333	$69,831
George S. Mayes, Jr.	-	-	-	-
Lance A. Byerly	-	-	-	-
Dennis D. Deering [2]	Qualified Retirement Plan	35.5833	$882,908	-
Henry D. G. Wallace	-	-	-	-
Thomas W. Swidarski	Qualified Retirement Plan	16.4167	$341,753	-
	Pension SERP	16.4167	$1,005,746	$61,987
	Pension Restoration SERP	16.4167	$1,598,752	$98,535
Bradley C. Richardson	-	-	-	-
M. Scott Hunter	Qualified Retirement Plan	10.5000	$166,940	-
	Pension Restoration SERP	10.5000	$91,855	-
Miguel A. Mateo [3]	Qualified Retirement Plan	33.5000	$1,135,280	$1,135,280
	Pension Restoration SERP	33.5000	$569,323	-
___________________________________

[1]
The values are determined based on a 5.09% discount rate and the RP-2000 Combined Healthy Mortality Table with projected mortality improvement to December 31, 2013 based on Scale AA and are calculated assuming that the probability is nil that an NEO terminates, dies, retires or becomes disabled before normal retirement date.

[2]
Mr. Deering was paid a lump sum of $882,908 equal to the value of his enhanced Qualified Retirement Plan Benefit in early January 2014, as part of a one-time voluntary early retirement program for eligible participants to elect a lump sum.

[3]
Mr. Mateo was paid a lump sum equal to the value of his enhanced Qualified Retirement Plan Benefit in December 2013, as part of a one-time voluntary early retirement program for eligible participants to elect a lump sum.

Messrs. Deering, Swidarski, Hunter and Mateo participated in, and Mr. Chapman currently participates in, the Diebold, Incorporated Retirement Plan for Salaried Employees, or Qualified Retirement Plan, which provides funded, tax-qualified benefits under the Internal Revenue Code to all salaried and non-union hourly U.S.-based employees who were hired before July 1, 2003. This plan provides benefits that are limited by Internal Revenue Code requirements applicable to all tax-qualified pension plans. We also maintain three defined benefit Supplemental Executive Retirement Plans, or SERPs, which provide unfunded, non-qualified benefits to select executives. The purpose of the SERPs is to provide additional benefits above those provided under the

Qualified Retirement Plan. Mr. Swidarski participated in the Pension Restoration SERP and the Pension SERP. Messrs. Hunter and Mateo participated in the Pension Restoration SERP and Mr. Chapman currently participates in the Pension Restoration SERP.
Qualified Retirement Plan
The benefit provided under the Qualified Retirement Plan is payable as a life annuity beginning at normal retirement age (age 65). The benefit is determined based on the following formula:

•	0.8% of final average compensation up to the Covered Compensation level; plus

•	1.25% of final average compensation in excess of the Covered Compensation level;

•	which sum is multiplied by years of service (subject to a maximum of 30 years).
In addition, a benefit equal to $50.40 times the number of years of service (subject to a maximum of 30 years) is added to the amount determined above.
Final average compensation is an average of the five highest consecutive full calendar years of salary and bonus out of the last ten full calendar years, with each year’s compensation held to a maximum of the IRS compensation limit for that year ($255,000 in 2013). The participant’s individual “Covered Compensation” is as defined under the Internal Revenue Code. The benefit is payable for the lifetime of the participant, with alternative forms of payment available to the participant with an actuarial reduction.
Participants may retire early if they are at least age 50 and the sum of their age plus service is at least 70, or at any age with 30 years of service. Benefits may begin upon retirement on an actuarially reduced basis. Participants with at least 15 years of service who become disabled while employed are eligible for an immediate unreduced benefit. Participants terminating with at least five years of service are entitled to a deferred vested benefit at age 65, or may commence the benefit on an actuarially reduced basis, if they are at least age 50 and the sum of their age plus service is at least 70.
The Company amended the Qualified Retirement Plan during 2013 to provide the limited-time VERP to any participant whose age plus years of service equaled 70 or more points. In addition, we amended the Qualified Retirement Plan to cease all future benefit accruals after December 31, 2013.
Messrs. Deering and Mateo were the only NEOs who were eligible for the enhancements provided under the VERP. Those enhancements included the addition of up to two years to age, up to two years to service and up to two years to the maximum service cap under the Qualified Retirement Plan. In addition, associates electing to retire during the limited-time program were permitted to receive their pension benefits under the Qualified Retirement Plan as a lump sum. Both Messrs. Deering and Mateo elected to retire and to receive their pension benefits under the Qualified Retirement Plan as lump sums.
Mr. Swidarski has additional annual benefits payable from the Qualified Retirement Plan in the amount of $4,668, as a result of a transfer of a portion of his Pension SERP benefits. This amount is payable at the same time as the Pension SERP described below as a 100% joint and survivor annuity benefit.
Pension Restoration SERP
Benefits under the Pension Restoration SERP are determined using the same formula as stated above for the Qualified Retirement Plan except the IRS compensation limit is ignored. Net benefits payable from the Pension Restoration SERP at age 65 equal the difference between the benefit determined using total pensionable pay, ignoring qualified plan compensation limits, and the benefit payable from the Qualified Retirement Plan. All other provisions of the Pension Restoration SERP are identical to the Qualified Retirement Plan with the exception of the actuarial reduction factors for retirement before age 65. Messrs. Swidarski, Hunter, and Mateo are the only NEOs who participated in the Pension Restoration SERP in 2013. The Pension Restoration SERP was amended in 2013 to freeze all future benefit accruals after December 31, 2013. The VERP enhancements provided under the Qualified Retirement Plan did not apply under the Pension Restoration SERP.
Pension SERP
The Pension SERP provides a supplemental monthly retirement benefit in an amount such that a participant’s total retirement benefit from the Qualified Retirement Plan, the Pension Restoration SERP, the annuity equivalent of the projected employer-provided balance in the 401(k) Restoration SERP (assuming a 3% employer match and a fixed rate of return of 8%) and the Pension SERP, plus one-half of the participant’s anticipated Social Security benefit payable at age 65, equals 50% (pro-rated for less than 25 years of service) of the participant’s final average compensation received from us during the highest five consecutive full calendar years of the last ten full calendar years of employment. Compensation is defined for this purpose as salary plus bonus accrued for each such calendar year. The Pension SERP benefits are payable at age 65 as a straight life annuity. Joint and survivor options are available on an actuarially equivalent basis. Benefits are available to participants retiring or terminating employment with at least 10 years of service, and are payable at the later of (1) attaining both the age of 50 and 70 points (determined by age plus years of service), or (2) separation from service (on a reduced basis if payments begin before age 65). Participants who become disabled while employed and have at least 15 years of service are eligible for an immediate benefit. The Pension SERP was amended in 2013 to freeze all future benefit accruals after December 31, 2013.

Accrued benefits under the Pension SERP are fully vested in the event of a change-in-control of the company. Mr. Swidarski is the only NEO who participated in the Pension SERP in 2013. Mr. Swidarski receives enhanced benefits such that he accrues the full 50% target ratably over his entire service at age 60.
Present Value of Accumulated Benefits
The “Present Value of Accumulated Benefits” is the single-sum value as of December 31, 2013 of the annual pension benefit that was earned through that date payable under a plan beginning at the NEO’s normal retirement age. The normal retirement age is defined as age 65 for the Qualified Retirement Plan, Pension Restoration SERP and Pension SERP. For Mr. Swidarski, a portion of the Qualified Retirement Plan benefit is payable at the same time and in the same form of payment as benefits in the Pension SERP (as a 100% joint and survivor benefit). We used certain assumptions to determine the single-sum value of the annual benefit that is payable beginning at normal retirement age. The key assumptions are as follows:

•	An interest rate of 5.09%, the FASB ASC 715 discount rate as of December 31, 2013;

•	The RP-2000 Combined Healthy Mortality Tables for males and females projected with mortality improvement to December 31, 2013 using Scale AA;

•	A probability of 100% that benefits are paid as annuities; and

•	No probability of termination, retirement, death, or disability before normal retirement age.
Extra Credited Service
Mr. Swidarski had been granted the ability to accrue, for benefit calculation purposes only, 1.124 years of service for each year of service until the full 50% target benefit in the Pension SERP was accrued at age 60.
2013 Non-Qualified Deferred Compensation

Deferred Incentive Compensation Plan No. 2
Name	Executive Contributions in 2013[1] ($)	Registrant Contributions in 2013 ($)	Aggregate Earnings in 2013[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2013[3] ($)
Andreas W. Mattes	-	-	-	-	-
Christopher A. Chapman	-	-	-	-	-
George S. Mayes, Jr.	-	-	-	-	-
Lance A. Byerly	-	-	-	-	-
Dennis D. Deering	-	-	-	-	-
Henry D. G. Wallace	127,750	-	168,758	-	509,748
Thomas W. Swidarski	-	-	-	-	-
Bradley C. Richardson	-	-	66,476	-	767,211
M. Scott Hunter	-	-	-	-	-
Miguel A. Mateo	237	-	490	-	727
___________________________________

[1]
These amounts are included in the "Salary" column of the "2013 Summary Compensation Table" for Mr. Mateo and in the "All Other Compensation" column of the "2013 Summary Compensation Table" for Mr. Wallace.

[2]
This amount represents aggregate earnings (or losses) on cash deferrals, as well as dividends on deferred common shares. This amount is not reflected above in the “2013 Summary Compensation Table” as it is not considered preferential or above-market earnings on deferred compensation.

[3]
This column reflects the balance of all cash deferrals, including dividends on deferred common shares, and the aggregate earnings (or losses) in 2013 on such cash deferrals. As of December 31, 2013, the aggregate balance of all cash deferrals for Mr. Wallace was $509,748, for Mr. Richardson was $767,211 and for Mr. Mateo was $727. No portion of these amounts are reflected in the “All Other Compensation” column of the “2013 Summary Compensation Table” and no portion of these amounts were previously reported in our Summary Compensation Tables in prior years’ proxy statements.

401(k) Restoration SERP and 401(k) SERP
Name	Executive Contributions in 2013[1] ($)	Registrant Contributions in 2013[2] ($)	Aggregate Earnings in 2013[3] ($)	Aggregate Withdrawals/ Distributions[4] ($)	Aggregate Balance as of December 31, 2013[5] ($)
Andreas W. Mattes	14,307	8,585	752	-	23,643
Christopher A. Chapman	-	-	-	-	-
George S. Mayes, Jr.	21,766	137,269	167,182	-	1,038,335
Lance A. Byerly	-	-	-	-	-
Dennis D. Deering	-	-	-	-	-
Henry D. G. Wallace	-	-	-	-	-
Thomas W. Swidarski	-	-	104,568	698,156	-
Bradley C. Richardson	21,703	7,813	38,426	196,310	362,139
M. Scott Hunter	-	-	3,794	-	54,483
Miguel A. Mateo	-	-	1,642	-	14,273
___________________________________

[1]	These amounts are included in the “Salary” column of the “2013 Summary Compensation Table.”

[2]
These amounts are included in the “All Other Compensation” column of the “2013 Summary Compensation Table” and include amounts contributed in 2013 for the 2013 plan year under the 401(k) Restoration SERP, as well as amounts contributed in 2014 for the 2013 plan year under the 401(k) SERP.

[3]
These amounts represent aggregate earnings on executive and registrant contributions. These amounts are not reflected in the “2013 Summary Compensation Table,” as they are not considered preferential or above-market earnings on deferred compensation.

[4]	The amount shown for Mr. Richardson reflects a forfeiture due to his voluntary termination prior to becoming vested under the 401(k) SERP.

[5]
This column reflects the balance of all contributions and the aggregate earnings (or losses) on such contributions. No portion of this amount is reflected in the “All Other Compensation” column or the “Salary” column of the “2013 Summary Compensation Table” except current-year Registrant Contributions and Executive Contributions, respectively.

Non-Qualified Deferred Compensation Plans
Deferred Incentive Compensation Plan No. 2
Pursuant to our 1992 Deferred Incentive Compensation Plan, certain executives, including the NEOs (except for Mr. Wallace), were able to defer cash bonuses received under our Annual Cash Bonus Plan and performance share awards earned under the 1991 Plan. Effective December 31, 2004, as a result of the passage by Congress of the American Jobs Creation Act of 2004, we elected to freeze the 1992 Deferred Incentive Compensation Plan and closed the plan to future deferrals. Effective January 1, 2005, the Board approved the Deferred Incentive Compensation Plan No. 2, which is substantially similar to the 1992 Deferred Incentive Compensation Plan in all material respects, but was designed to be administered in accordance with Section 409A of the Internal Revenue Code.
Under the Deferred Incentive Compensation Plan No. 2, an executive may defer all or a portion of his or her annual cash bonus or performance share earnout. Deferral elections for cash bonuses must be made prior to the end of the year preceding the year in which such bonuses would be earned (and payable in the following year). Deferral elections for performance shares must be made at least six months prior to the end of the three-year performance period specified in the grant. Mr. Mateo was the only NEO who deferred any incentive compensation for 2013 under the Deferred Incentive Compensation Plan No. 2. Mr. Wallace deferred director compensation for 2013 under the Deferred Compensation Plan No. 2 for Directors, the material terms of which are substantially similar to the Deferred Incentive Compensation Plan No. 2.
Deferrals of performance shares are treated as a line-item in the executive’s deferred account with us; however, the earnings on the performance shares (dividends and interest) are invested in the same manner as deferrals of cash compensation. Merrill Lynch administers our cash deferrals (prior to November 2013, the Vanguard Group was our deferred compensation administrator). As such, cash deferrals are transferred to Merrill Lynch on a quarterly basis, and the executive may invest such cash deferrals in any funds available under our 401(k) plan, except the FFI Institutional fund. The tables below show the funds available under the deferred compensation plans and their annual rate of return for the year ended December 31, 2013, as reported by the Vanguard Group and Merrill Lynch, respectively.

The Vanguard Group Funds

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard 500 Index Fund	32.18%	Vanguard Target Retirement 2050	24.34%
Vanguard Explorer Fund	44.36%	Vanguard Target Retirement 2055	24.33%
Vanguard International Growth Fund	22.95%	Vanguard Target Retirement 2060	24.35%
Vanguard International Value Fund	22.15%	Loomis Sayles Bond FD	5.88%
Vanguard STAR Fund	17.80%	Loomis Sayles Small Cap Value	35.94%
Vanguard Target Retirement 2010	9.10%	Vanguard Windsor II Fund	30.69%
Vanguard Target Retirement 2015	13.00%	Vanguard Total Bond Market Index	(2.26)%
Vanguard Target Retirement 2020	15.85%	Vanguard Mid-Cap Index Fund	35.00%
Vanguard Target Retirement 2025	18.14%	Vanguard U.S. Growth Fund	35.49%
Vanguard Target Retirement 2030	20.49%	Vanguard Target Income Retirement	5.87%
Vanguard Target Retirement 2035	22.82%	Vanguard Selected Value Fund	42.04%
Vanguard Target Retirement 2040	24.37%	Oppenheimer Developing Markets Fund	8.35%
Vanguard Target Retirement 2045	24.37%	Vanguard Prime Money Market Fund	0.02%
Merrill Lynch Funds

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Allianzgi NFJ Intrnl VAL Instl	10.58%	Vanguard Target Retirement 2055	24.33%
Calamos International	14.43%	Vanguard Target Retirement 2060	24.35%
Invesco Diversified DIV CL R5	29.31%	Loomis Sayles Bond FD	5.88%
Janus Triton Fund CL I	36.52%	Loomis Sayles Small Cap Value	35.94%
John Hancock Disciplined	39.49%	Vanguard Institutional Index	32.35%
Vanguard Target Retirement 2010	9.10%	Vanguard Total Bond Market	(2.13)%
Vanguard Target Retirement 2015	13.00%	Vanguard Mid-Cap Index Fund	35.00%
Vanguard Target Retirement 2020	15.85%	Vanguard Primecap FD-ADM CL	39.86%
Vanguard Target Retirement 2025	18.14%	Vanguard Target Income Retirement	5.87%
Vanguard Target Retirement 2030	20.49%	T Rowe Price Blue Chip Growth	41.57%
Vanguard Target Retirement 2035	22.82%	Oppenheimer Developing Markets Fund	8.68%
Vanguard Target Retirement 2040	24.37%	FFI Institutional Fund	0.04%
Vanguard Target Retirement 2045	24.37%	American Balanced Fund R5	22.05%
Vanguard Target Retirement 2050	24.34%
Executives deferring under the Deferred Incentive Compensation Plan No. 2 (or for Mr. Wallace, the Deferred Compensation Plan No. 2 for Directors) select their period of deferral and method of payment at the time of making their deferral elections. Executives may elect to defer their payments until a specified date or until the date they cease to be an associate of the company. Further, the executives may elect to receive their distribution either as a lump sum or in approximately equal quarterly installments, not to exceed 40 installments.
401(k) Restoration SERP
The 401(k) Restoration SERP is designed to replace lost retirement benefits due solely to IRS compensation limits. Benefits under this plan are determined exactly as in our 401(k) Plan except that compensation limits are ignored. NEOs are permitted to elect to defer compensation above the annual IRS limit and we provide a matching contribution at the same rate as under the 401(k) Plan. Similar to our Deferred Incentive Compensation Plan, Merrill Lynch now also administers our 401(k) Restoration SERP. Both the salary deferrals and our matching contributions are transferred to Merrill Lynch and the executive may invest in any funds available under our Deferred Incentive Compensation Plan No. 2 (except the FFI Institutional fund, as noted above).

401(k) SERP
The 401(k) SERP is designed to provide supplemental retirement benefits to executives hired after July 1, 2003, because those executives are not eligible to participate in the Qualified Retirement Plan and Pension SERP. Each year the executive is provided a contribution based upon a points formula (age plus service) as follows:

Points	Contribution Credit
Under 50	5%
50-59	10%
60-69	12.5%
70-79	15%
80 and over	20%
The 401(k) SERP was amended in 2013 to close participation in the Plan and to cease any future contributions after those made for the 2013 plan year. Mr. Richardson participated in the 401(k) SERP, and Mr. Mayes currently participates. Active participants as of December 31, 2013 were immediately vested in any benefit that had accrued on their behalf. Mr. Mayes was immediately vested under this new provision. Merrill Lynch administers the 401(k) SERP. Our contributions are transferred to Merrill Lynch and the executive may invest the contributions in any investment funds available under our 401(k) Restoration SERP. The 401(k) SERP includes the FFI Institutional Fund with a 2013 annual rate of return of 0.04%.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The amount of compensation payable to each NEO upon voluntary or involuntary termination (with and without cause), retirement, death, disability or in the event of a change-in-control (with and without termination) is described qualitatively in the following narrative and is shown quantitatively in the table below. The amounts shown assume that such termination or change-in-control was effective as of December 31, 2013, and include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon his or her termination or change-in-control. The actual amounts to be paid out can only be determined at the time of each NEO’s separation, and accordingly, amounts shown for Messrs. Deering, Swidarski, Richardson, Hunter and Mateo reflect those actually paid as a result of their respective separations from the company in 2013. Our stock price as of December 31, 2013 was $33.01. No amounts were paid to Mr. Wallace when he transitioned out of the role of interim principal executive officer, and the narrative discussions below generally do not apply to Mr. Wallace.
Payments Made Upon Termination
Voluntary or Involuntary With Cause
Whether an NEO’s employment terminates voluntarily or terminates involuntarily with cause, he or she is generally only entitled to base salary earned through the date of termination, along with any deferred compensation earnings payable upon separation from service and any benefits that have accrued under our Qualified Retirement Plan, and any SERP or 401(k) plan (except that no employer-paid SERP benefits are payable in the event of involuntary termination with cause). The Qualified Retirement Plan benefit, under both termination scenarios, and the SERP benefit, if termination is voluntary, is determined as described in “2013 Pension and Retirement Benefits” above. For Mr. Chapman, the value shown reflects the present value of the normal retirement benefit at age 65 for the Qualified Retirement Plan and for the Pension Restoration SERP. For Messrs. Mattes, Mayes, and Richardson, the nonqualified defined contribution plan values shown reflect the vested balances in the 401(k) Restoration SERP. Mr. Mayes is also vested in the 401(k) SERP. Mr. Richardson forfeited his balance in the 401(k) SERP as a result of his termination prior to being vested.
If termination is involuntary with cause, only the portion of the 401(k) Restoration Plan benefit derived from employee contributions is payable to the NEO. The entire 401(k) SERP balance is forfeited if termination is involuntary with cause. The 401(k) SERP and 401(k) Restoration SERP balances are not payable until the NEO attains age 55.
Pursuant to the Severance Policy discussed in more detail above under “Compensation Discussion and Analysis,” a voluntary termination by an NEO will be deemed a constructive termination thereby entitling him or her to the payments and benefits discussed below under “Involuntary Without Cause” upon the occurrence of any of the following events without the NEO’s express written consent:

•	A material reduction in the amount of the executive’s then current base salary or target bonus;

•	We require the executive to change his or her principal location of work to any location which is in excess of 50 miles from his or her previous location of work;

•	Our failure to obtain in writing the obligation to perform or be bound by the terms of the Severance Policy by any successor company or any purchaser of all or substantially all of our assets; or

•	Any other action or inaction by us that constitutes a material breach of the terms and conditions of the Severance Policy.
Specifically regarding Mr. Mattes, under the terms of his employment agreement, he would also be entitled to receive, in the event of an involuntary termination with cause or a voluntary termination, payment for any unused vacation and unreimbursed business expenses, and his vested stock options would remain exercisable for 30 days (or the earlier scheduled expiration of the awards) unless otherwise determined by the Committee.
Involuntary Without Cause
In general, if an NEO is involuntarily terminated without cause, or a voluntary termination is deemed a constructive termination, pursuant to the Severance Policy and Mr. Mattes’ employment agreement, in addition to the foregoing, he or she is entitled to the following (subject to a general release of claims and acknowledgment of the executive’s confidentiality and non-competition (or other applicable) obligations):

•
A lump sum payment equal to one and one-half times base salary in effect on the date of termination and target bonus opportunity under our Annual Cash Bonus Plan in the year of termination (for Mr. Swidarski and Mr. Mattes, two times base salary and target bonus);

•
A pro-rata award under our Annual Cash Bonus Plan, based upon the time employed in the year of termination, to the extent such awards are otherwise earned (and, under Mr. Mattes’ employment agreement, assuming individual performance at target levels), payable when such awards are generally paid to others;

•
Continued participation in all of our employee health and welfare benefit plans for a period of one and one-half years (for Mr. Swidarski and Mr. Mattes, two years), or the date he or she receives equivalent coverage from a subsequent employer;

•
All outstanding unvested options immediately vest and generally remain exercisable for a period of three months following the date of termination (pursuant to Mr. Swidarski’s employment agreement, his options remain exercisable for 2 years following separation of employment);

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the vesting period of the RSUs;

•
Pro-rata performance share earnouts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others;

•	A Qualified Retirement Plan benefit using the plan provisions as described in “2013 Pension and Retirement Benefits” above; and

•	Professional outplacement services for up to two years.
The Pension SERP, Pension Restoration SERP, 401(k) SERP and 401(k) Restoration SERP do not provide any additional benefits upon an involuntary termination. The NEO is only entitled to a SERP benefit if he or she otherwise qualifies for a normal, early or deferred vested SERP benefit at termination.
For Messrs. Chapman, Swidarski and Hunter, the values shown reflect the present value of the normal retirement benefit at age 65 for the Qualified Retirement Plan. For Messrs. Swidarski and Hunter, who separated from service by December 31, 2013, the nonqualified defined benefit plans specify the timing and form of payment (based on known participant elections). Mr. Hunter is assumed to have elected a Life Annuity. For Mr. Chapman, who is still active, the nonqualified defined benefit plans value shown reflects the present value of the normal retirement benefit at age 65 for the Pension Restoration SERP. For Messrs. Mattes, Mayes, and Hunter, the nonqualified defined contribution plan values shown reflect the vested balances in the 401(k) Restoration SERP. Mr. Mayes is also vested in the 401 (k) SERP.
For all NEOs, we have included the value of their vested nonqualified defined contribution balances, footnoting that these amounts are not payable until the NEO attains age 55. For information related to the departures of Mr. Swidarski in early 2013, and Mr. Hunter later in 2013, see “Employment and Separation Agreements” above.
Payments Made Upon Retirement
Generally, in the event of the retirement of an NEO at or after the earliest voluntary retirement age, in addition to the benefits identified above under “Voluntary or Involuntary With Cause,” he or she is entitled to the following:

•	All outstanding unvested options immediately vest if the NEO had attained the age of 65 and completed five or more years of continuous employment;

•
All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the deferral period of the RSUs, if the sum of the NEO’s age and years of continuous employment equals or exceeds 70; and

•	Pro-rata performance share earnouts, as described above.
For the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP, we have included the value of those benefits which are immediately payable if the NEO were to retire as of December 31, 2013 and satisfy the retirement eligibility conditions. In 2013, Mr. Mateo is able to retire under the terms of Diebold’s defined benefit plans. For Mr. Mateo, the value shown reflects that a lump sum payment has been made to him under the provisions of the limited-time VERP for the Qualified Retirement Plan. For Mr. Mateo, the nonqualified pension plans specify the timing and form of payment (based on known participant elections) as a result of their separation from service.
The amounts shown for Messrs. Mattes, Mayes and Mateo also include the value of their vested nonqualified defined contribution balance in the 401(k) Restoration SERP. Mr. Mayes is also vested in his 401(k) SERP balance. Retirement eligibility is age 55 under the 401(k) SERP and the 401(k) Restoration SERP.
Mr. Deering was not eligible to retire under the terms of the Qualified Retirement Plan prior to the special enhancements of the Voluntary Early Retirement Program.
Payments Made Upon Death or Disability
Generally, in the event of the death or disability of an NEO, the Named Executive Officer or his or her estate or beneficiaries would receive the same equity benefits indicated above under “Payments Made Upon Retirement,” except that all outstanding and unvested options and RSUs, regardless of when awarded, would immediately vest and become nonforfeitable. In addition, the NEO or his or her estate or beneficiaries would receive benefits under our disability plan or payments under our group term life insurance plan or any supplemental life insurance plan, as appropriate.
Additionally, under Mr. Mattes’ employment agreement, Mr. Mattes (or Mr. Mattes’ estate or beneficiaries, as applicable) would be entitled to the following upon his death or disability (subject to a general release of claims and acknowledgment of his two-year non-competition, three-year non-solicitation and confidentiality covenants contained in the employment agreement only in the case of disability):

•	A pro-rata target award under our Annual Cash Bonus Plan based upon the time employed in the year of termination;

•	All outstanding options will remain exercisable for one year (or the earlier scheduled expiration of the awards);

•
Pro-rata performance share earnouts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•
(Only following his disability) continued participation in all of our employee health and welfare benefit plans for a period of two years or the date he receives equivalent coverage from a subsequent employer.

NEOs who die while actively employed are eligible for surviving spouse benefits from the Qualified Retirement Plan payable at the NEO’s normal retirement date (or on an actuarially reduced basis at an early retirement date) if the NEO had at least five years of service. The benefit is equal to 50% of the benefit payable if the NEO terminated employment on the date of his death, survived to the payment date as elected by his or her spouse, and elected to begin receiving the 50% joint and survivor form of payment. Benefits payable to the surviving spouse upon death of the NEO from the Pension SERP and the Pension Restoration SERP are payable at the later of the executive’s early retirement date or date of death. For the Pension SERP, the death benefit is equal to the benefit that would have been payable to the NEO if he or she terminated employment on the date of death and survived to his or her first payment date. NEOs must have ten years of service at the time of death for death benefits to be payable under the Pension SERP. For the Pension Restoration SERP, the death benefit is equal to 50% of the benefit, actuarially adjusted for the difference in age between the NEO and spouse, that would have been payable to the executive if he or she terminated employment on the date of death and survived to his or her first payment date. NEOs must have five years of service at the time of death for death benefits to be payable under the Pension Restoration SERP. The 401 (k) SERP and 401(k) Restoration SERP pay a death benefit equal to the executive’s plan account if the executive had ten years of service and three years of service, respectively.
Disability benefits are payable immediately on an unreduced basis from the Qualified Retirement Plan based on service at the date of disability if the NEO had at least 15 years of service and was determined to be totally and permanently disabled. Disability benefits under the Pension SERP, Pension Restoration SERP, and 401(k) SERP are payable immediately on an unreduced basis for disability after the NEO has at least 15 years of service. Disability benefits under the 401(k) Restoration SERP are payable immediately on an unreduced basis.
For the defined benefit plans, we have shown the present value of the death benefits payable to the NEO’s spouse in case of the NEO’s death as of December 31, 2013. For the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP, values shown reflect the present value of the early retirement benefit.

Under the disability scenario for the defined benefit plans, we have reflected the present value of the immediately payable benefit if the NEO is eligible for disability as of the measurement date. In determining the value of the disability benefits, we used the 1985 Pension Disability Mortality Table and the assumptions noted under “Present Value of Accumulated Benefits” above. Mr. Chapman is the only remaining NEO eligible for the enhanced disability benefit under the defined benefit plans.
For both the death and disability scenarios, for all NEOs, we have included the value of their vested nonqualified defined contribution balances which are payable immediately.
Payments Made Upon a Change-in-Control or Termination Following a Change-in-Control
Pursuant to the change-in-control agreements described previously, as well as Mr. Mattes' employment agreement, in connection with a change-in-control the term of employment for each NEO will extend until at least the third anniversary of the change-in-control (two years for Mr. Mattes). If an NEO has his employment terminated without cause within such time following a change-in-control or if the NEO terminates his employment within such time under the constructive termination circumstances identified below, the NEO is entitled to the following benefits:

•	Unpaid base salary and accrued vacation pay and unreimbursed business expenses;

•
A lump sum payment equal to two times base salary as in effect on the date of termination (for Messrs. Mattes and Byerly, two times base salary and target bonus opportunity under our Annual Cash Bonus Plan in the year of termination); and

•
Continued participation in all of our employee retirement income, health and welfare benefit plans, including executive perquisites (or substantially similar plans) for a period of 12 months (24 months for Mr. Mattes), excluding any equity compensation plans, with such benefits period being considered service for purposes of service credits under any of our qualified or non-qualified retirement plans (except that the continued service credit under any qualified plan shall be paid for by us).

In addition to the benefits mentioned above, in the event of a change-in-control, pursuant to the terms of the applicable equity compensation agreements, if following the change-in-control the NEO is terminated without cause or he terminates his employment under the constructive termination circumstances identified below, each NEO is automatically entitled to the following benefits:

•	If terminated within two years of such change-in-control, all outstanding unvested options immediately vest and remain exercisable pursuant to the terms of the applicable award agreement;

•	All outstanding RSUs immediately vest and become nonforfeitable; and

•	Unearned performance shares become nonforfeitable at 100% of target.
Under Mr. Mattes’ employment agreement, in connection with a change-in-control, in addition to the benefits identified above, if within two years following the change-in-control Mr. Mattes is terminated without cause or he terminates his employment under the constructive termination circumstances identified in the employment agreement, he will also be entitled to receive:

•
A pro-rata award under our Annual Cash Bonus Plan, based upon the time employed in the year of termination, to the extent such awards are otherwise earned and assuming individual performance at target levels, payable when such awards are generally paid to others; and

•	Professional outplacement services for up to two years.
For purposes of Mr. Mattes’ employment agreement, the equity compensation agreements and the change-in-control agreements for the other NEOs, a change-in-control is deemed to occur upon any of the following events (subject to limited exceptions described in such agreements):

•
We are merged, consolidated or reorganized with another company, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by our shareholders of record immediately prior to such transaction;

•
We sell or otherwise transfer all or substantially all of our assets, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by our shareholders of record immediately prior to such transaction;

•
There is a report filed with the SEC disclosing that any person or entity has become the beneficial owner of 20% or more of the combined voting power of our then-outstanding securities (except that for equity compensation agreements entered into after September 2009, the applicable beneficial ownership threshold is 30%);

•
We file a current report or proxy statement with the SEC disclosing that a change-in-control has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction (however, this event would not trigger a change-in-control for purposes of Mr. Mattes’ employment agreement); or

•
If, during any period of two consecutive years, directors at the beginning of such period cease to constitute at least a majority of the board, unless the election or nomination for election of each director first elected during the period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Further, for purposes of the equity compensation agreements and the change-in-control agreements, a voluntary termination by an NEO upon a change-in-control will be deemed a constructive termination by us upon the occurrence of any of the following events:

•	Failure to elect, re-elect or otherwise maintain the executive in the offices or positions held prior to the change-in-control;

•
A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive, or a reduction in his aggregate compensation or employee benefit plans;

•
A good faith determination by the executive that the change-in-control has rendered him or her substantially unable to carry out or has substantially hindered his or her ability to perform any of the authorities, powers, functions, responsibilities or duties attached to the position he or she held prior to the change-in-control;

•
We liquidate, dissolve, merge, consolidate or reorganize or transfer all or a significant portion of our business or assets, unless the successor has assumed all duties and obligations of the change-in-control agreements; or

•
We relocate and require the executive to change his or her principal location of work to any location which is in excess of 25 miles from his or her previous location of work, or requires the executive to travel significantly more than was previously required.

For purposes of Mr. Mattes’ employment agreement, the constructive termination circumstances that may trigger the receipt of severance payments and benefits as described above consist of (without Mr. Mattes’ express written consent):

•	Changes to Mr. Mattes’ title or material job duties resulting in a material diminution of his authority, duties, or responsibilities;

•	Material reduction in Mr. Mattes’ base salary rate or target annual cash bonus opportunity;

•	A requirement that Mr. Mattes move his principal job location more than 50 miles from our North Canton, Ohio corporate headquarters;

•	Mr. Mattes is removed by the Board of its own volition as a director;

•	Failure to obtain in writing the agreement of any of our successors (or purchaser of all or substantially all of our assets) to perform or be bound by the terms of Mr. Mattes’ employment agreement; or

•	Any other action or inaction by us that constitutes a material breach by us of Mr. Mattes’ employment agreement.
For purposes of calculating the retirement benefits payable when a change-in-control occurs with termination, each NEO actively employed as of December 31, 2013 is entitled to the following:

•	A Qualified Retirement Plan benefit determined using the plan provisions as described in “2013 Pension and Retirement Benefits” above;

•	A Pension SERP benefit based on the formula applicable for normal retirement;

•	A Pension Restoration SERP benefit based upon the formula applicable for normal retirement;

•
A Qualified 401(k) Plan benefit determined using the plan provisions as described in “Payments Made Upon Retirement” above plus an additional year of service and pay (base plus target bonus) in the benefit determination based upon the 401(k) Plan formula effective for 2013, however, the value of such benefit is paid from the 401(k) Restoration SERP;

•	A 401(k) Restoration SERP benefit with the extra year of service based upon the 401(k) Plan formula effective for 2013; and

•	A 401(k) SERP benefit.
For the Qualified Retirement Plan, the Pension SERP and the Pension Restoration SERP, we have reflected the present value of the accrued benefit payable at normal retirement. Under the terms of the defined benefit SERPs, these benefits are payable at the later of the executive’s early retirement date or the date of a change-in-control with termination.
For the 401(k) SERP and the 401(k) Restoration SERP, the change-in-control trigger provides for the immediate vesting of all defined contribution balances. These balances are not payable to the NEO until he has attained at least age 55 under the terms of the nonqualified defined contribution plans. Mr. Mattes is the only NEO with an 54 enhancement due to the Change in Control provisions. The change-in-control amount set forth in the “Post-Termination Payments Table” below was based on the updated base pay for Mr. Mattes of $852,500 for 2014.
Each of the change-in-control agreements with the NEOs is substantially similar. A form of these amended and restated agreements was filed as Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2008.
Effect of Certain Tax Regulations on Payments
Effect of Excise Tax on Parachute Payments
Under our existing change-in-control agreements as in effect for the NEOs (except Messrs. Mattes and Wallace), if any amount or benefit paid under the agreement, taken together with any amounts or benefits otherwise paid to the executives under any other agreement, are deemed to be “excess parachute payments” subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code, we will reimburse the executive for the excise tax and any additional income, employment and excise taxes incurred on the gross-up payment. Any future change-in-control agreements will not include excise tax gross-ups.
Effect of Section 409A on Timing of Payments
With respect to any severance amounts payable to our executives, any amounts that are not exempt from Section 409A of the Internal Revenue Code will be subject to the required six-month delay in payment after termination of service, provided that the executive is deemed a “specified employee” for purposes of Section 409A at the time of termination of service.
Post-Termination Payments Table

Name	Compensation Components	Voluntary ($)	Involuntary with Cause ($)	Involuntary w/o Cause ($)	Retirement ($)	Death ($)	Disability ($)	Change in Control ($)	Change in Control w/ Termination ($)
Andreas W. Mattes	Salary/Bonus	-	-	4,310,953	-	900,953	900,953	900,953	4,310,953
	Accelerated Long-Term Incentives:
	Stock options	-	-	106,909	-	106,909	106,909	106,909	106,909
	Performance shares[1]	-	-	408,230	-	408,230	408,230	1,222,459	1,222,459
	RSUs	-	-	107,771	-	567,871	567,871	567,871	567,871
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	14,777	14,777	14,777	14,777	14,777	14,777	86,767	86,767
	Deferred Compensation Plan[3]	-	-	-	-	-	-	-	-
	Other Benefits[4]	-	-	73,190	-	-	23,095	23,095	50,095
	280G Excise Tax and Gross-up5	-	-	-	-	-	-	-	-
	Total:	14,777	14,777	5,021,830	14,777	1,998,740	2,021,835	2,908,054	6,345,054
Christopher A. Chapman	Salary/Bonus	-	-	578,600	-	184,100	184,100	184,100	710,100
	Accelerated Long-Term Incentives:
	Stock options	-	-	38,881	-	38,881	38,881	38,881	38,881
	Performance shares[1]	-	-	101,237	-	101,237	101,237	204,398	204,398
	RSUs	-	-	250,991	-	390,409	390,409	390,409	390,409
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	220,232	150,401	220,232	-	76,961	719,260	220,232	220,232
	Deferred Compensation Plan[3]	-	-	-	-	-	-	-	-
	Other Benefits[4]	-	-	31,974	-	-	-	16,974	16,974
	280G Excise Tax and Gross-up5	-	-	-	-	-	-	-	-
	Total:	220,232	150,401	1,221,915	—	791,588	1,433,887	1,054,994	1,580,994
George S. Mayes, Jr.	Salary/Bonus	-	-	2,125,000	-	525,000	525,000	525,000	1,525,000
	Accelerated Long-Term Incentives:
	Stock options	-	-	184,625	-	184,625	184,625	184,625	184,625
	Performance shares[1]	-	-	372,222	-	372,222	372,222	867,734	867,734
	RSUs	-	-	407,471	-	710,210	710,210	710,210	710,210
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	1,038,335	277,275	1,038,335	1,038,335	1,038,335	1,038,335	1,058,135	1,058,135
	Deferred Compensation Plan[3]	-	-	-	-	-	-	-	-
	Other Benefits[4]	-	-	42,602	-	-	-	13,801	41,173
	280G Excise Tax and Gross-up5	-	-	-	-	-	-	-	-
	Total:	1,038,335	277,275	4,170,255	1,038,335	2,830,392	2,830,392	3,359,505	4,386,877
Lance A. Byerly	Salary/Bonus	-	-	1,062,128	-	274,628	274,628	274,628	974,628
	Accelerated Long-Term Incentives:
	Stock options	-	-	34,480	-	34,480	34,480	34,480	34,480
	Performance shares[1]	-	-	188,852	-	188,852	188,852	359,776	359,776
	RSUs	-	-	140,704	-	292,436	292,436	292,436	292,436
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	-	-	-	-	-	-	-	-
	Deferred Compensation Plan[3]	-	-	-	-	-	-	-	-
	Other Benefits[4]	-	-	43,710	-	-	-	19,140	19,140

	280G Excise Tax and Gross-up5	-	-	-	-	-	-	-	-
	Total:	—	—	1,469,874	—	790,396	790,396	980,460	1,680,460
Dennis D. Deering	Salary/Bonus[6]	-	-	-	578,462	-	-	-	-
	Accelerated Long-Term Incentives:
	Stock options	-	-	-	4,358	-	-	-	-
	Performance shares[1]	-	-	-	-	-	-	-	-
	RSUs	-	-	-	43,692	-	-	-	-
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	-	-	-	-	-	-	-	-
	Deferred Compensation Plan[3]	-	-	-	-	-	-	-	-
	Other Benefits[4]	-	-	-	17,597	-	-	-	-
	280G Excise Tax and Gross-up5	-	-	-	-	-	-	-	-
	Total:	—	—	—	644,109	—	—	—	—
Henry D. G. Wallace	Salary/Bonus	-	-	-	-	-	-	-	-
	Accelerated Long-Term Incentives:
	Stock options	-	-	-	-	-	-	-	-
	Performance shares[1]	-	-	-	-	-	-	-	-
	RSUs	-	-	-	-	-	-	-	-
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	-	-	-	-	-	-	-	-
	Deferred Compensation Plan[3]	-	-	-	-	-	-	-	-
	Other Benefits[4]	-	-	-	-	-	-	-	-
	280G Excise Tax and Gross-up5	-	-	-	-	-	-	-	-
	Total:	—	—	—	—	—	—	—	—
Thomas W. Swidarski	Salary/Bonus[6]	-	-	5,846,734	-	-	-	-	-
	Accelerated Long-Term Incentives:
	Stock options	-	-	596,239	-	-	-	-	-
	Performance shares[1]	-	-	1,617,060	-	-	-	-	-
	RSUs	-	-	440,155	-	-	-	-	-
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	-	-	2,946,251	-	-	-	-	-
	Deferred Compensation Plan[3]	-	-	36,074	-	-	-	-	-
	Other Benefits[4]	-	-	36,074	-	-	-	-	-
	280G Excise Tax and Gross-up5	-	-	-	-	-	-	-	-
	Total:	—	—	11,518,587	—	—	—	—	—
Bradley C. Richardson	Salary/Bonus	-	-	-	-	-	-	-	-
	Accelerated Long-Term Incentives:
	Stock options	-	-	-	-	-	-	-	-
	Performance shares[1]	-	-	-	-	-	-	-	-
	RSUs	-	-	-	-	-	-	-	-
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	362,139	-	-	-	-	-	-	-
	Deferred Compensation Plan[3]	-	-	-	-	-	-	-	-
	Other Benefits[4]	-	-	-	-	-	-	-	-
	280G Excise Tax and Gross-up5	-	-	-	-	-	-	-	-
	Total:	362,139	—	—	—	—	—	—	—
M. Scott Hunter	Salary/Bonus	-	-	1,075,000	-	-	-	-	-
	Accelerated Long-Term Incentives:
	Stock options	-	-	-	-	-	-	-	-
	Performance shares[1]	-	-	-	-	-	-	-	-
	RSUs	-	-	-	-	-	-	-	-
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	-	-	313,278	-	-	-	-	-
	Deferred Compensation Plan[3]	-	-	-	-	-	-	-	-
	Other Benefits[4]	-	-	200,000	-	-	-	-	-
	280G Excise Tax and Gross-up5	-	-	-	-	-	-	-	-
	Total:	—	—	1,588,278	—	—	—	—	—
Miguel A. Mateo	Salary/Bonus[6]	-	-	-	829,039	-	-	-	-
	Accelerated Long-Term Incentives:
	Stock options	-	-	-	37,348	-	-	-	-
	Performance shares[1]	-	-	-	188,190	-	-	-	-
	RSUs	-	-	-	311,911	-	-	-	-
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	-	-	-	583,596	-	-	-	-
	Deferred Compensation Plan[3]	-	-	-	-	-	-	-	-
	Other Benefits[4]	-	-	-	46,260	-	-	-	-
	280G Excise Tax and Gross-up5	-	-	-	-	-	-	-	-
	Total:	—	—	—	1,996,344	—	—	—	—

____________________________________

[1]
For purposes of the 2011 to 2013 performance period, the actual payout was 0%. For the 2012 to 2014 and 2013 to 2015 performance periods, payout was assumed to be at target levels. In reality, the payouts may be lower or higher depending upon the actual level of performance achieved.

[2]
The assumptions used to calculate the value of the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP benefits are consistent with those used to calculate the values above under “2013 Pension and Retirement Benefits.” Further, the NEOs are assumed to have terminated employment on December 31, 2013 and received the value of their benefits assuming payment begins at normal retirement or immediately, if eligible, at December 31, 2013. The values were determined as of December 31, 2013 based on compensation and service as of that date. In addition, these values represent total values to the NEO under the given termination scenario. Retirement eligibility is age 50 with 70 points under the Qualified Pension, the Pension SERP and Pension Restoration SERP. The amounts shown above exclude the Qualified 401(k) Plan information. For Messrs. Deering and Mateo, the values shown reflect the lump sum payment received under the Qualified Retirement Plan. For Messrs. Hunter, Mateo, Mattes, Mayes, and Richardson, the values include the vested balance in the 401(k) Restoration SERP. Mr. Mayes is vested in the 401(k) SERP. Mr. Richardson forfeited his balance in the 401(k) SERP as a result of his termination prior to being vested.

[3]	Distribution of the amounts reflected for deferred compensation remains subject to the deferral elections made by the executive, as discussed above under “Non-Qualified Deferred Compensation Plans.”

[4]
“Other Benefits” includes, as applicable, the total value of any other contributions by us on behalf of the NEO for retirement income, health and welfare benefit plans, including vacation payouts which the NEO was eligible to receive as of December 31, 2013. For Mr. Hunter, "Other Benefits" includes payment of attorney fees related to his separation agreement, as noted in the “Summary Compensation Table” above.

[5]
Upon a change-in-control of the company, certain of the executive may be subject to excise taxes pursuant to Section 280G of the Internal Revenue Code. We have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G and any income or other taxes that are payable by the executive as a result of any reimbursements for Section 280G taxes. The calculation of the 280G gross-up amount is based upon a 280G excise tax rate of 20%. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a non-competition agreement.

[6]	Amounts for Messrs. Deering, Swidarski and Mateo reflect the intrinsic value of their accelerated stock options as noted in footnote 6 to the "2013 Summary Compensation Table" above.
REPORT OF AUDIT COMMITTEE
The Audit Committee is currently comprised of Patrick W. Allender, Chair, Roberto Artavia, Bruce L. Byrnes, Robert S. Prather, Jr. and Alan J. Weber. Each member of the committee is independent as defined in the NYSE Listed Company Manual and SEC rules. The primary duties and responsibilities of the committee are (1) to monitor the adequacy of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (2) to monitor the independence and performance of our outside auditors and internal audit department, and (3) to provide an avenue of communication among the outside auditors, management, the internal audit department and the Board. The Board has adopted an Audit Committee Charter, which is available on our web site at http://www.diebold.com.
The Audit Committee has reviewed and discussed with our management and KPMG LLP, our independent registered public accounting firm, the audited financial statements contained in our Annual Report to Shareholders for the year ended December 31, 2013. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to SAS No. 16 "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of non-audit services to us by KPMG LLP is compatible with maintaining its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC.
The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
The Audit Committee:
Patrick W. Allender, Chair
Roberto Artavia
Bruce L. Byrnes
Robert S. Prather, Jr.
Alan J. Weber

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has again appointed KPMG LLP, our independent registered public accounting firm since 1965, to examine our accounts and other records for the year ending December 31, 2014. This appointment is being presented to you for ratification at the Annual Meeting. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection.
KPMG LLP has no financial interest, direct or indirect, in us or any of our subsidiaries.
A representative of KPMG LLP is expected to be present at the 2014 Annual Meeting, to make a statement if he or she desires and to respond to appropriate questions.
Audit and Non-Audit Fees
The following table shows the aggregate fees billed to us for the annual audit and the review of the interim financial statements and other services provided by KPMG LLP for fiscal 2013 and 2012.

	2013	2012
Audit Fees[1]	$4,694,000	$3,367,593
Audit-Related Fees[2]	-	178,747
Tax Fees[3]	371,000	763,796
All Other Fees[4]	30,000	45,000
Total	$5,095,000	$4,355,136
___________________________________

[1]
“Audit Fees” consist of fees billed for professional services rendered for the audit of our annual financial statements and the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

[2]	"Audit-Related Fees" consisted of fees billed related to the remediation of our internal financial controls and our global FCPA review.

[3]
“Tax Fees” consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international. These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

[4]
“All Other Fees” consist of fees billed for those services not captured in the audit, audit-related and tax categories. We generally do not request such services from our independent registered public accounting firm; however, for 2013, these fees consisted of transaction advisory services for our subsidiary in Turkey performed in 2012, but invoiced in 2013, as well as limited advisory services with respect to certain restructuring activities in the United Kingdom.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm.
These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to Patrick W. Allender, Chair of the Audit Committee (as of January 19, 2013), when expedition of services is necessary, provided that Mr. Allender must report any decisions to pre-approve to the full Audit Committee at its next scheduled meeting. All of the fees included under the categories “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.
Recommendation of the Board
The board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER
COMPENSATION
In this Proposal 3, as required by Section 14A of the Exchange Act and pursuant to Rule 14a-21(a) promulgated thereunder, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation paid to our NEOs, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and thus not binding on the company, the Board values the opinions of our shareholders and the Compensation Committee will review the results of the vote and expects to take them into consideration when making future decisions regarding named executive officer compensation. Under current Board policy, the shareholder vote for advisory approval of named executive officer compensation will occur annually. After the 2014 Annual Meeting, the next such vote will occur at our 2015 Annual Meeting of Shareholders.
“Compensation Discussion and Analysis” and “Executive Compensation” above describe our executive compensation program and the decisions and rationale of our Compensation Committee. Our executive pay program is designed to enable us to attract, retain and motivate high quality executives who will provide us with dynamic leadership and are instrumental to our success. We emphasize performance-based variable pay through a mix of base salary, annual cash bonuses and long-term incentives and seek to provide total pay that is commensurate with our performance and competitive with our peer group. Accordingly, we are asking our shareholders to vote FOR the following resolution:
“RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
Recommendation of the Board
The Board recommends that you approve, on an advisory basis, the Company’s named executive officer compensation by voting FOR Proposal 3.

PROPOSAL 4: APPROVAL OF THE DIEBOLD, INCORPORATED
2014 NON-QUALIFIED STOCK PURCHASE PLAN
In January 2014, the Compensation Committee of our Board of Directors approved the 2014 Non-Qualified Stock Purchase Plan (the “ESPP”). The ESPP is intended to provide employees with the opportunity to purchase our common shares, par value $1.25, at a discount from the market value of our common shares at the time of purchase. Subject to shareholder approval of the ESPP, the shares attributable to the ESPP were registered pursuant to the Company's S-8 Registration Statement filed with the SEC on January 31, 2014. Previously, we had offered an employee stock purchase program that allowed employees to purchase shares of the Company through payroll deduction or other means through the company, but those purchases were made on the open market. The ESPP will replace this prior program and is designed to encourage employee participation in the success of the Company.
The Company’s stockholders are being asked to approve the ESPP and the Board's reservation of shares under the ESPP.
The principal features of the ESPP are summarized below. The following summary of the ESPP does not purport to be a complete description of all of the provisions of the ESPP and is qualified in its entirety by reference to the full text of the ESPP, which is annexed to this Proxy Statement as Appendix A. Any Company stockholder who wishes to obtain a copy of the ESPP may do so upon written request to the Secretary at the Company's principal executive offices.
Summary of the ESPP
General. The purpose of the ESPP is to provide an incentive for eligible employees of the Company and its designated subsidiaries (together, “participating companies”) to acquire or increase a proprietary interest in the Company through the purchase of common shares of the Company.
The aggregate number of shares that may be issued under the ESPP is three million (3,000,000), subject to proportionate adjustment in the event of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change in the capital structure of the Company. Shares issued under the ESPP may be treasury shares, shares purchased on the open market, or otherwise.
The closing market price for a share of common stock as of March 5, 2014 was $37.90 per share.
The ESPP was effective as of January 24, 2014, subject to stockholder approval on or before December 31, 2014.
Administration.  The ESPP will be administered by an “Administrative Committee,” which shall be appointed by the Compensation Committee for this purpose. The Administrative Committee may delegate any of its duties or responsibilities as they pertain to a participating company to such participating company. The Company or any designated subsidiary of the Company may appoint or engage any person as a third party administrator to perform ministerial functions or any other functions or activities necessary or appropriate to administer and operate the ESPP. The Administrative Committee may request advice or assistance or employ such other persons as it deems necessary for proper administration of the ESPP. Subject to the express provisions of the ESPP and the requirements of applicable law and regulations, the Administrative Committee shall have authority, in its discretion, to determine the terms and conditions of offerings under the ESPP. Subject to the express provisions of the ESPP, the Administrative Committee shall have authority to (a) construe offerings and the respective rights to purchase shares, (b) prescribe, amend and rescind rules and regulations relating to the ESPP, and (c) make all other determinations necessary or advisable for the administration of the ESPP and the purchase of shares under the ESPP. In addition, the Administrative Committee shall correct any defect or supply any omission or reconcile any inconsistency in any purchase right granted under the ESPP, correct any mistakes in the administration of the ESPP in the manner and to the extent that the Administrative Committee deems necessary or desirable to effectuate the intent of the ESPP, but the Compensation Committee shall correct any defect or supply any omission or reconcile any inconsistency in the ESPP in the manner and to the extent that the Compensation Committee deems necessary or desirable to effectuate the intent of the ESPP. Each of the Administrative Committee and the Compensation Committee shall, in its sole discretion, make such decisions or determinations and take such actions, and all such decisions, determinations and actions taken or made by the Administrative Committee or the Compensation Committee, shall be conclusive on all parties, except that, to the extent required by law or by the Company’s articles of incorporation or code of regulations, the terms of any offering shall be subject to ratification of the Board or the Compensation Committee (to the extent such authority has been delegated to the Compensation Committee by the Board) prior to the effective date of each offering. The Administrative Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the ESPP. In addition, the Administrative Committee may impose any holding period requirements with respect to shares acquired under the ESPP as it deems necessary or advisable.
The Administrative Committee will have the power, in its discretion, to adopt rules, sub-plans, and procedures relating to the operation and administration of the ESPP designed to comply with local laws, regulations or customs or to achieve tax, securities law or other objectives for eligible employees outside of the United States. Subject in all cases to shareholder approval where required or desirable, without amending the ESPP, the Administrative Committee, in its discretion, may grant purchase rights to eligible employees on terms and conditions different from those specified in the ESPP or the ESPP Appendices applicable to designated subsidiaries of the Company as may be necessary or desirable to foster and promote achievement of the purposes of the ESPP. In furtherance of such purposes, the Administrative Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdictions in which the Company or its subsidiaries operate.
Eligibility.  Any employee of the Company or any Company subsidiary designated by the Administrative Committee who is regularly employed for at least 20 hours per week and at least five months in a calendar year as of the first day of an offering, which we refer to as an “effective date,” is eligible to participate in the ESPP during the applicable purchase period, subject to administrative rules established by the Administrative Committee. However, no employee is eligible to participate in the ESPP to the extent that, immediately after the grant, that employee would own 5% or more of the Company’s outstanding shares (by vote or value). Additionally, the Administrative Committee may also determine that a designated group of highly compensated employees are ineligible to participate in the ESPP. Such eligibility requirements shall apply to the extent permitted by local law. If local law requires an inclusion of a broader range of employees or the above exclusions are prohibited, the local law requirements shall apply. As of March 5, 2014, approximately 15,650 employees, including four of the NEOs, are eligible to participate in the ESPP.
Participation in an Offering.  Eligible employees become participants in the ESPP by enrolling in the manner prescribed by the Administrative Committee. Each participating employee must authorize contributions pursuant to the ESPP, which will generally be collected through payroll deductions. Such payroll deductions may be any whole percentage that is not less than 1% or more than 25% of a participant's eligible compensation. Eligible compensation means an employee’s regular straight-time earnings or base salary, determined before giving effect to any elective salary reduction or deferral agreements and including vacation, sick time and short-term disability pay, but excluding overtime, incentive compensation, bonuses, special payments, commissions, severance pay, long-term disability pay, geographical coefficients, shift differential and any other items of compensation. If local law requires an inclusion of a broader range of compensation or the above exclusions are prohibited, the local law requirements shall apply.
The ESPP is implemented with purchase periods lasting the calendar quarter. Purchase periods will generally commence on or about the first trading days of January, April, July, and October of each year and end on or about the last trading days of the following March, June, September, and December, respectively. The terms and conditions of each offering (which may differ between and among participating companies) will state its effective date, define the duration of such offering and the purchase period thereunder (which may include shorter purchase periods within a calendar quarter), specify the purchase price for such shares, and specify what class of employees, if any, are excluded.
Common stock is purchased under the ESPP on the last trading day of each purchase period, which we refer to as a “purchase date,” unless the participant becomes ineligible, withdraws or terminates employment earlier. During a purchase period, a participant may elect to change the rate of or to stop deductions from his or her compensation by instructing the Administrative Committee to reduce or increase contributions during a purchase period at a time and in a manner prescribed by the Administrative Committee. Such instructions will not be effective until the next purchase period. The Administrative Committee may, in its discretion, limit the number of contribution rate changes during a purchase period.
Each eligible employee is automatically granted an option to purchase shares under the ESPP. The option expires at the end of the purchase period and is generally exercised at the end of each purchase period to the extent of the contributions accumulated during such purchase period. The number of shares that may be purchased by an employee in any purchase period may not exceed the number determined by the Administrative Committee before the respective effective date. In addition, no participant will be permitted to contribute more than twenty-five thousand dollars ($25,000) for each calendar year in to purchase shares.
Purchase Price.  The purchase price at which each share may be acquired in a purchase period upon the exercise of all or any portion of a purchase right will be established by the Administrative Committee. However, the purchase price on each purchase date will not be less than eighty percent (80%) of the fair market value of a share on the purchase date. Unless otherwise provided by the Administrative Committee, the purchase price for each purchase period will be eighty‑five percent (85%) of the fair market value of a share of common stock on the purchase date.
Purchase of Shares. Generally, on each purchase date, each participant will automatically acquire pursuant to the exercise of the participant’s purchase right the number of whole and fractional shares determined by dividing the total amount of the participant’s payroll deductions accumulated in the participant’s account during the purchase period by the purchase price. However, in no event will the number of shares purchased by the participant during a purchase period exceed the limits under the ESPP.
As soon as practicable after each purchase date, and subject to applicable law or regulations, the Company will deliver to a custodian selected by the Administrative Committee one or more certificates representing (or shall otherwise cause to be credited to the account of such custodian) the aggregate number of whole shares with respect to which purchase rights were exercised on such purchase date of all of the participants in such offering. Such custodian shall keep accurate records of the shares held by each participant by means of participant accounts under the ESPP, and will provide each participant with related periodic statements

(and/or access to reasonable electronic records) as may be directed by the Administrative Committee. The Administrative Committee may require that shares be retained with such custodian, or other designated broker or agent for a designated period of time and/or may establish other procedures as deemed convenient or necessary to comply with applicable local law. If the Company is required to obtain from any commission or agency (whether U.S. or foreign) authority to issue any such shares, the Company shall seek to obtain such authority unless otherwise impracticable. Inability of the Company to obtain from any commission or agency (whether U.S. or foreign) authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any participant except to return to him or her the amount of his or her contributions under the ESPP which would have otherwise been used upon exercise of the relevant purchase right. Subject to applicable law or regulations, a participant may, in such form and manner as established by the custodian, direct the custodian to deliver to the participant all or part of his or her shares held by the custodian or to sell such shares and deliver to the participant the proceeds, less applicable expenses.
To the extent required by applicable federal, state, local or foreign law, a participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the plan, including, but not limited to, obligations for income tax, social insurance, and other applicable taxes.
Nontransferability of Purchase Rights. A purchase right granted under the ESPP may not be transferred by a participant and may be exercised only by such participant during the participant’s lifetime. The Company will not recognize and will be under no duty to recognize any assignment or purported assignment by an employee of any of his or her purchase rights under the ESPP.
Withdrawal.  Any participant may withdraw from the plan by delivering to the Company a notice of withdrawal in a form prepared by the Administrative Committee at a time and in a manner prescribed by the Administrative Committee. Such withdrawal shall not become effective until the following purchase period, and therefore, all contributions accumulated for such participant during the purchase period during which a notice of withdrawal is delivered to the Company shall be used to purchase shares. Thereafter, without any further act on the part of the withdrawn participant, his or her contribution authorization and his or her interest in unexercised purchase rights under the ESPP shall terminate in full. A participant who goes on a leave of absence shall be deemed no longer to be an eligible employee at the end of 60 days, unless his or her continued participation is required by applicable local law. A participant who withdraws from the ESPP shall be eligible to participate again in the ESPP during the next purchase period if he or she re-enrolls (provided that he or she is otherwise an eligible employee at such later time).
Termination of Employment.  If the employment of a participant with the Company terminates for any reason whatsoever or the participant ceases to be an eligible employee, then his or her participation in the ESPP automatically and without any act on his or her part shall terminate as of the date of such termination of employment or change in status. All contributions accumulated for such participant during the purchase period during which such termination or change of status occurs shall be used to purchase shares; and thereafter, without any further act on the part of the withdrawn participant, his or her contribution authorization and his or her interest in unexercised purchase rights under the ESPP shall terminate in full. Transfer of employment among the Company and designated subsidiaries of the Company shall not be considered a termination of employment for purposes of the ESPP.
Adjustments. Whenever any change is made in the common shares of the Company, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change, appropriate action will be taken to adjust any or all of (a) the number and type of shares subject to the ESPP, (b) the number and type of shares subject to outstanding purchase rights and (c) the purchase price with respect to any of the foregoing as shall be equitable to prevent dilution or enlargement of such rights.
Change in Control. Subject to applicable laws and regulations, in the event of a Corporate Change (as defined in the ESPP), unless a successor corporation assumes or substitutes new stock purchase rights (within the meaning of Section 424(a) of the Internal Revenue Code) for all purchase rights then outstanding, (i) the purchase date for all purchase rights then outstanding shall be accelerated to a date fixed by the Administrative Committee prior to the effective date of the Corporate Change and (ii) upon such effective date any unexercised purchase rights shall expire and the Company promptly shall refund to each participant the amount of such participant’s contributions under the ESPP which have not yet been used to purchase shares.
Amendment and Termination of the Plan.  The Board in its discretion may terminate, suspend or modify the ESPP in whole or in part at any time with respect to any shares for which purchase rights have not been granted. Additionally, the Board may alter or amend the ESPP in whole or in part at any time, including without limitation, the purchase price (including the percentage discount offered, subject to the limit contained in the ESPP), the purchase period, and the purchase date; provided, however, that, no change may be made that would materially impair the granted purchase rights of a participant without the consent of such participant.
Notwithstanding the other provisions of the ESPP, no amendment shall be made to the ESPP without approval of the shareholders of the Company if such amendment would require shareholder approval under applicable law or listing standards, including, but not limited to: (a) an increase in the number of shares that may be issued under the ESPP; or (b) a change to the designation of the employees (or class of employees) eligible for participation in the ESPP. In addition to the other provisions of the ESPP (including the Board’s and Administrative Committee’s right to terminate, suspend or modify the ESPP), in the event the Board determines that the ongoing operation of the ESPP an may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the ESPP to reduce or eliminate such accounting consequence including, but not limited to (i) altering the purchase price for any purchase period including a purchase period underway at the time of the change in purchase price; and (ii) shortening any purchase period so that purchase period ends on a new purchase date, including a purchase period underway at the time of the Board action.
Compliance with Applicable Laws. The Company’s obligation to offer, issue, sell or deliver shares under the ESPP is at all times subject to all approvals of and compliance with any governmental authorities (whether domestic or foreign) required in connection with the authorization, offer, issuance, sale or delivery of shares as well as all federal, state, local and foreign laws or as otherwise required under applicable stock exchange rules and regulations. Without limiting the scope of the preceding sentence, and notwithstanding any other provision in the ESPP, the Company shall not be obligated to grant purchase rights or to offer, issue, sell or deliver shares under the ESPP to any employee who is a citizen or resident of a jurisdiction the laws of which, for reasons of its public policy or otherwise, prohibit the Company from taking any such action with respect to such employee.
Governing Law. Except as otherwise provided in the ESPP, the ESPP and all actions taken thereunder will be governed by the laws of the State of Ohio.
Term. If not sooner terminated under the provisions of the ESPP, the ESPP shall automatically terminate upon (and no further Participant contributions shall be made and no further purchase rights shall be granted) after the date all of the shares of stock reserved for issuance under the ESPP, have been sold thereunder. If on a purchase date there is an insufficient number of shares of stock available for all purchases exercised on such date, the number of available shares of stock shall be prorated among the then purchasing Participants in an equitable manner as determined by the Compensation Committee based on their contributions for such Purchase Period. All remaining amounts shall be returned to the Participants.
U.S. Federal Income Tax Consequences
The following is a general summary of the effect of U.S. federal income taxation upon participants and the Company with respect to the ESPP based on the U.S. Federal income tax laws in effect as of the date of this proxy statement. It is not intended to be exhaustive and does not discuss the tax consequences arising in the context of the employee's death or the income tax laws of any municipality, state or foreign country in which the employee's income or gain may be taxable or the gift, estate, or any tax law other than U.S. federal income tax law. Because individual circumstances may vary, the Company advises all recipients to consult their own tax advisor concerning the tax implications of participation in the ESPP.
Participants should not be subject to tax at the time a purchase right is granted to them. At the time of exercise of the purchase right, participants will be subject to tax on the difference between the fair market value of our common shares and the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.
The Company is entitled to a deduction for amounts taxed as ordinary income at the time of purchase.
New Plan Benefits
Benefits under the ESPP will depend on employees' elections to participate and the fair market value of the Company’s common shares at various future dates. Therefore, it is not possible to determine the benefits that will be received by executive officers and other employees if the ESPP is approved by the stockholders. Non-employee directors are not eligible to participate in the ESPP.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Stock options	1,954,050	$39.63	N/A
Restricted stock units	498,624	N/A	N/A
Performance shares	542,382	N/A	N/A
Non-employee director deferred shares	146,050	N/A	N/A
Deferred compensation	49,969	N/A	N/A
Total equity compensation plans approved by security holders	3,191,075	$39.63	2,348,784

Equity compensation plans not approved by security holders:
Warrants	34,789	$46.00	N/A
Total equity compensation plans not approved by security holders	34,789	$46.00	N/A

Total	3,225,864	$39.74	2,348,784

In column (b), the weighted-average exercise price is only applicable to stock options. In column (c), the number of securities remaining available for future issuance for stock options, restricted stock units, performance shares and non-employee director deferred shares is approved in total and not individually.

Vote Required to Approve the ESPP
A favorable vote of the majority of votes cast on the matter is necessary for approval of the ESPP. Abstentions and broker non-votes will not be counted for determining whether the ESPP is approved.
Recommendation of the Board
The Board recommends a vote FOR the approval of the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan.

PROPOSAL 5: APPROVAL OF THE DIEBOLD, INCORPORATED AMENDED AND RESTATED 1991 EQUITY AND PERFORMANCE INCENTIVE PLAN
General
The 1991 Equity and Performance Incentive Plan, as amended and restated as of March 4, 2009, which we refer to as the 1991 Plan, has afforded the Board and the Compensation Committee the ability to offer a variety of compensatory awards designed to advance our interests and long-term strategy by encouraging stock ownership among our directors, officers and key employees and, correspondingly, increasing their personal investment in our future. In order to continue to enhance our ability to attract and retain directors, officers and key employees, the Board amended and restated the plan, subject to the approval of our shareholders, on February 12, 2014, which we refer to as the Amended and Restated Plan, and we are now seeking shareholder approval of the Amended and Restated Plan.
Outstanding awards under the 1991 Plan will continue in effect in accordance with their terms. If the Amended and Restated Plan is not approved by our shareholders, no awards will be made under the Amended and Restated Plan. In addition, our ability under the 1991 Plan to make certain performance awards to certain participants will be limited.
Our principal reason for amending and restating the 1991 Plan is to increase the number of common shares available for issuance. The Amended and Restated Plan will increase the maximum number of shares available for awards from 13,265,313 to 17,096,565, an increase of 3,831,212 common shares (or 5.95% of our outstanding common shares as of February 28, 2014). Shareholder approval of the Amended and Restated Plan is also intended to constitute renewed approval of the material terms for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, to preserve our ability to potentially design certain types of awards under the Amended and Restated Plan so that they may be able to satisfy the requirements for “performance-based compensation,” and may permit us to benefit from certain tax deductions under, Section 162(m) of the Code.
The Amended and Restated Plan also includes various other substantive changes and non-substantive and conforming changes. The material substantive changes are described under “Summary of Material Changes,” which is followed by a summary of the other terms of the Amended and Restated Plan. The actual text of the Amended and Restated Plan is attached to this proxy statement as Appendix B. The following description of the Amended and Restated Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix B.
Why We Believe You Should Vote for Proposal 5
The Amended and Restated Plan authorizes the Committee to provide equity-based compensation in the form of option rights, appreciation rights, restricted shares, deferred shares, performance shares, performance units and dividend equivalents for the purpose of providing our non-employee directors, officers and other key employees, and those of our subsidiaries, incentives and rewards for performance. Some of the key features of the Amended and Restated Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.
We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Amended and Restated Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our non-employee directors and officers and other employees.
The use of our common shares as part of our compensation program is also important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates directors and employees to create shareholder value because the value they realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our shareholders and promotes a focus on long-term value creation because our equity compensation awards can be subject to vesting and/or performance criteria.
As of February 28, 2014, 1,316,686 shares remained available for issuance for new awards under the 1991 Plan. If the Amended and Restated Plan is not approved, we may be compelled to increase significantly the cash component of our non-employee director and employee compensation, which may not necessarily align director or employee compensation interests with the investment interests of our shareholders as well as the alignment provided by equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and use cash that would be better utilized if reinvested in our businesses or returned to our shareholders.
The following includes aggregated information regarding the overhang and dilution associated with the 1991 Plan and the potential stockholder dilution that would result if our proposed share increase under the Amended and Restated Plan is approved. The information is as of February 28, 2014. As of that date, there were approximately 64,289,504 of our common shares outstanding:

•	Outstanding full-value awards (performance shares and RSUs) assuming that the outstanding awards achieve maximum performance: 2,042,271 shares (3.18 percent of our outstanding shares);

•
Outstanding stock options: 1,915,941 shares (2.98 percent of our outstanding shares) (our outstanding stock options have a weighted average exercise price of $39.63 and an average remaining term of four years);

•	Total shares subject to outstanding awards, as described above (full-value awards and stock options): 3,958,212 shares (6.15 percent of our outstanding shares);

•	Total shares available for future awards under the 1991 Plan: 1,316,686 shares (2.04 percent of our outstanding shares);

•
The total number of shares subject to outstanding awards (3,958,212 shares), plus the total number of shares available for future awards under the 1991 Plan (1,316,686 shares), represents a current overhang percentage of 8.20 percent (in other words, the potential straight dilution of our stockholders represented by the 1991 Plan);

•
Proposed additional shares available for future issuance under the Amended and Restated Plan: 3,831,252 shares (5.95 percent of our outstanding shares - this percentage reflects the simple dilution of our stockholders that would occur if the Amended and Restated Plan is approved); and

•
The total shares subject to outstanding awards as of February 28, 2014 (3,958,212), plus the total shares available for future awards under the 1991 Plan as of that date (1,316,686), plus the proposed additional shares available for future issuance under the Amended and Restated Plan (3,831,252), represent a total fully-diluted overhang of 9,106,150 shares (14.16 percent) under the Amended and Restated Plan.

Based on the closing price on the NYSE for our common shares on February 28, 2014 of $37.39 per share, the aggregate market value as of that date of the 3,831,252 additional common shares requested for issuance under the Amended and Restated Plan was $143,250,512.
In 2011, 2012 and 2013, we granted awards under the 1991 Plan covering 966,000 shares, 1,138,000 shares, and 909,000 shares, respectively.
In determining the number of shares to request for approval under the Amended and Restated Plan, our management team worked with Aon Hewitt, the Compensation Committee’s independent compensation consultant, and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended and Restated Plan.
If the Amended and Restated Plan is approved, we intend to utilize the shares authorized under the Amended and Restated Plan to continue our practice of incentivizing key individuals through annual equity grants. We anticipate that the shares requested in connection with the approval of the Amended and Restated Plan will last for about four years, based on our historic grant rates and the approximate current stock price, but could last for a shorter period of time if actual practice does not match historic rates or our share price changes materially. As noted in "Amended and Restated Plan Highlights" and elsewhere below, our Compensation Committee would retain full discretion under the Amended and Restated Plan to determine the number and amount of awards to be granted under the Amended and Restated Plan, subject to the terms of the Amended and Restated Plan, and future benefits that may be received by participants under the Amended and Restated Plan are not determinable at this time.
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.
In evaluating this Proposal 5, shareholders should consider the factors set forth under “Summary of Material Changes” and “Summary of Amended and Restated Plan Terms” below, plus the remaining information in this Proposal 5.
Summary of Material Changes
Increase in the Number of Available Shares. The 1991 Plan authorizes the issuance or transfer of an aggregate of 13,265,313 common shares. The Amended and Restated Plan increases the total aggregate number of shares available for issuance or transfer for new awards under the Amended and Restated Plan by 3,831,212 shares to 17,096,565 common shares. The number and kind of shares available under the Amended and Restated Plan are subject to adjustment for stock dividends and stock splits and in certain other situations as further described in the Amended and Restated Plan.
Administration by Compensation Committee. Under the Amended and Restated Plan, the Board delegates to the Compensation Committee the authority to administer the Amended and Restated Plan. The Compensation Committee may delegate all or any part of its authority under the Amended and Restated Plan to a subcommittee. While this delegation is being set forth in the plan, it does not constitute a change from past practice.

Refinement of Section 162(m) Provisions. The Amended and Restated Plan updates and expands the performance criteria and methodology used to develop performance goals for awarding performance-based awards that are intended to be constitute “qualified performance-based compensation” under Section 162(m) of the Code.
Definition of Market Value Per Share. The Amended and Restated Plan clarifies that the determination of the market value per share with respect to common shares subject to equity awards under the Amended and Restated Plan is based on the closing price of a common share reported for that date on the NYSE or, if the common shares are not then listed on the NYSE, on any other national securities exchange in on which the common shares are listed, or if there are no sales on such date, on the next preceding trading day on which a sale occurred. If those methods are not applicable, then the market value per share will be determined in good faith by the Committee. The Committee may include a different definition of market value in any evidence of award, but such alternative must satisfy the requirements of Section 409A of the Code.
Payment of Option Exercise Price. The 1991 Plan specifies that a grant of option rights will specify whether the exercise price is payable in cash, check, or common shares, or any combination thereof. The Amended and Restated Plan allows the Committee to select a different method of payment that is not specifically set forth in the plan.
No Dividends or Dividend Equivalents on Certain Awards. The Amended and Restated Plan clarifies that option rights and appreciation rights granted under the Amended and Restated Plan may not provide for dividends or dividend equivalents thereon.
Elimination of Minimum Vesting Periods. The 1991 Plan provides that: (1) restrictions applicable to time-based restricted shares may not lapse sooner than three years from the date of grant, (2) the deferral period with respect to time-based deferred shares may not be shorter than three years from the date of grant, (3) the performance period with respect to a performance share or performance unit may not be shorter than one year other than in the event of a change in control or a similar transaction, and (4) option rights awarded to non-employee directors will vest in equal annual installments over four years. The Amended and Restated Plan eliminates these minimum vesting requirements.
Dividends on Performance-Based Awards. The Amended and Restated Plan provides that the payment of dividend equivalents with respect to performance shares will be made on a contingent basis based on the grantee’s earning of the underlying award with respect to which the dividend equivalents are paid. Dividend equivalents with respect to performance-based restricted shares and performance-based deferred shares will be deferred until and paid contingent upon the achievement of the applicable management objectives.
Transferability. The Amended and Restated Plan provides that no option right, appreciation right or other derivative security granted under the Amended and Restated Plan may be transferred for value.
Cancellation of Option Rights in Connection with Transaction. The Amended and Restated Plan clarifies that, for each option right or appreciation right with an exercise price greater than the consideration offered in connection with certain corporate transactions (e.g., a merger), the Board may, in its sole discretion, elect to cancel such option right or appreciation right without any payment to the person holding such option right or appreciation right.
Change in Control Definition. The Amended and Restated Plan memorializes our revised definition of “change in control.” Under the original text of the 1991 Plan, a change in control was deemed to occur when an individual, entity, or group (excluding certain purchases directly from us or by us or by our or our subsidiaries’ employee benefit plans or related trusts, or certain other business combinations) acquired beneficial ownership of 15% or more of the combined voting power of our outstanding securities entitled to vote generally in the election of our directors (or voting power). In 2009, the Board took action to raise this threshold from 15% to 30%. The Amended and Restated Plan reflects the threshold percentage change from 15% to 30%.
Extension of Term of the Amended and Restated Plan. The 1991 Plan provides for its termination on March 4, 2019. The Amended and Restated Plan will terminate on February 12, 2024.
Section 162(m)
In addition, for performance-based compensation over $1 million payable to the CEO and the next three most highly compensated executive officers (other than the CFO) to be tax-deductible and qualified under Section 162(m) of the Code, the material terms of performance-based compensation plans, including the employees eligible to receive compensation under the plan, a description of the business criteria on which the performance goal is based and the maximum amount of compensation that could be paid to any employee under the plan (or the formula used to calculate the amount of compensation to be paid to the employee), must be approved by our shareholders.
In accordance with current tax laws, shareholder approval lasts for approximately five years, and as such, we are also asking our shareholders to extend qualification of the Amended and Restated Plan under Section 162(m) for incentives established within the next five years.

Summary of Other Material Terms of Amended and Restated Plan
The following is a summary of the other key provisions of the Amended and Restated Plan:
Shares Available Under the Amended and Restated Plan. Subject to adjustment as provided in the Amended and Restated Plan, the number of common shares that may be issued or transferred (i) upon the exercise of option rights or appreciation rights, (ii) as restricted shares and released from substantial risks of forfeiture thereof, (iii) as deferred shares, (iv) in payment of performance shares or performance units that have been earned, (v) as awards to non-employee directors or (vi) in payment of dividend equivalents paid with respect to awards made under the plan shall not exceed in the aggregate 17,096,565 shares (3,265,313 of which were approved in 1991, 3,000,000 of which were approved in 1997, 3,000,000 of which were approved in 2001, 4,000,000 of which were approved in 2009, and 3,831,212 of which would be approved in connection with this Proposal 5) plus any shares relating to awards that expire or are forfeited or canceled. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Common shares covered by an award granted under the Amended and Restated Plan will not be counted as used unless and until they are actually issued or transferred. Upon the payment of any option price by the transfer of common shares to the Company or upon satisfaction of any withholding amount by means of transfer or relinquishment of common shares, there shall be deemed to have been issued or transferred under the Amended and Restated Plan only the net number of common shares we actually issue or transfer.
The aggregate number of common shares that we actually issue or transfer upon the exercise of incentive stock options, or ISOs, shall not exceed 13,265,313 shares, subject to adjustment as provided in the Amended and Restated Plan. Further, no participant shall be granted option rights for more than 200,000 common shares during any calendar year, subject to adjustments as provided in the Amended and Restated Plan. In no event shall any participant in any calendar year receive more than 200,000 option or appreciation rights, 200,000 restricted shares or 200,000 deferred shares, subject to adjustments as provided in the Amended and Restated Plan, or receive an award of performance shares or performance units having an aggregate maximum value as of their respective dates of grant in excess of $3,000,000.
Eligibility. Our officers and key employees and those of our subsidiaries (approximately 540 people) may be selected by the Board to receive benefits under the Amended and Restated Plan. In addition, our non-employee directors (approximately 11 people) will be eligible for discretionary grants of option rights, restricted shares or deferred shares as described below under the heading “Awards to Non-Employee Directors.”
Option Rights. Option rights may be granted which entitle the optionee to purchase Common Shares at a price not less than 100 percent of the closing price on the date of grant. The option price is payable (i) in cash or check at the time of exercise, (ii) by the transfer to us of nonforfeitable unrestricted common shares owned by the optionee having a value at the time of exercise equal to the option price, (iii) by surrender of any other award under the Amended and Restated Plan having a value at the time of exercise equal to the option price or (iv) a combination of such payment methods. The Amended and Restated Plan would permit the exercise of option rights by means of the delivery of previously owned common shares in partial satisfaction of the exercise price and the successive re-delivery of the shares so obtained to satisfy the exercise price of additional option rights until the grant has been fully exercised.
To the extent permitted by law, any grant of an option right may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the common shares to which the exercise relates.
No option right may be exercisable more than 10 years from the date of grant. Each grant must specify the period of continuous employment with us or any of our subsidiaries that is necessary before the option rights will become exercisable and may provide for the earlier exercise of such option rights in the event of a change-in-control or other similar transaction or event. Successive grants may be made to the same optionee whether or not option rights previously granted remain unexercised. Any grant of option rights may specify management objectives (as described below) that must be achieved as a condition to exercise such rights. Option rights must be evidenced by an “evidence of award” containing the terms and provisions, consistent with the Amended and Restated Plan, as the Committee may approve. Option rights granted under the Amended and Restated Plan may be option rights intended to qualify as incentive stock options under the Code, option rights not intended to so qualify, or a combination of the two.
Appreciation Rights. Appreciation rights provide optionees an alternative means of realizing the benefits of option rights. An appreciation right is a right, exercisable by surrender of the related option right, to receive from the Company an amount equal to 100 percent, or such lesser percentage as the Committee may determine, of the spread between the option price and the current value of the common shares underlying the option. Any grant may specify that we may pay the amount payable on exercise of an appreciation right in cash, in common shares, or in any combination thereof, and may either grant to the optionee or retain in the Committee the right to elect among those alternatives. Any grant of appreciation rights may specify that the amount payable on exercise of a appreciation right may not exceed a maximum specified by the Committee on the date of grant. Any grant of appreciation rights may specify waiting periods before exercise and permissible exercise dates or periods and will provide that no appreciation right may be exercised except at a time when the related option right is also exercisable and the spread between the option price and the current value of the common shares underlying the option right is positive. Any grant may specify that such appreciation right may be exercised only in the event of a change-in-control or other similar transaction or event. Any grant of appreciation rights may specify management objectives that must be achieved as a condition to exercise such rights. Appreciation rights must be evidenced by an “evidence of award” containing the terms and provisions, consistent with the Amended and Restated Plan, as the Committee may approve.
Restricted Shares. A grant of restricted shares involves the immediate transfer by us to a participant of ownership of a specific number of common shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value, as the Committee may determine.
An example would be a provision that the restricted shares would be forfeited if the participant ceased to serve the Company as an officer or key employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in a manner and to the extent prescribed by the Committee for the period during which the forfeiture provisions are to continue. The Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of a change-in-control of the company or other similar transaction or event.
Any grant of restricted shares may specify management objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any such grant must also specify in respect of such specified management objectives, a minimum acceptable level of achievement and must set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified management objectives. Restricted shares must be evidenced by an “evidence of award” containing the terms and provisions, consistent with the Amended and Restated Plan, as the Committee may approve. Any such grant or sale of restricted shares may require that any or all dividends or other distributions paid on such restricted shares during the period of the restrictions be automatically deferred and reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying award.
Deferred Shares. A grant of deferred shares constitutes an agreement by us to deliver common shares to a participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the deferral period as the Committee may specify. During the deferral period, the participant has no right to transfer any rights under his or her award and no right to vote such shares, but the Committee may, at or after the date of grant, authorize the payment of dividend equivalents on such shares on either a current or deferred or contingent basis, either in cash or in additional common shares. Awards of deferred shares may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share at the date of award.
Deferred shares must be subject to a deferral period as determined by the Committee at the date of the award, and the Committee may provide for a shorter deferral period in the event of a change-in-control or other similar transaction or event. Deferred shares must be evidenced by an “evidence of award” containing the terms and provisions, consistent with the Amended and Restated Plan, as the Committee may approve.
Performance Shares and Performance Units. A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00. A participant may be granted any number of performance shares or performance units, subject to the limitations set forth under “Shares Available Under the Amended and Restated Plan.” The participant will be given a period of time within which one or more management objectives are to be achieved, which is referred to as the performance period. The specified performance period shall be a period of time determined by the Committee on the date of grant, except in the case of a change-in-control or other similar transaction or event, if the Committee shall so determine. A minimum level of acceptable achievement will also be established by the Committee. If by the end of the performance period, the participant has achieved the specified management objectives, the participant will be deemed to have fully earned the performance shares or performance units. If the participant has not achieved the management objectives, but has attained or exceeded the predetermined minimum level of acceptable achievement, the participant will be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Committee in cash, common shares or any combination thereof, and may either grant to the participant or retain in the Committee the right to elect between these alternatives. The grant may provide for the payment of dividend equivalents thereon in cash or in common shares subject to deferral and payment on a contingent basis based upon the earning of the related performance shares. Performance shares and performance units must be evidenced by an “evidence of award” containing the terms and provisions, consistent with the Amended and Restated Plan, as the Committee may approve.
Management Objectives. The Amended and Restated Plan requires that the Committee establish “Management Objectives” for purposes of performance shares and performance units. When so determined by the Committee, option rights, appreciation rights, restricted shares and dividend credits may also specify management objectives. Management objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, business unit, department, region or function within the company or a subsidiary in which the participant is employed. Management objectives applicable to any award intended to constitute "qualified performance-based compensation" under Section 162(m) of the Code shall be based on specified levels of or growth in or a combination of:

(1)	sales, including (i) net sales, (ii) unit sales volume and (iii) aggregate product price;

(2)	share price, including (i) market price per share, and (ii) share price appreciation;

(3)
earnings, including (i) earnings per share, reflecting dilution of shares, (ii) gross or pre-tax profits, (iii) post-tax profits, (iv) operating profit, (v) earnings net of or including dividends, (vi) earnings net of or including the after-tax cost of capital, (vii) earnings before (or after) interest and taxes, (viii) earnings per share from continuing operations, diluted or basic, (ix) earnings before (or after) interest, taxes, depreciation and amortization, (x) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items, (xi) operating earnings, (xii) growth in earnings or growth in earnings per share, and (xiii) total earnings;

(4)
Return on equity, including (i) return on equity, (ii) return on invested capital, (iii) return or net return on assets, (iv) return on net assets, (v) return on equity, (vi) return on gross sales, (vii) return on investment, (viii) return on capital, (ix) return on invested capital, (x) return on committed capital, (xi) financial return ratios, (xii) value of assets, and (xiii) change in assets;

(5)	cash flow(s), including (i) operating cash flow, (ii) net cash flow, (iii) free cash flow, and (iv) cash flow on investment;

(6)	revenue, including (i) gross or net revenue, and (ii) changes in annual revenues;

(7)	margins, including (i) adjusted pre-tax margin, and (ii) operating margins;

(8)	income, including (i) net income, and (ii) consolidated net income;

(9)	economic value added;

(10)
costs, including (i) operating or administrative expenses, (ii) operating expenses as a percentage of revenue, (iii) expense or cost levels, (iv) reduction of losses, loss ratios or expense ratios, (v) reduction in fixed costs, (vi) expense reduction levels, (vii) operating cost management, and (viii) cost of capital;

(11)
financial ratings, including (i) credit rating, (ii) capital expenditures, (iii) debt, (iv) debt reduction, (v) working capital, (vi) average invested capital, and (vii) attainment of balance sheet or income statement objectives;

(12)
market or category share, including (i) market share, (ii) volume, (iii) unit sales volume, and (iv) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

(13)
shareholder return, including (i) total shareholder return, (ii) stockholder return based on growth measures or the attainment of a specified share price for a specified period of time, and (iii) dividends; and

(14)
objective non-financial performance criteria measuring either (i) regulatory compliance, (ii) productivity and productivity improvements, (iii) inventory turnover, average inventory turnover or inventory controls, (iv) net asset turnover, (v) customer satisfaction based on specified objective goals or company-sponsored customer surveys, (vi) employee satisfaction based on specified objective goals or company-sponsored employee surveys, (vii) objective employee diversity goals, (viii) employee turnover, (ix) specified objective environmental goals, (x) specified objective social goals, (xi) specified objective goals in corporate ethics and integrity, (xii) specified objective safety goals, (xiii) specified objective business expansion goals or goals relating to acquisitions or divestitures, and (xiv) succession plan development and implementation.

The Committee may provide with respect to any performance shares or performance units that any evaluation of performance shall include or exclude any of the following items: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in our audited financial statements, including footnotes; or (7) capital charges. In the case of an award intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, any such item will be prescribed in a form and at a time that meets the requirements of Section 162(m) of the Code.
If the Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of an award intended to constitute "qualified performance-based compensation" under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption under Section 162(m). In such case, the Committee may not make any modification of the management objectives or minimum acceptable level of achievement.

Awards to Non-Employee Directors. The Committee may, in its discretion, authorize the granting to non-employee directors of option rights and may also authorize the grant or sale of restricted shares and deferred shares to non-employee directors. Non-employee directors are not eligible to receive any other awards under the Amended and Restated Plan.
Each such option right will become exercisable at such times and be subject to such restrictions and conditions as the Committee will in each instance approves, which need not be the same for each grant or for each non-employee director. However, in the event of a change-in-control of the Company, the option rights would become immediately exercisable in full unless otherwise provided in the applicable award agreement. Each such option right granted under the Amended and Restated Plan will expire not more than 10 years from the date of the grant, unless subject to earlier termination pursuant to the Amended and Restated Plan. The exercise price for such option rights will not be less than fair market value on the date of grant. Common shares acquired upon the exercise of these option rights may not be transferred for one year, except in the case of the director’s death, disability or other termination of service as a director.
In the event of the termination of service on the Committee by the holder of any such option rights, other than by reason of disability or death, the then outstanding option rights of such holder may be exercised only to the extent that they were exercisable on the date of such termination and will expire on the earlier of their stated termination date or 90 days following the termination of the holder’s service on the Board. In the event of death or disability, each of the then outstanding option rights of such holder may be exercised until the earlier of one year after such death or disability or the otherwise stated expiration date of the option rights. However, any option rights may provide that a director who has completed a specified period of service on the Board or attained a specified age will be entitled to exercise such option rights immediately in full at any time after termination until their stated expiration date.
If a non-employee director subsequently becomes an employee of the Company or a subsidiary while remaining a member of the Board, any option rights held at that time will not be affected.
Option rights may be exercised by a non-employee director only by payment in full of the option price. Such payment may be in cash, in common shares previously owned by the director for more than six months, or a combination of both or by such other methods as may be approved by the Committee.
Each grant or sale of restricted shares or deferred shares to non-employee directors will be upon terms and conditions as described above.
Administration and Amendments. The Committee is authorized to interpret the Amended and Restated Plan and related agreements and other documents. The Committee may make awards to employees under any or a combination of all of the various categories of awards that are authorized under the Amended and Restated Plan, or in its discretion, make no awards. The Committee may amend the Amended and Restated Plan from time to time without further approval by our shareholders except where required by applicable law or the rules and regulations of a national securities exchange. We reserve authority to offer similar or dissimilar benefits in plans that do not require shareholder approval.
The Committee may provide for special terms for awards to participants who are foreign nationals or who are employed by us or any of our subsidiaries outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.
Transferability. Except as otherwise determined by the Committee, no option right or appreciation right or other derivative security is transferable by an optionee except, upon death, by will or the laws of descent and distribution. If, however, the optionee is not a director or officer of ours, transfer may be made to a fully revocable trust of which the optionee is treated as the owner for federal income tax purposes. Except as otherwise determined by the Committee, option rights and appreciation rights are exercisable during the optionee’s lifetime only by him or her or by his or her guardian or legal representative. Notwithstanding the above, the Committee may provide for transferability of option rights and appreciation rights under the Amended and Restated Plan if such provision would not disqualify the exemption for other awards under Rule 16b-3 of the Exchange Act.
The Committee may specify at the date of grant that part or all of the common shares that are (i) to be issued or transferred by us upon exercise of option rights or appreciation rights, upon termination of the deferral period applicable to deferred shares or upon payment under any grant of performance shares or performance units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of the Amended and Restated Plan, shall be subject to further restrictions on transfer.
Adjustments. The maximum number of shares that may be issued and delivered under the Amended and Restated Plan, the number of shares covered by outstanding option rights and appreciation rights, and the prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Amended and Restated Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Committee may also make or provide for such adjustments in the numbers of shares authorized for issuance under the Amended and Restated Plan as the Committee may determine appropriate to reflect any transaction or event described above.
Change in Control. A definition of “Change in Control” is included in the Amended and Restated Plan, which is attached hereto as Appendix B. Under the Amended and Restated Plan, a “Change in Control” generally means the occurrence of any of the following events: (1) when any person, entity or group acquires beneficial ownership of 30% or more of our outstanding common shares or voting power of our stock entitled to vote to elect directors, subject to limited exceptions described in the Amended and Restated Plan; (2) a turnover of a majority of the Board members as of the date of the Amended and Restated Plan, subject to limited exceptions described in the Amended and Restated Plan; (3) consummation of certain corporate transactions or a sale or other disposition of all or substantially all of our assets, subject to limited exceptions described in the Amended and Restated Plan; or (4) when our shareholders approve a complete liquidation or dissolution of the Company.
Withholding Taxes. To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under this Amended and Restated Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. Participants must also make such arrangements as we may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of option rights. In no event, however, may we accept common shares for the payment of taxes in excess of required tax withholding rates, with respect to any grant made on or after July 1, 2000. However, in the discretion of the Committee, a participant or such other person may surrender Common Shares owned for more than six months to satisfy any tax obligations resulting from any such transaction.
Detrimental Activity. Any evidence of award may provide that if a participant, either during employment by us or any of our subsidiaries or within a specified period after termination of such employment, engages in any “Detrimental Activity” (as defined in the Amended and Restated Plan), and the Committee so finds, forthwith upon notice of such finding, the participant must unless otherwise provided in the evidence of award:
(A) Return to us, in exchange for payment by us of any amount actually paid therefor by the participant, all shares of common shares that the participant has not disposed of that were offered pursuant to the plan within a specified period prior to the date of the commencement of such Detrimental Activity, and
(B) With respect to any common shares so acquired that the participant has disposed of, pay to us in cash the difference between:

(i)	Any amount actually paid therefor by the participant pursuant to this plan, and

(ii)	The market value per share of the common shares on the date of such acquisition.
To the extent that such amounts are not paid to us, we may set off the amounts so payable to us against any amounts (but only to the extent that such amount would not be considered "non-qualified deferred compensation" under Section 409A of the Code) that may be owing from time to time by us or one of our subsidiaries to the participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.
No Repricing Without Shareholder Approval. Subject to certain tax-related exceptions described in the Amended and Restated Plan, in the case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a participant who holds awards that are unearned, unvested or unexercisable, the Committee may, in its sole discretion, accelerate the time at which such awards are earned, vest or become exercisable. However, except in connection with a corporate transaction or event as described above with respect to adjustments, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding option rights or the base price of outstanding appreciation rights, or cancel outstanding option rights or appreciation rights in exchange for cash, other awards or option rights or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price of the original option right or base price of the original appreciation right, as applicable, without shareholder approval.
Governing Law. The Amended and Restated Plan and all awards granted and actions taken thereunder will be governed by the internal substantive laws of Ohio.
New Plan Benefits. It is not possible to determine specific amounts that may be awarded in the future under the Amended and Restated Plan because grants of awards under the Amended and Restated Plan are discretionary.
Tax Consequences to Participants
The following is a brief summary of some of the federal income tax consequences of certain transactions under the Amended and Restated Plan based on federal income tax laws in effect on January 1, 2014. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended and Restated Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state, local or foreign tax consequences.
Non-qualified Stock Options. In general, (i) no income will be recognized by an optionee at the time a non-qualified option right is granted; (ii) at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Appreciation Rights. No income will be recognized by a participant in connection with the grant of a tandem appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.
Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.
Deferred Shares. No income generally will be recognized upon the award of deferred shares. The recipient of a deferred share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such deferred shares), and the capital gains/loss holding period for such shares will also commence on such date.
Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.
Tax Consequences to the Company or Subsidiary
To the extent that a participant recognizes ordinary income in the circumstances described above, we or our subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m).
Vote Required to Approve the Amended and Restated Plan
A favorable vote of the majority of votes cast on the matter is necessary for approval of the Amended and Restated Plan. Abstentions and broker non-votes will not be counted for determining whether the Amended and Restated Plan is passed.
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of additional common shares under the Amended and Restated Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended and Restated Plan by our shareholders.

Other Information
As of March 1, 2014, the following persons or groups have received option rights to purchase the following numbers of common shares under the 1991 Plan: (1) all current executive officers as a group, 489,274; (2) all current directors who are not executive officers as a group, 110,312; (3) the following NEOs (see “Compensation Discussion and Analysis” for their positions with the company): Mr. Mattes, 98,082; Mr. Chapman, 38,490; Mr. Mayes, Jr., 149,879; Mr. Byerly, 35,981; Mr. Deering, 37,700; Mr. Wallace, 17,500; Mr. Swidarski, 953,200; Mr. Richardson, 156,124; Mr. Hunter, 56,290; and Mr. Mateo, 68,275; (4) the following director nominees: Mr. Allender, 0; Mr. Artavia, 0; Mr. Byrnes, 0; Mr. Cox, 9,000; Mr. Crandall, 42,312; Ms. Fitzgerald, 32,500; Mr. Greenfield, 0; Mr. Prather, Jr., 0; Mr. Soin, 0; and Mr. Weber, 9,000; (5) each associate of any of such persons, 0; (6) each other person who received 5% of the options, 0; and (7) all employees of the Company, including all current officers who are not executive officers, as a group, 9,441,098.
Recommendation of the Board
The Board recommends a vote FOR the approval of the Diebold, Incorporated Amended and Restated 1991 Equity and Performance Incentive Plan.
SHAREHOLDERS SHARING THE SAME ADDRESS
Some banks, brokers and other intermediaries engage in the practice of “householding” our proxy statements, annual reports and Notice of Internet Availability of Proxy Materials. This means that, if shareholders within the same household request a physical copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials, only one copy may be sent to that household unless the shareholders specifically request to receive multiple copies. We will promptly deliver a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2013, this proxy statement or Notice of Internet Availability of Proxy Materials to you if you share an address subject to householding. Please contact our Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.
Please contact your bank, broker or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.
EXPENSES OF SOLICITATION
The cost of soliciting the proxies will be paid by us. In addition to solicitation by mail, some of our directors, officers and employees, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. We may also enlist, at our own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients’ or customers’ own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the common shares. It is estimated that the expense of such special solicitation will be nominal. In addition, Innisfree M&A Incorporated, New York, New York, has been retained to assist in the solicitation of proxies for an estimated fee of $15,000.
SHAREHOLDER PROPOSALS
We must receive by November 13, 2014 any proposal of a shareholder intended to be presented at our 2015 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2015 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted to our Corporate Secretary at our principal executive office by certified mail, return receipt requested.
Notice of proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act, including nominations of directors, which a shareholder intends to present at our 2015 Annual Meeting, but which will not be included in our proxy, notice of meeting and proxy statement related to the 2015 Annual Meeting, or non-Rule 14a-8 proposals, must be received by us at our principal executive office on or between December 13, 2014 and January 12, 2015 (or, if the 2015 Annual Meeting is held more than 30 days prior to or after April 24, 2015, not later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting is first made), or such proposals will be considered untimely under the advance notice provisions of our code of regulations.
Non-Rule 14a-8 proposals must comply with certain provisions of our code of regulations. Our proxy related to the 2015 Annual Meeting will give discretionary authority to the Proxy Committee to vote with respect to all non-Rule 14a-8 proposals properly brought before the 2015 Annual Meeting.

OTHER MATTERS
We are not aware of any matters to be presented at the 2014 Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the Proxy Committee. In accordance with the provisions of Ohio Revised Code, the Board has appointed inspectors of elections to act at the 2014 Annual Meeting.

For information on how to obtain directions to be able to attend the 2014 Annual Meeting and vote in person, please see the directions at the end of this proxy statement or contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.
By Order of the Board of Directors

Chad F. Hesse
Vice President, General Counsel and Secretary
Canton, Ohio
March 13, 2014

Directions to Courtyard Marriott
4375 Metro Circle NW, North Canton, Ohio 44720
From Akron-Canton Regional Airport
Take Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

From Youngstown (East)
Take Interstate 76 West to Interstate 77 South. Proceed on Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

From Cleveland Hopkins International Airport
Take Route 71 South to the Ohio Turnpike (80 East). Proceed on the Ohio Turnpike to Exit 180 (Route 8 South). Continue on Route 8 South to Interstate 77 South. Proceed on Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

From Columbus (West)
Take Interstate 71 North to Interstate 76/224 East. Continue for approximately 20 miles to Interstate 77 South. Proceed on Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

DIEBOLD, INCORPORATED 5995 MAYFAIR ROAD PO. BOX 3077 NORTH CANTON, OH 44720-8077
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following nominees:
		☐	☐	☐
1. Election of Directors
Nominees
01 Patrick W. Allender	02 Roberto Artavia	03 Bruce L. Byrnes		04 Phillip R. Cox	05 Richard L. Crandall	06 Gale S. Fitzgerald
07 Gary G. Greenfield	08 Andreas W. Mattes	09 Robert S. Prather, Jr.		10 Rajesh K. Soin	11 Henry D. G. Wallace	12 Alan J. Weber

The Board of Directors recommends you vote FOR proposals 2, 3, 4, and 5.						For	Against	Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;						☐	☐	☐
3. To approve, on an advisory basis, named executive officer compensation.						☐	☐	☐
4. To approve the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan.						☐	☐	☐
5. To approve the Diebold, Incorporated Amended and Restated 1991 Equity and Performance Incentive Plan.						☐	☐	☐
NOTE: The Common Shares represented by this proxy will be voted by the Proxy Committee, as recommended by the Board of Directors, unless otherwise specified. The Board of Directors recommends a vote FOR these items.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature [PLEASE SIGN WITHIN BOX]				Date				Date

PLEASE VOTE TODAY

PLEASE VOTE TODAY
SEE REVERSE SIDE
FOR THREE EASY WAYS TO VOTE!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

DIEBOLD, INCORPORATED

This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Andreas W. Mattes and Christopher A. Chapman, and each of them, as the Proxy Committee, with full power of substitution, to represent and to vote all the Common Shares of Diebold, Incorporated held of record by the undersigned on February 28, 2014, at the annual meeting of shareholders, which will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720 (directions available in the proxy statement) on April 24, 2014 at 11:30 a.m. EDT, or at any adjournment or postponement thereof, as indicated on the reverse side. This card also constitutes your voting instructions for any and all shares held of record by Wells Fargo Bank, N.A. for the account in the Dividend Reinvestment Plan.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN #091971 and the DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN FOR PUERTO RICO ASSOCIATES #095760. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:30 p.m. EDT on April 23, 2014 the Trustee will vote your shares held in the Plans.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote the shares unless you sign and return this Card. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side